Filed pursuant to Rule 424(b)(3)

Registration No. 333 - 210675

PROSPECTUS

8,551,875 Shares of Common Stock

GOLD LAKES CORP.

This prospectus relates to the registration and resale of up to 8,551,875 shares of our common stock, par value $0.001 per share, by the selling security holders (the “Selling Security Holders”), of which up to: (a) 4,012,500 shares of common stock are issuable upon the conversion of the principal amount of the Senior Convertible Note, dated March 14, 2016, issued to Himmil Investments Ltd. in the principal amount of $535,000 (the “Initial Convertible Note”), (b) 321,000 shares of common stock are issuable upon the conversion of interest accrued under the Initial Convertible Note, (c) 1,565,625 shares of common stock are issuable upon the exercise of the Warrant to Purchase Common Stock, dated March 14, 2016, issued to Himmil Investments Ltd. (the “Warrant”), (d) 2,250,000 shares of common stock are issuable upon the conversion of the principal amount of the additional convertible note to be issued by the Company to Himmil Investments Ltd. in the principal amount of $300,000 (the “Additional Convertible Note”), (e) 180,000 shares of common stock are issuable upon the conversion of interest accrued under the Additional Convertible Note to be issued to Himmil Investments Ltd., (f) 206,250 shares of common stock are issuable upon the conversion of the principal amount of the Convertible Note dated February 25, 2016, issued to Vista Capital Investments, LLC in the principal amount of $27,500 (the “Vista Note”), and (g) 16,500 shares of common stock are issuable upon the conversion of interest accrued under the Vista Note.

So long as our common stock is traded on the OTC Pink marketplace, the Selling Security Holders may offer all or part of the shares for resale from time to time at a fixed price of $0.002 per share. Once our common stock is traded on the OTCQB or OTCQX marketplace, the Selling Security Holders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. We provide more information about how the Selling Security Holders may sell their shares of common stock in the section titled “Plan of Distribution” in this prospectus. We will not receive any of the proceeds from the sale of shares by the Selling Security Holders. We may receive gross proceeds of up to $521,875 if all of the warrants set forth above are exercised for cash. The proceeds will be used for working capital or general corporate purposes. We will bear all costs associated with this registration. No underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering.

Our common stock is quoted on the OTC Pink marketplace, operated by OTC Market Group, Inc., under the stock symbol “GLLK.” On April 5, 2017, the closing price of our common stock was $0.0004 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 to read about factors you should consider before investing in shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is: April 7, 2017

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You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus. This summary does not contain all the information that you should consider before investing in the common stock of Gold Lakes Corp. (referred to herein as the “Company,” “we,” “our,” and “us”). You should carefully read the entire Prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the accompanying financial statements and notes before making an investment decision.

Our Business

Corporate Information

Gold Lakes Corp., formerly known as TNX Maverick Corp., was incorporated on January 18, 2007 in the State of Nevada under the name Siga Resources Inc. The Company was organized for the purpose of acquiring and developing mineral properties. We do not have any subsidiaries or affiliated companies. As of July 14, 2016, we had 34,215,645 (pre-split) shares of common stock issued and outstanding. On July 18, 2016, we affected a 3-for-1 forward stock split of all our issued and outstanding shares of common stock such that post-split, we had 102,646,935 shares outstanding.

On January 13, 2017, we filed a Certificate of Amendment with the Nevada Secretary of State increasing the number of authorized shares of common stock from 500,000,000 to 2,000,000,000 and authorizing the issuance of 1,000,000 shares of preferred stock, par value $0.001 per share. On January 17, 2017, pursuant to a resolution approved by our Board of Directors, we filed a Certificate of Designation with the Nevada Secretary of State designating up to 1,000,000 shares of Series A Preferred Stock. The Series A Preferred Stock is entitled to two thousand (2,000) votes per share, is convertible into shares of our common stock at a conversion rate of 2,000 shares of common stock for each share of preferred stock, and is entitled to a liquidation preference equal to the original issue price per share. On January 18, 2017, our Board of Directors approved the issuance of 1,000,000 shares of Series A Preferred Stock to Flex Mining, Ltd., a Delaware corporation (“Flex”), in consideration of certain sums owed to Flex under the Flex Agreement and Flex Addendum, as described in further detail below.

On March 27, 2017, we filed a Certificate of Amendment with the Nevada Secretary of State increasing the number of authorized shares of common stock from 2,000,000,000 to 20,000,000,000 and the number of authorized shares of preferred stock from 1,000,000 to 10,000,000. As of March 27, 2017, we had 1,132,032,233 shares of common stock and 1,000,000 shares of Series A Preferred Stock issued and outstanding.

We are an exploration stage mining company engaged in the identification, acquisition, and exploration of metals and minerals with a focus on gold mineralization on our properties located in Ontario, Canada. We intend to conduct exploration and development programs on our recently acquired properties as described below.

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On August 28, 2015, we entered into an Equity Participation and Earn-In Agreement (the “Flex Agreement”) with Flex, pursuant to which we issued 23,500,000 (pre-split) shares of restricted common stock to Flex, making Flex our majority stockholder. Under the terms of the Flex Agreement, we became eligible to earn 100% of the issued and outstanding shares of Flex by investing $1,000,000 in property expenditures on Flex’s properties over the next three years. Flex owns 100% of six mining claims, named the Big Monty Claims, in the historic Abitibi Greenstone Belt in Northern Ontario, Canada. We plan to conduct exploration activities on the Big Monty Claims.

On March 21, 2016, we entered into an Addendum to Equity Participation and Earn-In Agreement (the “Flex Addendum”) with Flex. Under the terms of the Flex Addendum, in consideration for our prior equity issuance to Flex and an agreement to pay $15,000 to Flex within 180 days after the effective date of the Flex Addendum, Flex agreed to sell, convey, assign and transfer substantially all of Flex’s assets, including the Big Monty Claims, to us (the “Assets”). As partial consideration for the acquisition of the Assets, the Flex Addendum requires us to incur the following expenditures over the next three years relating to the Big Monty Claims: (1) not less than $250,000 in expenditures on or before the first anniversary of the effective date of the Flex Addendum; (2) not less than $350,000 in additional expenditures on or before the second anniversary of the effective date of the Flex Addendum; and (3) not less than $400,000 in additional expenditures on or before the third anniversary of the effective date of the Flex Addendum. If we are unable to incur the expenditures required, we may satisfy any deficiency by making an equivalent cash payment to Flex. If we fail to incur the required expenditures under the Flex Addendum, Flex will have the option to repurchase the Assets from us at a price to be mutually agreed upon by the parties.

On January 18, 2017, we issued 1,000,000 shares of Series A Preferred Stock to Flex pursuant to an oral agreement with Flex. We agreed to issue the shares because we have not met the $250,000 expenditure requirement on the Big Monty Claims during the first year following the effective date of the Flex Addendum, and because Flex’s ownership interest in our Company has been diluted due to recent conversions of outstanding convertible notes. By issuing the shares, Flex agreed that our rights under the Flex Agreement and Flex Addendum remain valid.

On April 21, 2016, we staked 31 mining claims consisting of 329 mining units and totaling 13,008 acres of vacant land in the townships of Frecheville, Stoughton, and Mistaken Islands in Northeastern Ontario, Canada. Ontario’s Ministry of Northern Development and Mines issued 31 claim numbers for these claims. The Company owns a 100% interest in these claims, and has named them the “Ponderosa” property. We have no plans to explore the Ponderosa claims at this time, as our current focus is on exploring the Big Monty Claims and completing the terms of the Flex Agreement.

Since we are an exploration stage company, there is no assurance that a commercially viable mineral reserve exists on any of our current or future properties. To date, we do not know if an economically viable mineral reserve exists on our property and there is no assurance that we will discover one. Even if we do eventually discover a mineral reserve on our property, there can be no assurance that we will be able to develop our property into a producing mine and extract those resources. Both mineral exploration and development involve a high degree of risk and few properties which are explored are ultimately developed into producing mines.

Our current operational focus is to conduct exploration activities on the Big Monty Claims, and to complete the terms of the Flex Addendum and Flex Agreement. For a description of our Big Monty Claims project, please see the section entitled “Description of Properties” in this prospectus.

For the fiscal year ended July 31, 2016, we had a net loss of $25,785,792 as compared to a net income of $10,119 for the year ended July 31, 2015. Since our inception we have incurred $50,420,360 in losses. Our current burn rate is approximately $10,000 per month. Our July 31, 2016 financial statements indicated that there was substantial doubt about the Company continuing as a going concern. Based on our current burn rate, we will run out of funds in 12 months assuming we raise no additional capital.

Our principal executive offices are located at 3401 Enterprise Parkway, Suite 340, Beachwood, Ohio 44122. Our telephone number is (216) 916-9303. Our website is located at: http://www.goldlakes.com.

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Stock Transfer Agent

Our stock transfer agent is VStock Transfer, LLC, located at 18 Lafayette Place, Woodmere, NY 11598.

The Offering

Issuer	Gold Lakes Corp.

Securities Offered	8,551,875 shares of common stock of the Company

Common Stock Outstanding Before the Offering	1,132,032,233

Common Stock to be Outstanding After the Offering	1,140,584,108

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered hereby. We may receive gross proceeds of up to $521,875 if all of the warrants described herein are exercised for cash. Such proceeds will be used for working capital or general corporate purposes.

Trading	Our common stock is quoted on the OTC Pink marketplace, operated by OTC Market Group, Inc., under the stock symbol “GLLK”.

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”.

Securities Purchase Agreement

On March 15, 2016 (the “Closing Date”), we closed a transaction pursuant to a Securities Purchase Agreement, dated as of March 14, 2016 (the “Purchase Agreement”), with Himmil Investments Ltd., a company incorporated under the laws of the British Virgin Islands (“Himmil”). The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, (i) Himmil shall purchase from the Company on the Closing Date a senior convertible note with an initial principal amount of $535,000 (the “Initial Convertible Note”) for a purchase price of $285,000 (an approximate 46.7% original issue discount), along with warrants to acquire up to 521,875 (pre-split) shares of our common stock (the “Warrant Shares”), and (ii) the Company shall have the right to require Himmil to purchase from the Company, on or before the second (2nd) trading day after the effective date of the Registration Statement (defined below) (the “Additional Closing Date”) an additional senior convertible note with an initial principal amount of $300,000 (the “Additional Convertible Note” and, together with the Initial Convertible Note, the “Convertible Notes”) for a purchase price of $300,000. The Company shall have the right to require Himmil to purchase the Additional Convertible Note on the Additional Closing Date by delivering to Himmil, on the effective date of the Registration Statement, an irrevocable written notice that the Company has exercised its right to require Himmil to purchase the Additional Convertible Note. Pursuant to the Purchase Agreement, the Company issued the Initial Convertible Note to Himmil on March 14, 2016.

The Company agreed to pay up to $35,000 in reasonable attorneys’ fees and expenses incurred by Himmil in connection with the transaction.

The Purchase Agreement contains customary representations, warranties and covenants by, among and for the benefit of the parties. The Purchase Agreement also provides for indemnification of Himmil and its affiliates in the event that Himmil incurs losses, liabilities, obligations, claims, contingencies, damages, costs and expenses related to a breach by the Company of any of its representations, warranties or covenants under the Purchase Agreement.

In connection with the Purchase Agreement, the Company subsequently entered into a Note Purchase Agreement with Himmil, dated as of May 16, 2016. Pursuant to the terms of the Note Purchase Agreement, Himmil agreed to purchase, and the Company agreed to sell, a Senior Demand Promissory Note in the original principal amount of $49,163.86, with interest accruing at the rate of 12% per annum (the “Promissory Note”). The parties agreed that the Promissory Note shall be an unsecured obligation of the Company, and that the Company shall be required to pay a minimum guaranteed interest of $5,899.66 on the principal amount of the Promissory Note. The terms of the Note Purchase Agreement provide that the Promissory Note serves as an advance on the purchase price of the Additional Convertible Note, and that Himmil shall withhold a total of $49,163.86 plus a minimum of $5,899.66 in interest from the purchase price of the Additional Convertible Note on the Additional Closing Date, which shall be used to repay the Promissory Note in full.

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Convertible Notes

The Initial Convertible Note, in the principal amount of $535,000, has an issuance date of March 14, 2016, and was purchased for a price of $285,000 (an approximate 46.7% original issue discount). Upon the effectiveness of the Registration Statement, we may require Himmil to purchase the Additional Convertible Note, in the principal amount of $300,000, for a purchase price of $300,000 (subject to Himmil’s withholding of $49,163.86 plus a minimum of $5,899.66 in interest, in accordance with the terms of the Note Purchase Agreement and Promissory Note).

$250,000 of the outstanding principal amount of the Initial Convertible Note (together with any accrued and unpaid interest with respect to such portion of the principal amount) shall be automatically extinguished (without any cash payment by the Company) if (i) the Registration Statement is declared effective by the SEC on or prior to the Effectiveness Deadline (defined below), and (ii) no event of default or an event that with the passage of time or giving of notice would constitute an event of default has occurred on or prior to such date.

The Initial Convertible Note matures on March 14, 2017 (subject to extension as provided in the Initial Convertible Note) and, in addition to the approximately 46.7% original issue discount, accrues interest at the rate of 8% per annum. If issued, the Additional Convertible Note will mature on the date that is the one-year anniversary of the date of issuance of the Additional Convertible Note (subject to extension as provided in the Initial Convertible Note) and will accrue interest at the rate of 8% per annum. The Initial Convertible Note is convertible at any time, in whole or in part, at Himmil’s option into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a conversion price equal to the lesser of (i) $1.10 per share (pre-split), and (ii) the Variable Conversion Price. “Variable Conversion Price” means, as of any date of determination, 50% of the lowest trade price of the Common Stock of any of the 20 consecutive trading days ending and including the trading day immediately preceding such date of determination (the “Variable Conversion Base Price”). If issued, the Additional Convertible Note will be convertible at any time, in whole or in part, at Himmil’s option into shares of Common Stock at a conversion price that will be equal to the lesser of (i) $1.10 per share (pre-split), and (ii) the Variable Conversion Price.

The conversion price of the Convertible Notes is subject to adjustment upon the occurrence of stock splits, stock dividends, stock combinations, or other similar transactions. The conversion price is not subject to any anti-dilution adjustment if we issue or are deemed to have issued securities at a price lower than the then applicable conversion price.

At no time will Himmil be entitled to convert any portion of the Convertible Notes to the extent that after such conversion, Himmil (together with its affiliates) would beneficially own more than 4.99% of the outstanding shares of Common Stock as of such date. At Himmil’s option, the limit on the percentage of ownership may be raised or lowered to any other percentage not in excess of 9.99%, as set forth in a written notice to the Company, provided that any increase will not be effective until the 61st day after such notice is delivered to the Company.

The Initial Convertible Note includes and, if issued, the Additional Convertible Note will include, customary Event of Default provisions. The Initial Convertible Note provides and, if issued, the Additional Convertible Note will provide for a default interest rate of 18%, effective automatically upon the occurrence and during the continuance of any Event of Default. Upon the occurrence of an Event of Default, Himmil may require the Company to pay in cash the “Event of Default Redemption Price” which is defined in the Convertible Notes to mean the greater of (i) the product of (A) the Conversion Amount to be redeemed multiplied by (B) 150% (or 100% if an insolvency-related Event of Default described in Sections 4(a)(iv) through (vi) of the Convertible Notes), and (ii) the product of (X) the Conversion Rate with respect to the Conversion Amount in effect at such time as Himmil delivers and Event of Default Redemption Notice multiplied by (Y) the product of (1) 150% (or 100% if an insolvency-related Event of Default described in Sections 4(a)(iv) through (vi) of the Convertible Notes) multiplied by (2) the greatest closing sale price of the Common Stock on any trading day during the period commencing on the date immediately preceding such Event of Default and ending on the date the Company makes the entire payment required to be made under Section 4(b) of the Convertible Notes.

The Company has the right at any time to redeem all, but not less than all, of the total outstanding amount then remaining under the Initial Convertible Note and/or the Additional Convertible Note (including any accrued and unpaid interest thereon) in cash at a price equal to (i) 130% of the total amount of such Convertible Note then outstanding, if the redemption occurs on or prior to the 150th day after the issuance date, and (ii) 150% of the total amount of such Convertible Note then outstanding, if the redemption occurs on or after the 151st day after the issuance date.

The issuance of the Initial Convertible Note to Himmil under the Purchase Agreement was, and, if issued, the issuance of the Additional Convertible Note to Himmil under the Purchase Agreement will be, exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act (“Regulation D”). The Company made this determination based on the representations of Himmil in the Purchase Agreement that Himmil is an “accredited investor” within the meaning of Rule 501 of Regulation D and has access to information about the Company and its investment.

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Warrants

In connection with the Purchase Agreement and the issuance of the Initial Convertible Note, we issued three-year warrants to purchase shares of our Common Stock, pursuant to a Warrant to Purchase Common Stock dated March 14, 2016 (the “Warrant”). Pursuant to the Warrant, Himmil is entitled to purchase 521,875 (pre-split) fully paid and non-assessable shares of Common Stock at the Exercise Price of $1.00 per share (subject to adjustments as set forth in the Warrant). The Warrant expires on March 14, 2019. The Warrant includes a cashless exercise provision in the event the shares of Common Stock underlying the Warrant are not registered pursuant to an effective Registration Statement at the time of exercise. The Warrant will not be exercisable by Himmil to the extent that, after giving effect to such exercise, Himmil (together with its affiliates) would beneficially own more than 4.99% of the outstanding shares of the Company’s Common Stock as of such date. At Himmil’s option, the limit on the percentage of ownership may be raised or lowered to any other percentage not in excess of 9.99%, as set forth in a written notice to the Company, provided that any increase will not be effective until the 61st day after such notice is delivered to the Company.

The Exercise Price of the Warrant Shares is subject to customary adjustments for stock splits, dividends, recapitalizations, and similar events. In addition, the Exercise Price is also subject to a “full ratchet” anti-dilution adjustment if we issue or are deemed to have issued securities at a price lower than the then-applicable Exercise Price. In the event the Company issues or sells any shares of Common Stock for a consideration per share less than the Exercise Price in effect immediately prior to such issuance or sale, then immediately after such dilutive issuance, the Exercise Price then in effect will be reduced to an amount equal to the consideration per share price of the dilutive issuance. See “Description of Securities to be Registered” for a more detailed description of the “full-ratchet” anti-dilution adjustment.

The Warrant was issued in reliance upon an exemption from the registration requirements of the Securities Act, in accordance with Rule 506 of Regulation D promulgated thereunder.

Registration Rights Agreement

On March 14, 2016, the Company and Himmil also entered into a Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company has agreed to file an initial registration statement (the “Registration Statement”) with the SEC to register the resale of the shares of Common Stock convertible and exercisable pursuant to the terms of the Purchase Agreement, the Convertible Notes and the Warrant, on or prior to the 30th calendar day after the Closing Date (the “Filing Deadline”), and have it declared effective as of the earlier of (i) the 110th calendar day after the Closing Date, in the event that the Registration Statement is subject to a limited or full review by the SEC, and (ii) the earlier of (a) the fifth trading day after the date the Company is notified by the SEC that such Registration Statement will not be reviewed or will not be subject to further review, and (b) the 60th calendar day after the Closing Date, in the event that the Registration Statement is not subject to a limited or full review by the SEC (the “Effectiveness Deadline”). Pursuant to the Registration Rights Agreement, Himmil shall be entitled to standard and customary liquidated damages in the event that the Registration Statement is not declared effective by the SEC on or before the 120th calendar day after the Closing Date. If we fail to meet the Effectiveness Deadline, we will be required to pay to Himmil an amount equal to two percent (2%) of the principal amount then outstanding on the Initial Convertible Note on the date of the failure, and on every 30-day anniversary of such failure until such failure is cured.

If at any time all of the shares of Common Stock underlying the Convertible Notes and Warrant are not covered by the initial Registration Statement, the Company has agreed to file with the SEC one or more additional Registration Statements so as to cover all of the shares of Common Stock underlying the Convertible Notes and Warrant not covered by such initial Registration Statement, in each case, as soon as practicable, but in no event later than the applicable filing deadline for such additional Registration Statements as provided in the Registration Rights Agreement.

The Company also agreed, among other things, to indemnify Himmil from certain liabilities, fees and expenses incurred by Himmil incident to the Company’s obligations under the Registration Rights Agreement, including certain liabilities under the Securities Act. Himmil has agreed to indemnify and hold harmless the Company and each of its directors, officers and persons who control the Company against certain liabilities that may be based upon written information furnished by Himmil to the Company for inclusion in a registration statement pursuant to the Registration Rights Agreement, including certain liabilities under the Securities Act.

Vista Note

On February 25, 2016, we issued an unsecured Convertible Note to Vista Capital Investments, LLC (“Vista”) in the original principal amount of $27,500 for a purchase price of $25,000, reflecting an approximate 9% original issue discount (the “Vista Note”). The Vista Note matures on March 2, 2018, and includes a one-time interest charge of 8% on the original principal amount. The Vista Note is convertible at any time, in whole or in part, at Vista’s option into shares of our Common Stock at a conversion price equal to 50% of the lowest trade price of the Common Stock occurring during the 25 consecutive trading days immediately preceding the applicable conversion date, subject to adjustment as set forth in the Vista Note.

At no time will Vista be entitled to convert any portion of the Vista Note to the extent that after such conversion, Vista (together with its affiliates) would beneficially own more than 4.99% of the outstanding shares of Common Stock as of such date, or more than 9.99% of the outstanding shares of Common Stock as of such date if the Company’s market capitalization is below $2,500,000. Pursuant to the terms of the Vista Note, the Company is required to reserve at least 5 times the number of shares of Common Stock issuable upon conversion of all outstanding amounts under the Vista Note, which at all times must include at least 450,000 shares of Common Stock reserved for conversion. The Vista Note Includes customary Event of Default provisions, and provides that upon the occurrence of an Event of Default, the outstanding balance shall immediately increase to 120% of the outstanding balance immediately prior to the occurrence of such Event of Default.

The issuance of the Vista Note was exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act (“Regulation D”). The Company made this determination based on the representations of Vista that Vista is an “accredited investor” within the meaning of Rule 501 of Regulation D and has access to information about the Company and its investment.

The Vista Note includes a piggyback registration rights provisions requiring the Company to include all shares issuable upon conversion of the Vista Note on its next registration statement filed with the SEC. Accordingly, the shares issuable upon conversion of the Vista Note are included in this Registration Statement on Form S-1.

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Summary of Financial Information

The following selected financial information is derived from the Company’s Financial Statements appearing elsewhere in this Prospectus and should be read in conjunction with the Company’s Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.

Summary of Statements of Operations

	Year Ended July 31, 2016	Three Months Ended January 31, 2017 (Unaudited)

Total Revenue	$0	$0
Net income (loss)	$(25,785,792)	$(23,450,031)
Net income (loss) per common share	$(0.29)	$(0.15)
Weighted average common shares	87,971,428	156,844,708

Statement of Financial Position

	Year Ended July 31, 2016	Three Months Ended January 31, 2017 (Unaudited)

Cash	$2,573	$70
Total current assets	$2,573	$70
Total assets	$53,573	$66,070
Total current liabilities	$1,954,451	$1,759,233
Stockholders’ deficiency	$(1,900,878)	$(1,693,163)
Total liabilities and stockholders’ deficiency	$53,573	$66,070

RISK FACTORS

You should carefully consider the risks described below, together with all of the other information included in our public filings, before making an investment decision with regard to our securities. The statements contained in or incorporated into this document that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following events described in these risk factors actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications, and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, environmental permitting difficulties and delays, and additional costs and expenses that may exceed current estimates. The expenditures to be made by us in the exploration of the mineral claims may not result in the discovery of commercially viable mineral deposits. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. If the results of our exploration do not reveal viable commercial mineralization, we may decide to abandon our claims. If this happens, our business will likely fail.

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Because of the speculative nature of exploration of mineral properties, we may never discover a commercially exploitable quantity of minerals, our business may fail, and investors may lose their entire investment.

We have been conducting, and plan to conduct, mineral exploration activities on our mineral properties. The search for valuable minerals as a business is extremely risky. We can provide investors with no assurance that additional exploration on our properties will establish that commercially exploitable reserves of minerals exist on our property. Additional potential problems that may prevent us from discovering any reserves of minerals on our property include, but are not limited to, unanticipated problems relating to exploration, environmental permitting difficulties and delays, and additional costs and expenses that may exceed current estimates. If we are unable to establish the presence of commercially exploitable reserves of minerals on our properties, our ability to fund future exploration activities will be impeded, we will not be able to operate profitably, and investors may lose all of their investment in our company.

The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses that could materially and adversely affect our operations.

Exploration for minerals is highly speculative and involves greater risk than many other businesses. Many exploration programs do not result in the discovery of mineralization and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Few properties that are explored are ultimately advanced to the stage of producing mines. Our current exploration efforts are, and any future development or mining operations we may elect to conduct will be, subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, including, but not limited to:

•	Economically insufficient mineralized material;
•	Fluctuations in production costs that may make mining uneconomical;
•	Labor disputes;
•	Unanticipated variations in grade and other geologic problems;
•	Environmental hazards;
•	Water conditions;
•	Troublesome surface or underground conditions;
•	Industrial accidents;
•	Metallurgical and other processing problems;
•	Mechanical and equipment performance problems;
•	Failure of pit walls or dams;
•	Unusual or unexpected rock formations;
•	Personal injury, fire, flooding, cave-ins, and landslides; and
•	Decrease in reserves due to a lower gold price.

Any of these risks can materially and adversely affect, among other things, the development of mineral properties, production quantities and rates, costs and expenditures, and production commencement dates. We currently have no insurance to guard against any of these risks. If we determine that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a write-down of our investment in these interests. All of these factors may result in losses proportionate to amounts spent, which may not be recoverable.

The potential profitability of mineral ventures depends in part upon factors beyond the control of our company, and even if we discover and exploit mineral deposits, we may never become commercially viable and we may be forced to cease operations.

The commercial feasibility of mineral properties is dependent upon many factors beyond our control, including the existence and size of mineral deposits in the properties we explore, the proximity and capacity of processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production, and environmental regulation. These factors cannot be accurately predicted and any one or more of these factors may result in our company not receiving an adequate return on invested capital. These factors may have material and negative effects on our financial performance and our ability to continue operations.

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Because mineral exploration and development activities involve inherent risks, we may be exposed to environmental liabilities, which may result in a financial loss to our stockholders.

The business of mineral exploration and extraction involves a high degree of risk. Few properties that are explored are ultimately developed into production. At present, our mineral properties do not have a known body of commercial ore. Unusual or unexpected formations, formation pressures, fires, power outages, labor disruptions, flooding, explosions, cave-ins, landslides, and the inability to obtain suitable or adequate machinery, equipment or labor are inherent risks involved in extraction operations and exploration programs. Without liability insurance, we may become subject to liability for damage to life and property, environmental damage, cave-ins or hazards. Previous mining exploration activities may have caused environmental damage to our mineral properties. It may be difficult or impossible to assess the extent to which such damage was caused by us or by the activities of previous operators. If our mineral properties are found to have commercial quantities of ore, we may be subject to additional risks involved with future development and production activities.

Mineralized material is based on interpretation and assumptions and may yield less mineral production under actual conditions than is currently estimated.

Unless otherwise indicated, mineralized material presented in our filings with securities regulatory authorities, including the SEC, press releases, and other public statements that may be made from time to time, are based upon estimates made by our consultants. When making determinations about whether to advance any of our projects to development, we must rely upon such estimated calculations as to the mineralized material on our properties. Until mineralized material is actually mined and processed, it must be considered an estimate only. These estimates are imprecise and depend on geological interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. We cannot assure you that these mineralized material estimates will be accurate or that this mineralized material can be mined or processed profitably. Any material changes in estimates of mineralized material will affect the economic viability of placing a property into production and such property’s return on capital. There can be no assurance that minerals recovered in small scale tests will be recovered at production scale. The mineralized material estimates have been determined and valued based on assumed future prices, cut-off grades, and operating costs that may prove inaccurate. Extended declines in market prices for gold and other precious metals may render portions of our mineralized material uneconomical, which may adversely affect the commercial viability of one or more of our properties and could have a material adverse effect on our results of operations or financial condition.

The construction of mines is subject to all of the risks inherent in construction.

These risks include potential delays, cost overruns, shortages of material or labor, construction defects, and injuries to persons and property. While we anticipate taking all measures which we deem reasonable and prudent in connection with any future construction, there is no assurance that the risks described above will not cause delays or cost overruns in connection with such construction. Any delay would postpone our anticipated receipt of revenue and adversely affect our operations. Cost overruns would likely require us to obtain additional capital in order to commence production. Any of these occurrences may adversely affect our ability to generate revenues and the price of our stock.

Mineral exploration and development activities are subject to comprehensive regulation, which may cause substantial delays or require capital outlays in excess of those anticipated, causing an adverse effect on our company.

Mineral exploration and development activities are subject to various laws, regulations and policies governing prospecting, mine development, mineral production, removal and transport of natural resources, as well as discharge of materials into the environment. Mining activities are also subject to various regulations regarding taxation, import and export, labor standards, occupational health standards, safety standards, waste disposal, toxic substances, land use, water use, environmental protection, and other matters.

Permits from various foreign, federal, state, provincial and local governmental authorities are required for mining operations to be conducted, and no assurance can be given that such permits will be successfully obtained. Environmental and other legal standards imposed by governmental authorities may be changed, and any such change may prevent us from conducting planned activities, or increase our costs of doing so, which could have material adverse effects on our business. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on our business operations. Additionally, we may be subject to liability for pollution or other environmental damages, which we may not be able to insure against due to prohibitive premium costs and other financial and practical considerations. Any laws, regulations, or policies of any government body or regulatory agency may be changed, applied, or interpreted in a manner which will alter and negatively affect our ability to carry on our business. We cannot assure you that new rules and regulations will not be enacted, or that existing rules and regulations will not be applied in a manner which could limit or curtail our exploration or development activities on our properties.

We believe that we are in compliance with all material laws and regulations that currently apply to our activities, but there can be no assurance that we can continue to remain in compliance. Further, there can be no assurance that we will be able to obtain or maintain all permits necessary for our future operations, or that we will be able to obtain them on reasonable terms. To the extent such necessary approvals are required and are not obtained, we may be delayed or prohibited from proceeding with planned exploration or development of our mineral properties.

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As we face intense competition in the mineral exploration industry, we will have to compete with our competitors for financing, and for qualified managerial and technical employees.

Our existing property rights are in Canada, and our competition there includes large, established mining companies with substantial capabilities and with greater financial and technical resources than we have. As a result of this competition, we may have to compete for financing and be unable to acquire financing on terms we consider acceptable. We may also have to compete with the other mining companies in the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for financing or qualified employees, our exploration programs may be slowed down or suspended, which may cause us to cease operations as a company.

Title to mineral properties can be uncertain, and we may be at risk of losing ownership rights to one or more of our properties.

Our ability to explore and operate our properties depends on the validity of title to such properties. Certain mining rights, such as unpatented mining claims, provide only possessory title, and their validity is often subject to contest by third parties or the government, which makes the validity of such claims uncertain and risky. These uncertainties relate to such things as the sufficiency of mineral discovery, proper posting and marking of boundaries, assessment work, and possible conflicts with other claims not determinable from descriptions of record. We have not obtained a title opinion on any of our properties, with the attendant risk that title to some claims, particularly title to undeveloped property, may be defective. There may be valid challenges to the title to our property which, if successful, could impair development and/or operations. We remain at risk that the mining claims may be forfeited either to appropriate governmental authorities or to rival private claimants.

If we are unable to fully perform under the Flex Agreement, we may be at risk of losing our rights to the Big Monty Claims.

Our current operational focus is on completing exploration activities on the Big Monty Claims in Northern Ontario, Canada. Our interest in the Big Monty Claims is derived from the Flex Agreement and the Flex Addendum. The terms of the Flex Agreement and Flex Addendum require us to incur substantial expenditures totaling $1,000,000 over the next three years in furtherance of the exploration and development of the Big Monty Claims. If we are unable to incur the expenditures required, we may satisfy any deficiency by making an equivalent cash payment to Flex. If we fail to make the required expenditures or equivalent payments, Flex will have the option to repurchase the Assets from us. Accordingly, if we lack sufficient funds to make the required expenditures or equivalent payments under the Flex Addendum, we may be at risk of losing our rights to explore and develop the Big Monty Claims.

We may not have sufficient funding for exploration, which may impair our profitability and growth.

The capital required for exploration of mineral properties is substantial. From time to time, we will need to raise additional cash, or enter into financing or joint venture arrangements, in order to fund the exploration activities required to determine whether mineral deposits on our projects are commercially viable. New financing or acceptable joint venture partners may or may not be available on a basis that is acceptable to us. Inability to obtain new financing or joint venture partners on acceptable terms may prohibit us from continued exploration of our mineral properties. Without successful sale or future development of our mineral properties through joint venture, we will not be able to realize any profit from our interests in such properties, which could have a material adverse effect on our financial position and results of operations.

We have no reported mineral reserves, and if we are unsuccessful in identifying mineral reserves in the future, we may not be able to realize any profit from our property interests.

We are an exploration stage company and have no reported mineral reserves. Any mineral reserves will only come from extensive additional exploration, engineering, and evaluation of existing or future mineral properties. The lack of reserves on our mineral properties could prohibit us from sale or joint venture of our mineral properties. Additionally, if we or partners to whom we may joint venture our mineral properties are unable to develop reserves on our mineral properties, we may be unable to realize any profit from our interests in such properties, which could have a material adverse effect on our financial position or results of operations.

If the cost of extracting any minerals that might be found on our mineral properties exceeds the selling price of such minerals, we would not be able to develop the mineral properties. Accordingly even if ore reserves were found on the properties, we may still not be able to economically extract the minerals from the properties, in which case we would have to abandon the properties and seek other mineral properties to develop. Alternatively, our inability to obtain profits from our mineral properties may cause us to suspend or cease our operations.

Severe weather or violent storms could materially affect our operations due to damage or delays caused by such weather.

Our exploration activities are subject to normal seasonal weather conditions that often hamper, and may temporarily prevent, exploration activities. There is a risk that unexpectedly harsh weather or violent storms could affect areas where we conduct exploration activities. Delays or damage caused by severe weather could materially affect our operations or our financial position.

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Our business is extremely dependent on gold, commodity prices, and currency exchange rates, over which we have no control.

Our operations will be significantly affected by changes in the market price of gold and other commodities since the evaluation of whether a mineral deposit is commercially viable is heavily dependent upon the market price of gold and other commodities. The price of commodities also affects the value of exploration projects we own or may wish to acquire. These prices of commodities fluctuate on a daily basis and are affected by numerous factors beyond our control. The supply and demand for gold and other commodities, the level of interest rates, the rate of inflation, investment decisions by large holders of these commodities, including governmental reserves, and stability of exchange rates can all cause significant fluctuations in commodity prices. Such external economic factors are in turn influenced by changes in international investment patterns and monetary systems and political developments. The prices of commodities have fluctuated widely over the years, and future significant price declines could have a material adverse effect on our financial position or results of operations.

Fluctuating gold prices could negatively impact our business plan.

The potential for profitability of our gold mining operations and the value of our mining properties are directly related to the market price of gold. The price of gold may also have a significant influence on the market price of our shares. If we obtain positive drill results and progress one of our properties to a point where a commercial production decision can be made, our decision to put a mine into production and to commit the funds necessary for that purpose must be made long before any revenue from production would be received. A decrease in the price of gold at any time during future exploration and development may prevent our property from being economically mined, or result in the write-off of assets whose value is impaired as a result of lower gold prices. The price of gold is affected by numerous factors beyond our control, including inflation, fluctuation of the United States dollar and foreign currencies, global and regional demand, the purchase or sale of gold by central banks, and the political and economic conditions of major gold producing countries throughout the world. The volatility of mineral prices represents a substantial risk which no amount of planning or technical expertise can fully eliminate. In the event gold prices decline and remain low for prolonged periods of time, we may be unable to develop our properties or produce any revenue.

Estimates of mineralized materials are subject to geologic uncertainty and inherent sample variability.

Although the estimated resources at our existing properties will be delineated with appropriately spaced drilling, there is inherent variability between duplicate samples taken adjacent to each other and between sampling points that cannot be reasonably eliminated. There also may be unknown geologic factors that have not been identified or correctly appreciated at the proposed level of delineation. This results in uncertainties that cannot be reasonably eliminated from the estimation process. Some of these resulting variances may have a positive effect, while others may have a negative effect on mining and processing operations. These uncertainties are inherent risks in any mining operation.

Risks Related to Our Company

We have incurred losses in prior periods and may incur losses in the future.

We cannot assure you that we will achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. We may not achieve our business objectives, and the failure to achieve such objectives may significantly affect our ability to continue as a going concern.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

In their report dated November 10, 2016, our independent auditors stated that our financial statements for the fiscal year ended July 31, 2016 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of the early stage of our Company with limited operations and resources. Our ability to continue as a going concern is subject to our ability to obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities. Our continued net operating losses increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

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Our future is dependent upon our ability to obtain financing. If we do not obtain such financing, we may have to cease our exploration activities and investors could lose their entire investment.

There is no assurance that we will operate profitably or generate positive cash flow in the future. We will require additional financing in order to proceed beyond the first few months of our exploration program. We will also require additional financing for the fees we must pay to maintain our status in relation to the rights to our properties, and to pay the fees and expenses necessary to become and operate as a public company. We will also need more capital if the costs of the exploration of our existing projects are greater than we have anticipated. We will need additional financing to sustain our business operations if we are not successful in earning revenues. We may not be able to obtain financing on commercially reasonable terms or terms that are acceptable to us when such financing is required. Our future is dependent upon our ability to obtain financing. If we do not obtain such financing, our business could fail and investors could lose their entire investment.

Until we obtain additional capital, we must limit our exploration activities, which may affect our ability to discover an ore body. Without an ore body, we cannot generate revenues, and our stockholders will lose their investment.

Any potential development of and production from our mineral properties depends upon the results of exploration programs and/or feasibility studies and the recommendations of duly qualified engineers and geologists. Because we are small and lack significant capital, we must limit our exploration activity unless and until we raise additional capital. Any decision to expand our operations on our mineral properties will involve the consideration and evaluation of several significant factors including, but not limited to:

•	Costs of bringing the property into production, including exploration, preparation of production feasibility studies, and construction of production facilities;
•	Availability and cost of financing;
•	Ongoing costs of exploration, development and production;
•	Market prices for the minerals to be produced;
•	Environmental compliance costs and restraints; and
•	Political climate and applicable governmental regulations and controls.

Our ongoing programs will require substantial funds. Because we may have to limit our exploration activities until we obtain additional funding, we may not find an ore body, even though our properties may contain mineralized material. Without an ore body, we cannot generate revenues, and our stockholders will lose their investment in our Company.

Because we may never earn revenues from our operations, our business may fail and then investors may lose all of their investment in our company.

We have no history of revenues from operations. We have yet to generate positive earnings, and there can be no assurance that we will ever operate profitably. Our company has a limited operating history and is in the exploration stage. The success of our company is significantly dependent on the uncertain events of the discovery and exploitation of mineral reserves on our properties, or selling the rights to exploit such mineral reserves. If our business plan is not successful and we are not able to operate profitably, then our stock may become worthless and investors may lose all of their investment in our company.

Prior to completion of the exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses in the foreseeable future. We recognize that if we are unable to generate significant revenues from the exploration of our mineral claims in the future, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide no assurance that we will generate any revenues or ever achieve profitability. If we are unsuccessful in addressing these risks, our business will fail and investors may lose all of their investment in our company.

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If we do not repay our outstanding debt obligations, our creditors may take legal action against us.

On July 31, 2012, we converted $40,000 in accounts payable into a convertible promissory note in the principal amount of $40,000. The note had a maturity date of July 31, 2013. We are currently in default on this note. We are also in default under a promissory note agreement from July 2012, pursuant to which we received $17,500 in 2012 and an additional $4,000 in 2014. Principal and interest under this note were due on September 15, 2012. We have not received any notice of default from these lenders, and we intend to pay off the amounts owed under these notes in the future when we have sufficient funding. However, even though we have not received notice of any intent to file a lawsuit to collect on the amounts in arrears to date, we cannot assure you that a lawsuit will not be filed in the future.

If we are unable to service or repay our debt obligations as they become due, our creditors may take legal action against us, or we may be forced to liquidate our assets or materially curtail our operations.

If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or restructure our debt. Our cash flow and capital resources may not be sufficient for payments of interest on and principal of our debt, and the alternative measures outlined above may not be successful and may not permit us to meet our scheduled debt service obligations. If we are unable to fund our debt service obligations through any of the alternative measures outlined above, we may be subject to lawsuits relating to our inability to repay our indebtedness.

We cannot assure you that we will be able to repay or refinance any of our indebtedness or obtain additional financing, particularly because of the debt incurrence restrictions imposed by the agreements governing our debt, as well as prevailing market conditions. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations.

We are subject to corporate governance and internal control reporting requirements, and our costs related to compliance with existing and future requirements could adversely affect our business.

We face corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as rules and regulations subsequently adopted by the SEC and the Public Company Accounting Oversight Board. These laws, rules, and regulations continue to evolve and may become increasingly stringent in the future. In particular, we are required to include management’s report on internal controls as part of our annual report pursuant to Section 404 of the Sarbanes-Oxley Act. We strive to continuously evaluate and improve our control structure to help ensure that we comply with Section 404 of the Sarbanes-Oxley Act. The financial cost of compliance with these laws, rules, and regulations is expected to remain substantial. We cannot assure you that we will be able to fully comply with these laws, rules, and regulations involving corporate governance, internal control reporting, and similar matters. Failure to comply with these laws, rules and regulations could materially adversely affect our reputation, financial condition, and the value of our securities.

Our business is dependent on key executives, and the loss of any of our key executives could adversely affect our business, future operations and financial condition.

We are dependent on the services of our executive officer, Christopher Vallos. Mr. Vallos has many years of relevant corporate, financial, and entrepreneurial experience. We may not be able to replace that experience and knowledge with other individuals. We do not have “Key-Man” life insurance policies on Mr. Vallos. The loss of Mr. Vallos, or our inability to attract and retain additional highly skilled employees, may adversely affect our business, future operations, and financial condition.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contain a provision permitting us to indemnify our directors and executive officers, and former directors and executive officers, to the fullest extent provided by Nevada law. Specifically, our Articles provide that no director or officer shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that our directors and officers will remain liable for acts or omissions involving intentional misconduct, fraud or knowing violations of law, and for the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. The foregoing indemnification obligations could result in the Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and stockholders.

The relative lack of public company experience of our management team may put us at a competitive disadvantage.

Our management team does not have extensive public company experience and is generally unfamiliar with the requirements of the United States securities laws, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. The individuals who now constitute our senior management team have limited experience managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately responds to such increased legal, regulatory compliance and reporting requirements. Our failure to comply with all applicable requirements could lead to the imposition of fines and penalties and distract our management from attending to the growth of our business.

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Risks Related to an Investment in Our Securities

Trading on the OTC Pink marketplace may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is quoted on the OTC Pink marketplace. Trading in stock quoted on the OTC Pink marketplace is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTC Pink marketplace is not a stock exchange, and trading of securities on the OTC Pink marketplace is often more sporadic than the trading of securities listed on a quotation system like NASDAQ or a stock exchange like NYSE Amex. Accordingly, stockholders may have difficulty reselling any of their shares.

A limited public trading market exists for our common stock, which makes it more difficult for our stockholders to sell their common stock in the public markets.

Our common shares are currently traded with low or no volume, based on quotations on the “Over-the-Counter Bulletin Board.” This means that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is still relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more viable. Additionally, many brokerage firms may not be willing to effect transactions in our securities. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or nonexistent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot assure you that a broader or more active public trading market for our common stock will develop or be sustained, or that trading levels will be sustained.

Investors should be aware that, according to SEC Release No. 34-29093, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the future volatility of our share price.

The voting structure of our capital stock has the effect of concentrating voting control with certain holders of our Series A Preferred Stock, which limits our common stockholders’ ability to influence corporate matters and actions.

Our Series A Preferred Stock has two thousand (2,000) votes per share, while our common stock has one (1) vote per share. Holders of our Series A Preferred Stock therefore hold a substantial majority of the voting power of our outstanding capital stock. Because of the 2,000-to-1 voting ratio between our Series A Preferred Stock and common stock, and because the holders of our common stock and Series A Preferred Stock vote as a single class on all matters submitted to a vote of the stockholders, the holders of our Series A Preferred Stock will likely be able to control all matters submitted to our stockholders for approval, including the election of directors and significant corporate transactions, such as a merger or sale of our Company or our assets.

On January 18, 2017, we issued 1,000,000 shares of Series A Preferred Stock to Flex, making Flex the holder of 100% of our outstanding Series A Preferred Stock and approximately 52% of our outstanding common stock as of such date. Accordingly, for every matter submitted to a vote of the stockholders, Flex will be entitled to 2,000,000,000 votes representing the shares of Series A Preferred Stock held by Flex, in addition to the 66,300,000 votes representing the shares of common stock held by Flex. This concentrated control will limit or preclude our common stockholders’ ability to influence corporate matters for the foreseeable future. As a result, we may take actions that our stockholders do not view as beneficial, and the market price of our common stock could be adversely affected.

We have not paid any cash dividends to date, and we do not expect to pay any cash dividends in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future, and we may never have sufficient funds legally available to pay such dividends. Even if funds are legally available for distribution to our stockholders, our Board of Directors may nevertheless decide not to pay any dividends. We currently intend to retain all earnings to put toward our continued operations.

Future issuances of common stock may have a significant effect on the value of existing stockholders’ investment.

Our articles of incorporation authorize the issuance of up to 20,000,000,000 shares of common stock, par value $0.001. Our Board of Directors may choose to issue some or all of such shares to acquire one or more companies or properties, to fund our overhead and general operating requirements, and in exchange for services rendered to the Company. Such issuances may not require the approval of our stockholders. Any future issuances may reduce the book value per share and may contribute to a reduction in the market price of the outstanding shares of our common stock. If we issue any such additional shares in the future, such issuance will reduce the proportionate ownership and voting power of all current stockholders.

The issuance of shares upon conversion of the Convertible Notes and exercise of outstanding warrants may cause immediate and substantial dilution to our existing stockholders.

The issuance of shares upon conversion of the Convertible Notes and exercise of Warrant may result in substantial dilution our existing stockholders. Although the selling stockholders may not convert their secured convertible notes and/or exercise their warrants or other convertible securities if such conversion or exercise would cause them to own more than 4.99% or 9.99%, as applicable to such security, of our outstanding common stock, this restriction does not prevent the selling stockholders from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholders could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to those of our common stock and which result in additional dilution of the existing ownership interests of our common stockholders.

15

Price protection in certain of our outstanding warrants may reduce the amount of capital we may receive upon exercise of such warrants.

Certain of our outstanding warrants contain price protection upon the future issuance of any shares of common stock or securities convertible or exercisable into our common stock at a price below the then-existing exercise price of the warrants (with certain exceptions). Because these price adjustment provisions will have the effect of lowering the price at which shares of our common stock are issued upon exercise of the warrants, if such warrants are exercised for cash, we will receive reduced proceeds. Any such reduction in proceeds may have an adverse effect on our future working capital requirements.

The sale or issuance of our common stock to Himmil at a discount, and the resale of shares of our common stock and cashless exercise of the outstanding warrants by Himmil, could adversely affect the market price of our shares of common stock.

The number of shares ultimately offered for sale by Himmil under this prospectus is dependent upon the number of shares ultimately purchased by Himmil under the Purchase Agreement. Additionally, because the per share purchase price for the shares will be equal to the lesser of (i) $1.10 per share (pre-split), and (ii) 50% of the lowest trade price of the common stock during the 20 consecutive trading days ending and including the trading day immediately preceding such date of determination and conversion, as set forth in the Purchase Agreement, Himmil will likely pay less than the then-prevailing market price for our common stock upon such conversion, and the actual purchase price for the shares that we may sell to Himmil will fluctuate based on the trading price of our common stock during the term of the Purchase Agreement. Depending on market liquidity at the time, the sale of a substantial number of shares of our common stock to Himmil at a discount to the then-prevailing market price for our common stock under the Purchase Agreement, and the resale of such shares by Himmil into the public market, or the perception that such sales may occur, could cause the trading price of our common stock to decline, which may result in substantial dilution to existing stockholders, and which would make it more difficult for us to sell equity or equity-related securities in the future.

Because Himmil’s purchase price will likely be lower than the prevailing market price of our common stock at the time of any such conversion, to the extent that the conversion right is exercised, our existing stockholders’ ownership interests may be diluted. Himmil will have a financial incentive to sell our common stock immediately upon receiving the shares in order to realize the profit equal to the difference between the discounted price and the market price. If Himmil sells the shares, the price of our common stock could decrease, and if our stock price decreases, Himmil may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further adverse impact on our stock price. Because the actual purchase price for the shares that we may sell to Himmil will fluctuate during the term of the Purchase Agreement, we are not able to determine at this time the exact number of shares of our common stock that we will issue under the Purchase Agreement and, therefore, the exact number of shares we will ultimately register for resale under the Securities Act. The resale of such a substantial number of shares of our common stock relative to our current market capitalization into the public market by Himmil, or the perception that such sales may occur, could significantly depress the market price of our common stock and cause substantial dilution to our existing stockholders.

The market price of our common stock may also be adversely affected by the cashless exercise option provided to Himmil under the Warrant with no corresponding financial benefit to us in the event the warrants were instead exercised for cash. In the event that Himmil exercises its cashless exercise right under the Warrant, we will issue to Himmil a certain number of shares of common stock, as determined by the formula set forth in the Warrant, without receiving any cash payment for such shares. Such an issuance may result in dilution to our existing stockholders, and may cause the trading price of our common stock to decline.

Our stock is categorized as a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations and FINRA’s sales practice requirements, which may limit a stockholder’s ability to buy and sell our stock.

Our stock is categorized as a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in, and limit the marketability of, our common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission, the Financial Industry Regulatory Authority has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the Financial Industry Regulatory Authority believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The Financial Industry Regulatory Authority’s requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements. When used in this Prospectus or in any other presentation, statements which are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “may,” “project,” “plan” or “continue,” and similar expressions are intended to identify forward-looking statements. They also include statements containing a projection of revenues, earnings or losses, capital expenditures, dividends, capital structure or other financial terms.

The forward-looking statements in this Prospectus are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Prospectus might not occur. We qualify any and all of our forward-looking statements entirely by these cautionary factors. As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Security Holders named herein. There will be no proceeds to us from the sale of shares of common stock in this offering. We have received gross proceeds of $285,000 from the sale of the Initial Convertible Note to Himmil, and we may receive additional proceeds of $300,000 from the sale of the Additional Convertible Note to Himmil pursuant to the Purchase Agreement. We may also receive proceeds of up to $521,875 (subject to adjustment as set forth in the Warrant) from the sale of the Warrant Shares pursuant to the terms and provisions set forth in the Purchase Agreement and the Warrant. We received proceeds of $25,000 from the sale of the Vista Note to Vista. The proceeds received from the sale of the Convertible Notes, Warrant Shares and Vista Note will be used for general corporate and working capital purposes, including, among other things, costs and expenses relating to the sale of the securities to the Selling Security Holders, potential acquisitions, repayment of other outstanding promissory notes and general working capital purposes, or for any other purposes deemed by our Board of Directors to be in the best interests of the Company and our stockholders.

DETERMINATION OF OFFERING PRICE

There is currently a limited public market for our common stock. So long as our common stock is traded on the OTC Pink marketplace, the Selling Security Holders may offer all or part of the shares for resale from time to time at a fixed price of $0.002 per share. Once our common stock is traded on the OTCQB or OTCQX marketplace, the Selling Security Holders will determine at what price they may sell the offered shares, and such sales may be made through public or private transactions at either prevailing market prices or at privately negotiated prices. See “Plan of Distribution” below for more information.

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SELLING SECURITY HOLDERS

This offering relates to the registration and resale of up to 8,551,875 shares of our common stock, par value $0.001 per share, of which up to: (a) 4,012,500 shares of common stock are issuable upon the conversion of the principal amount of the Senior Convertible Note, dated March 14, 2016, issued to Himmil Investments Ltd., a company incorporated under the laws of the British Virgin Islands (“Himmil”), in the principal amount of $535,000 (the “Initial Convertible Note”), (b) 321,000 shares of common stock are issuable upon the conversion of interest accrued under the Initial Convertible Note, (c) 1,565,625 shares of common stock are issuable upon the exercise of the Warrant to Purchase Common Stock, dated March 14, 2016, issued to Himmil (the “Warrant”), (d) 2,250,000 shares of common stock are issuable upon the conversion of the principal amount of the additional convertible note to be issued by the Company to Himmil in the principal amount of $300,000 (the “Additional Convertible Note”), (e) 180,000 shares of common stock are issuable upon the conversion of interest accrued under the Additional Convertible Note to be issued to Himmil, (f) 206,250 shares of common stock are issuable upon the conversion of the principal amount of the Convertible Note dated February 25, 2016, issued to Vista Capital Investments, LLC (“Vista”) in the principal amount of $27,500 (the “Vista Note”), and (g) 16,500 shares of common stock are issuable upon the conversion of interest accrued under the Vista Note. We will not receive any of the proceeds from the sale of shares by the Selling Security Holders. Himmil, Vista, and any of their respective pledgees, donees, assignees or other successors-in-interest are collectively referred to herein as the “Selling Security Holders.”

Pursuant to the terms of the Purchase Agreement, Himmil purchased the Initial Convertible Note in the aggregate principal amount of $535,000 (subject to reduction, as set forth below), along with the Warrant to purchase up to 1,565,625 (post-split) shares of common stock (the “Warrant Shares”), for a purchase price of $285,000 (an approximate 46.7% original issue discount). Upon the effectiveness of this Registration Statement, Himmil will purchase the Additional Convertible Note in the aggregate principal amount of $300,000 for a purchase price of $300,000 (subject to Himmil’s withholding of $49,163.86 plus a minimum of $5,899.66 in interest, in accordance with the terms of the Note Purchase Agreement and Promissory Note dated May 16, 2016).

$250,000 of the outstanding principal amount of the Initial Convertible Note (together with any accrued and unpaid interest with respect to such portion of the principal amount) shall be automatically extinguished (without any cash payment by the Company) if (i) this Registration Statement is declared effective by the SEC on or prior to the Effectiveness Deadline (defined below), and (ii) no event of default or an event that with the passage of time or giving of notice would constitute an event of default has occurred on or prior to such date.

The Initial Convertible Note accrues interest at the rate of 8% annually, and has a maturity date of March 14, 2017 (twelve months from the date of issuance). The Additional Convertible Note, if issued, will accrue interest at the rate of 8% annually, and will have a maturity date that is the 12-month anniversary of its date of issuance. The Convertible Notes are convertible into shares of our common stock at any time after the date of issuance, at a conversion price equal to the lesser of (i) $1.10 per share (pre-split) (subject to adjustment), or (ii) 50% of the lowest trade price of the common stock during the 20 consecutive trading days ending on and including the trading day immediately preceding the applicable conversion date (subject to adjustment).

Vista purchased the Vista Note in the principal amount of $27,500 for a purchase price of $25,000 (an approximate 9% original issue discount). The Vista Note includes a one-time interest charge of 8% on the original principal amount, and has a maturity date of March 2, 2018. The Vista Note is convertible at any time, in whole or in part, at Vista’s option into shares of our common stock at a conversion price equal to 50% of the lowest trade price of our common stock during the 25 consecutive trading days immediately preceding the applicable conversion date (subject to adjustment).

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The shares of common stock underlying the Convertible Notes,Warrant and Vista Note will be issued in reliance upon an exemption from the registration requirements of the Securities Act, in accordance with Rule 506 of Regulation D promulgated thereunder.

The following table sets forth the name of the Selling Security Holders, the number of shares of common stock beneficially owned by the Selling Security Holders as of the date hereof, and the number of shares of common stock being offered by the Selling Security Holders. The shares being offered hereby are being registered to permit public secondary trading, and the Selling Security Holders may offer all or part of the shares for resale from time to time. However, the Selling Security Holders are under no obligation to sell all or any portion of such shares, nor are the Selling Security Holders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the Selling Security Holders. The “Number of Shares of Common Stock Beneficially Owned After Offering” column assumes the sale of all shares offered. However, any or all of the securities listed below may be retained by the Selling Security Holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the Selling Security Holders upon termination of this offering. The Selling Security Holders are not making any representation that any shares covered by this prospectus will be offered for sale.

Name	Shares of Common Stock Beneficially Owned prior to Offering (1)(2)	Ownership Percentage before Offering(2)	Maximum Number of Shares of Common Stock to be Offered		Number of Shares of Common Stock Beneficially Owned after Offering (3)	Ownership Percentage after Offering

Himmil Investments Ltd.	8,329,125	0.73%	8,329,125	(4)	0	0%
Vista Capital Investments, LLC	222,750	0.01%	222,750	(5)	0	0%

____________

(1)

Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. In computing the number of shares beneficially owned by a person and the ownership percentage of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the ownership percentage of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 1,140,584,108 shares of common stock outstanding as of the date of this prospectus, including the securities that are convertible or exercisable into shares of our common stock pursuant to the Convertible Notes and Warrant.

(2)	The Convertible Notes are subject to a 4.99% blocker, and the amounts and percentages set forth in these columns give effect to such blocker.

(3)	Assumes that all securities registered will be sold.

(4)	Represents 100% of the shares of common stock issuable upon conversion of the principal and interest under the Initial Convertible Note and the Additional Convertible Note, based on an estimated conversion price of $0.40 per share (pre-split), and 100% of the shares of common stock issuable upon exercise of the Warrant, based on an exercise price of $1.00 per share (pre-split). The business address of Himmil is c/o Sable Trust Limited, 4th Floor, Rodus Building, Road Reef, P.O. Box 765, Road Town, Tortola, British Virgin Islands. Himmil’s principal business is that of a private investment firm. We have been advised that Peter Poole is the Authorized Agent of Himmil and that he has the power to vote or to direct the vote and power to dispose or to direct the disposition of all securities owned directly by Himmil. We have been advised that Himmil is not a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, and that neither Himmil nor any of its affiliates is an affiliate or an associated person of any FINRA member or independent broker-dealer.

(5)

Represents 100% of the shares of common stock issuable upon conversion of the principal and interest under the Vista Note, based on an estimated conversion price of $0.40 per share (pre-split). The business address of Vista is 406 9th Avenue, Suite 201, San Diego, California 92101. Vista’s principal business is that of a private investment firm. We have been advised that David Clark is the Principal of Vista and that he has the power to vote or direct the vote and power to dispose or to direct the disposition of all securities owned directly by Vista. We have been advised that Vista is not a member of FINRA, or an independent broker-dealer, and that neither Vista nor any of its affiliates is an affiliate or an associated person of any FINRA member or independent broker-dealer.

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PLAN OF DISTRIBUTION

This prospectus relates to the resale of 8,551,875 shares of common stock by the Selling Security Holders listed under “Selling Security Holders” and any of their respective pledgees, donees, assignees and other successors-in-interest (collectively, the “Selling Security Holders”), such shares being issuable upon conversion of the convertible notes described above.

So long as our common stock is traded on the OTC Pink marketplace, the Selling Security Holders may offer all or part of the shares for resale from time to time at a fixed price of $0.002 per share. Once our common stock is traded on the OTCQB or OTCQX marketplace, the Selling Security Holders may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The Selling Security Holders may use any one or more of the following methods when selling shares:

•	Ordinary brokerage transaction and transactions in which the broker-dealer solicits purchasers;
•	Block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	An exchange distribution in accordance with the rules of the applicable exchange;
•	Privately negotiated transactions;
•	Broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;
•	Through the writing of options on the shares;
•	A combination of any such methods of sale; and
•	Any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the Selling Security Holders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Security Holders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Security Holders. In addition, the Selling Security Holders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus may be deemed “underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Selling Security Holders. The Selling Security Holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The Selling Security Holders may from time to time pledge or grant a security interest in some or all of the shares of common stock they own, and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act, amending the list of Selling Security Holders to include the pledgee, transferee or other successor in interest as a Selling Security Holder under this prospectus.

The Selling Security Holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of Selling Security Holders to include the pledgee, transferee or other successor in interest as a Selling Security Holder under this prospectus.

The Selling Security Holders acquired or will acquire the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the Selling Security Holders. We will file a supplement to this prospectus if the Selling Security Holders enter into a material arrangement with a broker-dealer for sale of common stock being registered. If the Selling Security Holders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

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The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the Selling Security Holders. The Selling Security Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

We will pay all expenses incident to the registration, offering and sale of the shares of our common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We estimate that the expenses of the offering to be borne by us will be approximately $26,746. We will not receive any proceeds from the resale of any of the shares of our common stock in this offering.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Authorized Capital Stock

We are authorized to issue 20,000,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, designated as Series A Preferred Stock, $0.001 par value per share. We do not have any other classes of stock. We are registering 8,551,875 shares of common stock pursuant to this Registration Statement on Form S-1. We are not registering any shares of preferred stock pursuant to this Registration Statement on Form S-1.

Preferred Stock

As of March 27, 2017, we had 1,000,000 shares of preferred stock outstanding.

Each share of Series A Preferred Stock is entitled to two thousand (2,000) votes on all matters submitted to a vote of the stockholders. Except as may be otherwise required by law, the holders of our common stock and Series A Preferred Stock shall vote as a single class on all matters submitted to a vote of the stockholders.

Holders of Series A Preferred Stock shall not be entitled to receive any dividends, and shall have no redemption rights or preemptive, subscription or similar rights. In the event of liquidation, dissolution or winding up of the Company, holders of our Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the assets of the Company to the holders of common stock or any subsequently designated class of preferred stock which is junior to the Series A Preferred Stock, a liquidation preference equal to the original issue price per share for each share of Series A Preferred Stock held (as may be adjusted for any subsequent recapitalizations, such as stock dividends, stock splits, share combinations, reorganizations, reclassifications or similar events).

The Series A Preferred Stock is convertible into common stock at a conversion rate of two thousand (2,000) shares of common stock for one (1) share of Series A Preferred Stock. Shares of common stock converted into Series A Preferred Stock shall be retired and cancelled, and shall have the status of authorized but unissued shares of common stock of the Company.

The Company must not, without the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, authorize or create any additional class or series of stock which ranks prior to or on parity with the Series A Preferred Stock as to dividends or distribution of assets upon liquidation, or change the rights, privileges or preferences of the Series A Preferred Stock. Additionally, so long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without first obtaining the approval by written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock, increase or decrease the total number of authorized shares of Series A Preferred Stock, effect an exchange, reclassification or cancellation of all or part of the Series A Preferred Stock other than a forward or reverse stock split, effect an exchange or create a right of exchange of all or part of the shares of another class of shares into shares of Series A Preferred Stock, or otherwise change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to adversely affect such shares.

Common Stock

As of July 14, 2016, we had 34,215,645 (pre-split) shares of common stock issued and outstanding. On July 18, 2016, we affected a 3-for-1 forward stock split of all our issued and outstanding shares of common stock such that post-split, we had 102,646,935 shares outstanding. As of March 27, 2017, there were 14 stockholders of record of our common stock, and we had 1,132,032,233 shares issued and outstanding. All of our shares of common stock currently issued and outstanding are fully paid and non-assessable.

Each outstanding share of common stock is entitled to one (1) vote on all matters submitted to a vote of the stockholders. There are no cumulative voting rights. Upon liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all net assets available for distribution to the holders of common stock after payment to creditors and the liquidation preference to the holders of Series A Preferred Stock. The common stock is not redeemable and has no pre-emptive, subscription or similar rights. There are no provisions in our Articles of Incorporation of Bylaws regarding conversion, redemption, sinking fund or similar rights related to our common stock.

Each stockholder is entitled to receive the dividends as may be declared by our Board of Directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our Directors are not obligated to declare a dividend. Any future dividends will be subject to the discretion of our Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, our capital requirements, general business conditions and other pertinent factors.

We have never declared or paid any cash dividends on shares of our capital stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, cash needs and growth plans.

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There are no provisions in our Articles of Incorporation or our bylaws that would delay, defer or prevent a change in control of our company.

On July 5, 2016, we entered into a Share Lock-Up Agreement with Flex Mining Ltd., our largest stockholder, Christopher Vallos, our sole officer and director, and Edwin Morrow, our advisor and consultant. The purpose of the Share Lock-Up Agreement was to ensure that our largest stockholder, officers and advisors would not pledge, assign, encumber, contract to sell, sell, or otherwise transfer or dispose of any shares of our common stock for a period of 120 days following the effective date of the Share Lock-Up Agreement. In exchange for their compliance with the Share Lock-Up Agreement, we agreed to issue 50,000 restricted shares of common stock to each of Mr. Vallos and Mr. Morrow upon the expiration of the 120-day lock-up period.

Securities Issuable Pursuant to Securities Purchase Agreement

Convertible Notes

On March 15, 2016, we closed on the Purchase Agreement and issued the Initial Convertible Note in the initial principal amount of $535,000 (subject to reduction, as set forth herein), along with the Warrant, to Himmil, representing an approximate 46.7% original issue discount. Pursuant to the terms of the Purchase Agreement, upon the effectiveness of this Registration Statement, we may issue to Himmil (and may require Himmil to purchase) the Additional Convertible Note in the additional principal amount of $300,000 for a purchase price of $300,000 (subject to Himmil’s withholding of $49,163.86 plus a minimum of $5,899.66 in interest, in accordance with the terms of the Note Purchase Agreement and Promissory Note dated May 16, 2016). We are registering the shares of common stock underlying the Initial Convertible Note, the Warrant, and the Additional Convertible Note.

$250,000 of the outstanding principal amount of the Initial Convertible Note (together with any accrued and unpaid interest with respect to such portion of the principal amount) shall be automatically extinguished (without any cash payment by the Company) if (i) this Registration Statement is declared effective by the SEC on or prior to the Effectiveness Deadline (defined below), and (ii) no event of default or an event that with the passage of time or giving of notice would constitute an event of default has occurred on or prior to such date.

The Initial Convertible Note accrues interest at the rate of 8% annually, and has a maturity date of March 14, 2017 (twelve months from the date of issuance). The Additional Convertible Note, if issued, will accrue interest at the rate of 8% annually, and will have a maturity date that is the 12-month anniversary of its date of issuance.

The Initial Convertible Note is convertible at any time, in whole or in part, at Himmil’s option, into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a conversion price equal to the lesser of (i) $1.10 per share (pre-split), and (ii) the Variable Conversion Price. The “Variable Conversion Price” means, as of any date of determination, 50% of the lowest trade price of the Common Stock during any of the 20 consecutive trading days ending on and including the trading day immediately preceding such date of determination (the “Variable Conversion Base Price”). If issued, the Additional Convertible Note will be convertible at any time, in whole or in part, at Himmil’s option, into shares of Common Stock at a conversion price that will be equal to the lesser of (i) $1.10 per share (pre-split), and (ii) the Variable Conversion Price. The conversion price of the Convertible Notes is subject to adjustment upon the occurrence of any stock split, stock dividend, stock combination, or other similar transaction during any such measuring period. The conversion price is not subject to any anti-dilution adjustment if we issue or are deemed to have issued securities at a price lower than the then applicable conversion price.

The Convertible Notes may not be converted if, after giving effect to such conversion, Himmil (together with its affiliates) would beneficially own more than 4.99% of the outstanding shares of the Company’s Common Stock as of such date. At Himmil’s option, the limit on the percentage of ownership may be raised or lowered to any other percentage not in excess of 9.99%, as set forth in a written notice to the Company, provided that any increase will not be effective until the 61st day after such notice is delivered to the Company.

The Initial Convertible Note includes and, if issued, the Additional Convertible Note will include, customary Event of Default provisions. Under the Convertible Notes, Events of Default include, among other things, defaults in payment, breaches of covenants or agreements, insolvency-related proceedings, and changes in control. The Initial Convertible Note provides and, if issued, the Additional Convertible Note will provide for a default interest rate of 18%, effective automatically upon the occurrence and during the continuance of any Event of Default. Upon the occurrence of an Event of Default, Himmil may require the Company to redeem all or any portion of the Convertible Note(s) by paying in cash the “Event of Default Redemption Price,” which is defined in the Convertible Notes to mean the greater of (i) the product of (A) the Conversion Amount to be redeemed multiplied by (B) 150% (or 100% if an insolvency-related Event of Default described in Sections 4(a)(iv) through (vi) of the Convertible Notes), and (ii) the product of (X) the Conversion Rate with respect to the Conversion Amount in effect at such time as Himmil delivers and Event of Default Redemption Notice multiplied by (Y) the product of (1) 150% (or 100% if an insolvency-related Event of Default described in Sections 4(a)(iv) through (vi) of the Convertible Notes) multiplied by (2) the greatest closing sale price of the Common Stock on any trading day during the period commencing on the date immediately preceding such Event of Default and ending on the date the Company makes the entire payment required to be made under Section 4(b) of the Convertible Notes.

The Company has the right at any time to redeem all, but not less than all, of the total outstanding amount then remaining under the Initial Convertible Note and/or the Additional Convertible Note (including any accrued and unpaid interest thereon) in cash at a price equal to (i) 130% of the total amount of such Convertible Note then outstanding, if the redemption occurs on or prior to the 150th day after the issuance date, and (ii) 150% of the total amount of such Convertible Note then outstanding, if the redemption occurs on or after the 151st day after the issuance date.

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Upon any conversion, Event of Default redemption, or optional redemption prior to maturity, we are required to pay the holder of the Convertible Note(s) an interest “make-whole amount” equal to the amount of any interest that, but for the conversion, Event of Default redemption, or optional redemption, would have accrued under the Convertible Notes at the interest rate for the period from the conversion date, Event of Default redemption date, or optional redemption date, as the case may be, through the maturity date (i.e., the one-year anniversary of the original issuance date of the Convertible Note).

If, at any time while the Convertible Notes are outstanding, we enter into any merger or consolidation, sale of all or substantially all of our assets, purchase offer, exchange offer or tender offer, reclassification, reorganization or recapitalization, or stock purchase (a “Fundamental Transaction”), the successor entity must assume all obligations under the Convertible Notes and related transaction documents, and upon conversion of the Convertible Note(s), the holder of the Convertible Note(s) shall have the right to receive, for each conversion share that would have been issuable upon such conversion immediately prior to the occurrence of the Fundamental Transaction, the number of shares of common stock of the successor or acquiring company, or of the Company if we are the surviving company, and any additional consideration receivable as a result of such transaction by a holder of the number of shares of common stock for which the Convertible Notes are convertible.

If, at any time while the Convertible Notes are outstanding, we issue rights, warrants, options, securities or other assets to all holders of Common Stock with respect to or in exchange for shares of Common Stock (and not to the holder(s) of the Convertible Note(s)), entitling the holders of Common Stock to subscribe for, purchase or otherwise acquire securities or other assets, pro rata to all holders of Common Stock (a “Corporate Event”), then the holder(s) of the Convertible Note(s) will thereafter have the right, upon conversion of the Convertible Note(s), to receive, in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets as to which such holder(s) would have been entitled had such shares of Common Stock been held by such holder(s) upon the consummation of such Corporate Event, or, in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of Common Stock in connection with the consummation of the Corporate Event in such amounts as the holder(s) of the Convertible Note(s) would have been entitled to receive had the Convertible Notes initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate set forth in the Convertible Notes.

So long as the Convertible Notes are outstanding, we are required to keep available, out of our authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Convertible Notes, a number of shares of Common Stock for each of the Convertible Notes, in accordance with a specific formula set forth in the Convertible Notes (the “Share Reserve”). The Share Reserve shall in no event be less than 150% of the number of shares of Common Stock necessary to effect the conversion of all of the Convertible Notes then outstanding (without regard to any limitations on conversions).

So long as the Convertible Notes and/or Warrant are outstanding, we may not, directly or indirectly, enter into any agreement to effect any financing arrangement involving the sale of debt or equity securities that are convertible into, exchangeable or exercisable for, or that include the right to receive additional shares of Common Stock at a price that is based upon and/or varies with the trading prices of the Common Stock at any time after the initial issuance of such securities, or is subject to reset upon the occurrence of a specified or contingent event. Additionally, we may not enter into any agreement, including, but not limited to, an Equity Line of Credit, whereby the Company may sell securities at a future determined price. So long as the Convertible Notes and/or Warrant remain outstanding, we may not, directly or indirectly, without Himmil’s (or any respective pledgee, donee, assignee or other successor-in-interest’s) prior written consent, solicit, initiate, or enter into an agreement to effect an “Exchange Transaction,” as such term is defined in Section 3(a)(9) or Section 3(a)(10) of the Securities Act.

Warrants

In connection with the Purchase Agreement and the issuance of the Initial Convertible Note, we issued three-year warrants to purchase shares of our Common Stock, pursuant to a Warrant to Purchase Common Stock dated March 14, 2016 (the “Warrant”). Pursuant to the Warrant, Himmil is entitled to purchase 521,875 (pre-split), or 1,565,625 (post-split), fully paid and non-assessable shares of Common Stock at the Exercise Price of $1.00 per (pre-split) share (subject to adjustments as set forth in the Warrant).The Warrant expires on March 14, 2019. The Warrant will not be exercisable by Himmil to the extent that, after giving effect to such exercise, Himmil (together with its affiliates) would beneficially own more than 4.99% of the outstanding shares of the Company’s Common Stock as of such date. At Himmil’s option, the limit on the percentage of ownership may be raised or lowered to any other percentage not in excess of 9.99%, as set forth in a written notice to the Company, provided that any increase will not be effective until the 61st day after such notice is delivered to the Company.

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The Exercise Price of the Warrant Shares is subject to customary adjustments for stock splits, dividends, recapitalizations, and similar events. In addition, the Exercise Price is also subject to a “full ratchet” anti-dilution adjustment if we issue or are deemed to have issued securities at a price lower than the then-applicable Exercise Price. In the event the Company issues or sells any shares of Common Stock for a consideration per share less than the Exercise Price in effect immediately prior to such issuance or sale, then immediately after such dilutive issuance, the Exercise Price then in effect will be reduced to an amount equal to the consideration per share price of the dilutive issuance.

If we declare or make any dividend or other distribution of assets to all or substantially all of the holders of shares of Common Stock (and not to the holder of the Warrant) at any time after the issuance of the Warrant (a “Distribution”), then the holder of the Warrant shall be entitled to participate in such Distribution to the same extent that it would have participated therein if it had held the number of shares of Common Stock acquirable upon complete exercise of the Warrant immediately before the date on which a record is taken for such Distribution (subject to the maximum percentage provisions described above).

If, at any time while the Warrant is outstanding, we enter into any Fundamental Transaction, the successor entity must assume all obligations under the Warrant and related transaction documents, and upon exercise of the Warrant, the holder of the Warrant shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of the Fundamental Transaction, the number of shares of common stock of the successor or acquiring company, or of the Company if we are the surviving company, and any additional consideration receivable as a result of such transaction by a holder of the number of shares of common stock for which the Warrant is exercisable.

If, at any time while the Warrant is outstanding, we grant, issue or sell any options, convertible securities, or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the holders of Common Stock (and not to the holder of the Warrant) (the “Purchase Rights”), then the holder of the Warrant will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which it could have acquired if it had held the number of shares of Common Stock acquirable upon complete exercise of the Warrant immediately before the date on which a record is taken for the grant, issuance, or sale of such Purchase Rights (subject to the maximum percentage provisions described above).

Registration Rights Agreement

On March 14, 2016, in connection with the execution and closing of the Purchase Agreement, we entered into a Registration Rights Agreement with Himmil. Pursuant to the Registration Rights Agreement, we agreed to file an initial Registration Statement with the SEC to register the resale of the shares of Common Stock convertible and exercisable pursuant to the terms of the Purchase Agreement, the Convertible Notes and the Warrant, on or prior to the 30th calendar day after the Closing Date (the “Filing Deadline”), and have it declared effective as of the earlier of (i) the 110th calendar day after the Closing Date, in the event that the Registration Statement is subject to a limited or full review by the SEC, and (ii) the earlier of (a) the fifth trading day after the date the Company is notified by the SEC that such Registration Statement will not be reviewed or will not be subject to further review, and (b) the 60th calendar day after the Closing Date, in the event that the Registration Statement is not subject to a limited or full review by the SEC (the “Effectiveness Deadline”).

Pursuant to the Registration Rights Agreement, Himmil shall be entitled to standard and customary liquidated damages in the event that the Registration Statement is not declared effective by the SEC on or before the 120th calendar day after the Closing Date. If we fail to meet the Effectiveness Deadline, we will be required to pay to Himmil an amount equal to two percent (2%) of the principal amount then outstanding on the Initial Convertible Note on the date of the failure, and on every 30-day anniversary of such failure until such failure is cured.

If at any time all of the shares of Common Stock underlying the Convertible Notes and Warrant are not covered by the initial Registration Statement, the Company has agreed to file with the SEC one or more additional Registration Statements so as to cover all of the shares of Common Stock underlying the Convertible Notes and Warrant not covered by such initial Registration Statement, in each case, as soon as practicable, but in no event later than the applicable filing deadline for such additional Registration Statements as provided in the Registration Rights Agreement.

The parties to the Registration Rights Agreement also agreed, among other things, to indemnify each other for losses that may arise out of any untrue statements or alleged untrue statements of material fact contained in any registration statement or prospectus filed pursuant to the terms of the agreement, and certain other fees and expenses the parties may incur in connection therewith. We have agreed to pay all expenses relating to the filing of the registration statement(s) required by the Registration Rights Agreement.

Vista Note

On February 25, 2016, we issued the Vista Note in the original principal amount of $27,500 to Vista for a purchase price of $25,000, reflecting an approximate 9% original issue discount. The Vista Note matures on March 2, 2018, and includes a one-time interest charge of 8% on the original principal amount. The Vista Note is convertible at any time, in whole or in part, at Vista’s option into shares of our Common Stock at a conversion price equal to 50% of the lowest trade price of the Common Stock occurring during the 25 consecutive trading days immediately preceding the applicable conversion date, subject to adjustment as set forth in the Vista Note.

At no time will Vista be entitled to convert any portion of the Vista Note to the extent that after such conversion, Vista (together with its affiliates) would beneficially own more than 4.99% of the outstanding shares of Common Stock as of such date, or more than 9.99% of the outstanding shares of Common Stock as of such date if the Company’s market capitalization is below $2,500,000. Pursuant to the terms of the Vista Note, the Company is required to reserve at least 5 times the number of shares of Common Stock issuable upon conversion of all outstanding amounts under the Vista Note, which at all times must include at least 450,000 shares of Common Stock reserved for conversion. The Vista Note Includes customary Event of Default provisions, and provides that upon the occurrence of an Event of Default, the outstanding balance shall immediately increase to 120% of the outstanding balance immediately prior to the occurrence of such Event of Default.

The Vista Note includes a piggyback registration rights provisions requiring the Company to include all shares issuable upon conversion of the Vista Note on its next registration statement filed with the SEC. Accordingly, the shares issuable upon conversion of the Vista Note are included in this Registration Statement on Form S-1.

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INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The annual financial statements for the years ended July 31, 2016 and 2015 included in this prospectus and in the registration statement have been audited by ZBS Group LLP and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The validity of the issuance of the common stock hereby will be passed upon for us by Greenberg Traurig, LLP.

INFORMATION WITH RESPECT TO THE REGISTRANT

Description of Business

Overview

Gold Lakes Corp. was incorporated on January 18, 2007 in the State of Nevada under the name Siga Resources Inc. We were organized for the purpose of acquiring and developing mineral properties, with a primary goal of searching for and developing gold opportunities. On October 23, 2013, we changed our name to TNX Maverick Corp. On August 24, 2015, we changed our name to Gold Lakes Corp. and effected a 1-for-200 reverse stock split of our outstanding shares of common stock. We do not have any subsidiaries or affiliated companies. As of July 14, 2016, we had 34,215,645(pre-split) shares of common stock issued and outstanding. On July 18, 2016, we affected a 3-for-1 forward stock split of all our issued and outstanding shares of common stock such that post-split, we had 102,646,935 shares outstanding.

On January 13, 2017, we filed a Certificate of Amendment with the Nevada Secretary of State increasing the number of authorized shares of common stock from 500,000,000 to 2,000,000,000 and authorizing the issuance of 1,000,000 shares of preferred stock, par value $0.001 per share. On January 17, 2017, pursuant to a resolution approved by our Board of Directors, we filed a Certificate of Designation with the Nevada Secretary of State designating up to 1,000,000 shares of Series A Preferred Stock. The Series A Preferred Stock is entitled to two thousand (2,000) votes per share, is convertible into shares of our common stock at a conversion rate of 2,000 shares of common stock for each share of preferred stock, and is entitled to a liquidation preference equal to the original issue price per share. On January 18, 2017, our Board of Directors approved the issuance of 1,000,000 shares of Series A Preferred Stock to Flex.

On March 27, 2017, we filed a Certificate of Amendment with the Nevada Secretary of State increasing the number of authorized shares of common stock from 2,000,000,000 to 20,000,000,000 and the number of authorized shares of preferred stock from 1,000,000 to 10,000,000. As of March 27, 2017, we had 1,132,032,233 shares of common stock and 1,000,000 shares of Series A Preferred Stock issued and outstanding.

We are an exploration stage mining company engaged in the identification, acquisition, and exploration of metals and minerals with a focus on gold mineralization on our properties located in Ontario, Canada. We intend to conduct exploration and development programs on our recently acquired properties as described below.

On August 28, 2015, we entered into an Equity Participation and Earn-In Agreement (the “Flex Agreement”) with Flex Mining Ltd., a Delaware corporation (“Flex”), pursuant to which we issued 23,500,000 (pre-split) shares of restricted common stock to Flex. Under the terms of the Flex Agreement, we became eligible to earn 100% of the issued and outstanding shares of Flex by investing $1,000,000 in property expenditures on Flex’s properties over the next three years. Flex owns 100% of six mining claims, named the Big Monty Claims, in the historic Abitibi Greenstone Belt in Northern Ontario. We plan to conduct exploration activities on the Big Monty Claims.

On March 21, 2016, we entered into an Addendum to Equity Participation and Earn-In Agreement (the “Flex Addendum”) with Flex. Under the terms of the Flex Addendum, in consideration for our prior equity issuance to Flex and an agreement to pay $15,000 to Flex within 180 days after the effective date of the Flex Addendum, Flex agreed to sell, convey, assign and transfer substantially all of its assets, including the Big Monty Claims (the “Assets”) to us. As partial consideration for the acquisition of the Assets, the Flex Addendum requires us to incur the following expenditures over the next three years relating to the Big Monty Claims: (1) not less than $250,000 in expenditures on or before the first anniversary of the effective date of the Flex Addendum; (2) not less than $350,000 in additional expenditures on or before the second anniversary of the effective date of the Flex Addendum; and (3) not less than $400,000 in additional expenditures on or before the third anniversary of the effective date of the Flex Addendum. If we are unable to incur the expenditures required, we may satisfy any deficiency by making an equivalent cash payment to Flex. If we fail to incur the required expenditures under the Flex Addendum, Flex will have the option to repurchase the Assets from us at a price to be mutually agreed upon by the parties.

On January 18, 2017, we issued 1,000,000 shares of Series A Preferred Stock to Flex pursuant to an oral agreement with Flex. We agreed to issue the shares because we have not met the $250,000 expenditure requirement on the Big Monty Claims during the first year following the effective date of the Flex Addendum, and because Flex’s ownership interest in our Company has been diluted due to recent conversions of outstanding convertible notes. By issuing the shares, Flex agreed that our rights under the Flex Agreement and Flex Addendum remain valid.

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On April 21, 2016, we staked 31 mining claims consisting of 329 mining units and totaling 13,008 acres of vacant land in the townships of Frecheville, Stoughton, and Mistaken Islands in Northeastern Ontario, Canada. Ontario’s Ministry of Northern Development and Mines issued 31 claim numbers for these claims. The Company owns a 100% interest in these claims, and has named them the “Ponderosa” property. We have no plans to explore the Ponderosa claims at this time, as our current focus is on exploring the Big Monty Claims and completing the terms of the Flex Agreement.

We previously had two projects: one called the Valolo Claim in the Philippines, and the other being a joint venture project on the Lucky Thirteen Claim in Hope, British Columbia. The Valolo Claim in the Philippines has expired, and we lost our interest in the Lucky Thirteen Claim due to default on payments required to maintain ownership in the Lucky Thirteen Claim.

Since we are an exploration stage company, there is no assurance that a commercially viable mineral reserve exists on any of our current or future properties. To date, we do not know if an economically viable mineral reserve exists on our property and there is no assurance that we will discover one. Even if we do eventually discover a mineral reserve on our property, there can be no assurance that we will be able to develop our property into a producing mine and extract those resources. Both mineral exploration and development involve a high degree of risk and few properties which are explored are ultimately developed into producing mines.

Our current operational focus is to conduct exploration activities on the Big Monty Claims, and to complete the terms of the Flex Addendum and Flex Agreement. For a description of our Big Monty Claims project, please see the section entitled “Description of Properties” in this prospectus.

Industry

By industry standards, there are generally four types of mining companies. We are considered an “exploration stage” company. Typically, an exploration stage mining company is focused on exploration to identify new, commercially viable gold deposits. “Junior mining companies” typically have proven and probable reserves of less than one million ounces of gold, generally produce less than 100,000 ounces of gold annually, and/or are in the process of trying to raise enough capital to fund the remainder of the steps required to move from a staked claim to production. “Mid-tier” and large mining “senior” companies may have several projects in production plus several million ounces of gold in reserve.

Several factors and recent developments related to the gold mining and exploration industry are favorable to our Company. For example, the spot market price of an ounce of gold increased from a low of $253 in February 2001 to a high of $1,895 in September 2011 and $1,252.10 at the end of November 2013. This market price increase has made it more economically feasible to produce gold, and has made gold a more attractive investment for many. Accordingly, the gross margin per ounce of gold produced per the historical spot market price range above provides significant profit potential if we are successful in identifying and extracting gold on our properties.Further, gold reserves have generally been declining for a number of years for the following reasons:

•	The extended period of low gold prices from 1996 to 2001 made it economically unfeasible for most companies to explore for new deposits; and
•	The demand for, and production of, gold products have exceeded the amount of new reserves added over the last several consecutive years.

Plan of Operations

Our current focus is to raise capital and begin exploration activities on the Big Monty Claims. We have not discovered any ores or reserves on the Big Monty Claims. Our planned work is exploratory in nature.

The ultimate goal of our assessment work on the Big Monty Claims is to identify locations where we should drill for precious metals. To achieve that goal, using the data that is available to us, various assumptions must be made regarding the potential for mineralization on our properties. For example, if the assumption is that gold will be associated with quartz/felsic intrusions, then the southwestern corner of claim 4282128 represents a reasonable target area. If it is further assumed that mineralization is associated with fault structures, then the northeast trending Faults 3 and 4 should be focus areas for potential exploration locations. However, if mineralization is associated with massive sulfide intrusions, then the five elevated magnetic areas associated with the Fault are potential targets. Massive sulfides are usually associated with pyrite, which is only slightly magnetic. Mineralization may be associated with pyrhhotite and magnetite, which are common in sulfide intrusives. In conducting our exploration activities, we must interpret these various assumptions and make further assumptions of our own, which involves some risk. Moreover, it may take us years to determine whether there are commercially viable and exploitable minerals on our mineral properties. For a description of our mining claims, please refer to the section entitled “Description of Properties” in this Prospectus.

Our proposed field work will involve a phased exploration program to properly evaluate the potential for mineralization on the Big Monty Claims. We must conduct exploration to determine what minerals exist on our property, and whether such minerals can be economically extracted and profitably processed. We plan to proceed with exploration of the Big Monty Claims by drilling the quartz/felsic intrusion, as well as testing further the five elevated magnetic areas associated with the fault in order to begin determining the potential for discovering commercially exploitable deposits of gold on our mineral properties.

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Our existing knowledge of the geology and structure of our mineral properties is insufficient to spot drill targets at this time. To date only nine rock samples have been taken, and none found more than trace values in precious or base metals. Potential problems may have been lack of outcrop and limited knowledge of the actual rock types, including structure and geology. Ten outcrop areas were found and the geologic evaluation was minimal. The existing report from 2013 does not indicate that rock fabric or strike and dip of features was performed. The report indicates that minimal exposures of bedrock were attempted under the thin cover of moss and lichens. The Porcupine-Destor Fault Zone (“PDFZ”), where the Big Monty Claims lie, is believed to run generally East-West through our property, with numerous Northeast-Southwest cross faults providing several intersecting structural features, which could possibly host economic mineralization. It is vital for us to investigate these potential fault intersections, as they are the most likely places to find buried mineralization.

In furtherance of our exploration efforts, on October 27, 2015, we entered into a letter of intent with our consultant Mr. Ed Morrow, pursuant to which Mr. Morrow has agreed to supervise our exploration activities in exchange for a $1,500 monthly fee. We also agreed to issue to Mr. Morrow 200,000 (pre-split) restricted shares of common stock as partial payment for his services to the Company.

The goal of Phase One is to utilize the data base for the project (an airborne mag survey and a brief geologic review and report prepared in 2013) to develop possible drill targets seeking precious and base metals on mining claims. Phase One will involve an initial trip to the property by Mr. Morrow, to gather information and contractor contacts necessary for the smooth operation of the proposed field work and sampling. The complete program will revisit outcrops for mapping and recording attitudes and fabric. New outcrop exposure will be attempted by stripping moss and vegetation from shallowly covered areas. This same effort will assess access for drill equipment, and determine if additional geophysics, either airborne or ground, would be valuable in determining more precisely the strike and dip of the major structures. Trenching and short hole blasting will be used, if necessary, to acquire fresh samples and structural data. An audit will also be done on a spot basis to ensure that the new staking was completed and as filed.

Phase One is essentially a field program which does not require a permit, but which requires notification to the Native tribes and the Ministry. Phase One will primarily involve mapping and sampling activities to develop the basic information needed to apply for a formal exploration permit and work plan.

Phase Two will involve more extensive exploration, including pitting, trenching, possible additional ground based geophysical surveys, and drilling, which will ultimately lead to the discovery phase. Our Phase Two activities could take up to one year to complete, and the costs of Phase Two may increase if our exploration activities are successful and we decide to extend the length and scope of our Phase Two plans.

On August 8, 2016, we entered into a Contracting Agreement with Canadian Exploration Services Limited, a Canadian corporation (“CXS”), for contracting services in furtherance of our planned exploration program on the Big Monty Claims. Pursuant to the agreement, CXS will provide supervisory and logistical support in the completion of our mineral exploration program. Specifically, CSX will (1) review existing data, including reports supplied by the Company, assessment work filed in the resident geologist’s office, and government generated reports and maps, (2) obtain raw geophysical data for the airborne Mag survey for re-interpretation and re-processing, (3) check the access to the property and assess the costs of upgrading old roads and trails to the western core of the claim group, (4) compile all data into a digital property database, (5) conduct a non-permitted preliminary field program, which will involve checking areas of interest, general mapping, possible manual stripping and cleaning of old trenches and pits, and preparing progress reports and work permits, and (6) conduct an advanced field program (upon receipt of a work permit), which will involve possible backhoe stripping, line cutting, mapping and ground geophysics, diamond drilling of 10 holes (3,000 meters), drill core, assaying and assessment reports. CSX’s total estimated cost of the exploration work to be performed under the Agreement is $514,650CAD, which is equal to approximately $395,000USD. The term of the agreement will extend until the planned work is completed, which is estimated to be on or around August 31, 2017. On February 22, 2017, we entered into another Contracting Agreement with CXS and paid a deposit of $22,000 for a line cutting program to establish a grid for future geophysical and geological surveys and drill control. The line cutting program is part of the overall exploration program described in our August 8, 2016 agreement with CXS.

On August 23, 2016, the Ontario Ministry of Northern Development and Mines (“MNDM”) acknowledged its receipt of our exploration plan for the Big Monty Claims. MNDM’s acknowledgment letter indicates that our exploration plan was sent to two local Aboriginal communities for review and comment, as required by the notice and consultation provisions of the Ontario Mining Act (discussed in further detail below). The acknowledgment letter states that we could commence exploration activities pursuant to our exploration plan beginning on September 21, 2016, and that the plan will be effective for a period of two years thereafter. On August 24, 2016, MNDM also acknowledged its receipt of our exploration permit application for the Big Monty Claims. MNDM’s acknowledgment letter indicates that our permit application was sent to the same to local Aboriginal communities for review and comment, and that MNDM posted a proposal for the exploration permit on Ontario’s Environmental Registry, where it was available for public review and comment for a period of 30 days. On October 13, 2016, we received an exploration permit (PR-16-10942) from MNDM. The exploration permit is subject to the requirements of the Ontario Mining Act and all applicable Provincial Standards for early exploration. The permit is effective for a period of three (3) years, with options to renew, and will allow us to begin work on Phase Two of our planned exploration program. The permit is specific to our Big Monty Property, including mining claim numbers 4282127, 4282128, 4282129, 4282130, 4282131, 4282132, 4282133, 4282134 and 4282161.

We intend to use the funds from the Purchase Agreement to conduct the exploration work on the Big Monty Claims. We plan to begin exploration pursuant to our exploration plan in or around March 2017, or as soon thereafter as the weather permits.

Estimated Costs of Exploration Program

Description of Phase One Expenses	Cost
Air travel	$3,000
Fees for field crews for 3 weeks	24,000
Transportation	2,000
Equipment rental	6,000
Ground transportation (ATV rental)	1,500
Sampling and assaying	6,000
Trenching and possible short-hole drilling	25,000
TOTAL PHASE ONE	$67,500

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Description of Phase Two Expenses	Cost
Review, re-process and compile data	$7,250
Preliminary field program (mapping, stripping, transportation, equipment & supplies, and preparation of work permit)	23,650
Advanced field program (mapping, stripping, cutting, drilling, assaying, reports, transportation, equipment & supplies)	274,500
Administrative costs (administration, facility rental, storage, etc.)	5,000
TOTAL PHASE TWO	$310,400

Sources of Available Land for Mining and Exploration

There are generally five primary sources of land available for exploration, development and mining: public lands, private fee lands, unpatented mining claims, patented mining claims, and tribal lands. The primary sources for acquisition of these lands are the United States government, through the Bureau of Land Management and the United States Forest Service, state governments, tribal governments, foreign governments, and individuals or entities that currently hold title to or lease government and private lands.

There are numerous levels of government regulation associated with the activities of exploration and mining companies. Permits include “Notice of Intent” to explore, “Plan of Operations” to explore, “Plan of Operations” to mine, “Reclamation Permit,” “Air Quality Permit,” “Water Quality Permit,” “Industrial Artificial Pond Permit,” and several other health and safety permits. These permits are and will be subject to amendment or renewal during our operations. Although there is no guarantee that the appropriate regulatory agencies will timely approve, if at all, the necessary permits for our current operations or other anticipated operations, we have no reason to believe that the necessary permits will not be issued in due course. The total cost and effects of the permitting and bonding process on our operations cannot be estimated at this time. Costs will vary for each project, when initiated, and could have a material effect on our operations.

In the United States, the federal government owns public lands that are administered by the Bureau of Land Management or the United States Forest Service. Ownership of the subsurface mineral estate can be acquired by staking a twenty (20) acre mining claim granted under the General Mining Law of 1872, as amended (the “General Mining Law”). The Federal government still owns the surface estate, even though the subsurface can be controlled with a right to extract through claim staking. Private fee lands are lands that are controlled by fee-simple title by private individuals or corporations. These lands can be controlled for mining and exploration activities by either leasing or purchasing the surface and subsurface rights from the private owner. Unpatented mining claims located on public lands owned by another entity can be controlled by leasing or purchasing the claims outright from the owners. Patented mining claims are claims that were staked under the General Mining Law, and through application and approval, the owners were granted full private ownership of the surface and subsurface estate by the federal government. These lands can be acquired for exploration and mining through lease or purchase from the owners. Tribal lands are those lands that are under control by sovereign Native American tribes. Areas that show promise for exploration and mining can be leased or joint ventured with the tribe controlling the land.

Exploration and development activities in foreign countries are subject to applicable foreign laws and regulations. As with mining activities in the United States, obtaining mining rights under such laws, and obtaining and maintaining necessary licenses, permits and other approvals, may have a material effect on our operations in terms of time and costs. Although there is no guarantee that the appropriate regulatory authorities will timely, if ever, approve our intended operations, we have no reason to believe that all necessary permits and approvals will not be obtained in due course in order to carry out our intended operations.

The Mining Act is the provincial legislation that governs and regulates prospecting, mineral exploration, mine development and rehabilitation in Ontario, Canada. The purpose of the Mining Act is to encourage prospecting, staking and exploration for the development of mineral resources, in a manner consistent with the recognition and affirmation of existing Aboriginal and treaty rights in Section 35 of the Constitution Act of 1982, including the duty to consult, and to minimize the impact of these activities on public health and safety and the environment.

Competition

We are a mineral resources exploration company. We compete with many companies in the mining business, including larger, more established mining companies with substantial capabilities, personnel and financial resources. Further, there is a limited supply of desirable mineral lands available for claim-staking, lease or acquisition in Canada, the United States, and other areas where we may conduct exploration activities. Because we compete with individuals and companies that have greater financial resources and larger technical staffs, we may be at a competitive disadvantage in acquiring desirable mineral properties. From time to time, specific properties or areas that would otherwise be attractive to us for exploration or acquisition are unavailable due to their previous acquisition by other companies or our lack of financial resources.

Competition in the mining industry is not limited to the acquisition of mineral properties but also extends to: the technical expertise to find such properties; the labor to operate such properties; and the capital needed to fund the acquisition and operation of such properties. Competition may result in our Company being unable not only to acquire desired properties, but to recruit and/or retain qualified employees, to obtain equipment and personnel to assist in our exploration activities, and/or to acquire the capital necessary to fund our operation and advance our properties. Our inability to compete with other companies for these resources would have a material adverse effect on our results of operation and business.

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The mineral resource exploration and mining industry is fragmented, and we are a very small participant in this sector. Many of our competitors explore for a variety of minerals and control many different properties around the world. Many of them have been in business longer than us, have established more strategic partnerships and relationships than us, and have greater access to financial resources than we do. Given the significant competition for mineral resource exploration properties, we may be unable to continue to acquire interests in attractive gold and other mineral exploration properties on terms we consider acceptable.

While we compete with other exploration companies in acquiring suitable properties, we believe that there would be readily available purchasers of gold and other precious metals if they were to be produced from any of the properties we acquire an interest in. The price of precious metals, including gold, can be affected by a number of factors beyond our control, including:

•	Fluctuations in market prices;
•	Fluctuating supplies;
•	Fluctuating demand; and
•	Mining activities of others.

If we find gold mineralization that is determined to be of economic grade and in sufficient quantity to justify production, we may then seek significant additional capital through equity or debt financing to develop, mine and sell our production. Our production would likely be sold to a refiner that would in turn purify our material and then sell it on the open market or through its agents or dealers.

Compliance with Government Regulations

Various levels of governmental controls and regulations address, among other things, the environmental impact of mineral exploration and mineral processing operations and establish requirements for decommissioning of mineral exploration properties after operations have ceased. With respect to the regulation of mineral exploration and processing, legislation and regulations in various jurisdictions establish performance standards, air and water quality emission standards and other design or operational requirements for various aspects of the operations, including health and safety standards. Legislation and regulations also establish requirements for decommissioning, reclamation and rehabilitation of mineral exploration properties following the cessation of operations and may require that some former mineral properties be managed for long periods of time.

Our exploration activities are subject to various levels of federal, state, local and foreign laws and regulations relating to protection of the environment. Some of these laws and regulations include Ontario’s Mining Act in Canada, and potentially the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-to-Know Act, the Endangered Species Act, the Federal Land Policy and Management Act, the National Environmental Policy Act and the Resource Conservation and Recovery Act in the United States.

In Ontario, the Company is governed by the Ontario Mining Act (the “Mining Act”), which is the provincial legislation that governs and regulates prospecting, mineral exploration, mine development and rehabilitation in Ontario. The purpose of the Mining Act is to encourage prospecting, staking and exploration for the development of mineral resources in a manner consistent with the recognition and affirmation of existing Aboriginal and treaty rights in Section 35 of the Constitution Act of 1982, including the duty to consult, and the duty to minimize the impact of such mining activities on public health, safety, and the environment.

Ontario closely regulates land access and exploration activities through its Mining Act. The Mining Act mandates that staking claims cannot infringe on individual property rights or disrupt other land uses, such as recreation areas or gardens. Special staking and exploration and exploration guidelines apply on land designated by the Ontario government as environmentally sensitive. The Mining Act protects heritage values and focuses heavily on the rights of Aboriginal communities. It requires notification of and consultation with Aboriginal communities regarding the impact of proposed exploration and mining activities; lower-impact activities require the filing of exploration plans, while higher-impact activities require exploration permits.

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Under the Mining Act, before undertaking certain early exploration activities, an exploration plan must be submitted and notification provided to any surface rights owner(s). Aboriginal communities potentially affected by activities proposed in an exploration plan are notified by MNDM and have an opportunity to provide feedback before the proposed activities can be carried out. Additionally, some early exploration activities require an exploration permit from MNDM. Surface rights owners must be notified when applying for a permit. Aboriginal communities potentially affected by the exploration permit activities are to be consulted and given the opportunity to provide comments and feedback before a decision is made on the permit. Effective April 1, 2013, exploration plans and permits became mandatory for prescribed activities.

In addition, the main federal laws and regulations that apply to mining activities in Canada are the Canadian Environmental Assessment Act, the Canadian Environmental Protection Act, 1999 (the “Canadian Environmental Protection Act”), and the Metal Mining Effluent Regulations under the Fisheries Act.

The Canadian Environmental Assessment Act requires federal decisionmakers (called responsible authorities) to consider the environmental effects of projects before making any decisions or exercising any powers that enable the project to proceed (i.e., before initiating the project, providing funding, granting land, or issuing certain regulatory approvals). Mining projects in Canada are subject to the Canadian Environmental Assessment Act where there is a federal decision-making responsibility to enable a project.

Mining activities can result in emissions to the environment, and are therefore also subject to the Canadian Environmental Protection Act. Emissions from mining activities may include various pollutants of concern, including criteria air contaminants (smog-causing pollutants), greenhouse gases, and substances that have been declared toxic under the Canadian Environmental Protection Act. The National Pollutant Release Inventory is Canada’s legislated, publicly accessible inventory of pollutant releases, disposals and transfers for recycling. Emissions information is reported by facilities and published by Environment Canada under the authority of Sections 46 through 50 of the Canadian Environmental Protection Act. The National Pollutant Release Inventory reports on pollutant releases to air, water and land, as well as on/off-site disposal, which includes substances in waste rock and mine tailings.

The quality of effluent discharged from metal mines in Canada is regulated under the Metal Mining Effluent Regulations under the Fisheries Act. Fisheries and Oceans Canada is generally responsible for the Fisheries Act, and Environment Canada administers the pollution prevention provisions (Sections 36 through 42) of the Fisheries Act. Subsection 36(3) of the Fisheries Act prohibits the deposit of deleterious substances in water frequented by fish, unless permitted under regulations such as the Metal Mining Effluent Regulations. Mining operations that are not captured under the Metal Mining Effluent Regulations, such as coal mines, diamond mines, quarries and other non-metallic mineral mining facilities, are subject to the prohibition in subsection 36(3) of the Fisheries Act.

The Company’s mining claims in Ontario were recently re-staked by the Company, and the Company has until January 2018 to perform further assessment work (i.e., incur further expenditures) before any potential loss of such claims may occur. Generally, assessment work is prospecting and/or exploration work (e.g., trenching, blasting, diamond drilling, geological or geophysical surveys, etc.) that a mining claim holder must conduct each year to hold the claim in good standing.

We plan to secure all state, federal, local and foreign permits necessary for our exploration activities, and we intend to file applications for the required permits to conduct our exploration programs, as necessary. As noted above, we submitted our exploration plan and exploration permit application to MNDM in August 2016, and on October 13, 2016, we received an exploration permit (PR-16-10942) from MNDM. We do not anticipate discharging water into active streams, creeks, rivers, lakes or any other bodies of water without an appropriate permit. We also do not anticipate disturbing any endangered species or archaeological sites, or causing damage to the properties in which we have an interest. The cost of remediation work varies according to the degree of physical disturbance. It is difficult to estimate the cost of compliance with environmental laws since the full nature and extent of our proposed activities cannot be determined at present.

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Employees

We have no full-time or part-time employees, with the exception of Christopher Vallos, our sole director and principal executive officer. Mr. Vallos devotes substantially all of his time to the business and affairs of our Company. We do not currently have any pension, health, annuity, insurance, profit sharing, or similar employee benefit plans, although we may choose to adopt such plans in the future.

We plan to engage contractors from time to time to consult with us on specific corporate affairs, or to perform specific tasks in connection with our exploration activities. We will hire contractors on an as needed basis. On October 27, 2015, we entered into a letter of intent with our consultant, Mr. Edwin Morrow, pursuant to which Mr. Morrow has agreed to supervise our exploration activities, effective as of November 1, 2015. We have not entered into negotiations or contracts with any other potential consultants or contractors to date.

Corporate Information

Our principal executive offices are located at 3401 Enterprise Parkway, Suite 340, Beachwood, Ohio 44122. Our telephone number is (216) 916-9303. Our website is located at: http://www.goldlakes.com.

Description of Properties

Our principal executive office is located at 3401 Enterprise Parkway, Suite 340, Beachwood, Ohio 44122. We have approximately 225 square feet which includes our executive offices and engineering facilities. Annual rent for this location is approximately $6,000. We believe these facilities are adequate for our current needs, and that alternate facilities on similar terms would be readily available, if needed.

Mineral Properties

Pursuant to the Flex Agreement and Flex Addendum, we acquired all of Flex’s rights and interest in, among other things, the Big Monty Claims in Northern Ontario, Canada. For a more detailed description of the Flex Agreement and the Flex Addendum, see the section entitled “Description of Business” above. The Big Monty Claims consist of 6 mining claims totaling 70 mining units and 2,768 acres of land in Northern Ontario, Canada.

On April 21, 2016, we staked 31 mining claims consisting of 329 mining units and totaling 13,008 acres of vacant land in the townships of Frecheville, Stoughton, and Mistaken Islands in Northeastern Ontario, Canada. Ontario’s Ministry of Northern Development and Mines issued 31 claim numbers for these claims. The Company owns a 100% interest in these claims, and has named them the “Ponderosa” property. We have no plans to explore the Ponderosa claims at this time, as our current focus is on exploring the Big Monty Claims and completing the terms of the Flex Agreement and the Flex Addendum.

Glossary of Technical Terms

Arsenopyrite	Mineral consisting of a combined sulfide and arsenide of iron
Bedrock	Deposit of solid rock typically buried beneath soil
Caldera	Volcanic crater formed by collapse of the central part of a volcano or by explosion
Extrusive	Formed by geological extrusion from the earth in a molten state or as volcanic ash
Feldspars	Crystalline rock-forming minerals
Mafic	Dark-colored minerals rich in magnesium and iron
Outcrop	Part of rock formation appearing at the surface of the ground
Patented	Mining claims conveying both mineral and surface rights
Pyrite	Mineral consisting of iron disulfide and having a pale brass-yellow color and metallic luster
Shear Zone	Zone of closely spaced, parallel faults or dispersed displacements
Till	Unsorted material composed of clay, boulders, or a mixture of the two.
Unpatented	Mining claims conveying only mineral rights

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Abbreviations and acronyms

g	grams
m	meters
mm	millimeters
km	kilometers
ppm	parts per million
tpd	tons per day
ton	2,000 pounds

Big Monty Claims

We currently have rights to one significant property located in Northern Ontario – the Big Monty Claims. The Big Monty Claims consist of the following 6 mining claims:

Mining Claim #	# of 16HA Claim Units	# of Hectares	# of Acres
4282128	16	256	633
4282129	16	256	633
4282130	6	96	237
4282131	9	144	356
4282132	11	176	435
4282133	12	192	475
TOTAL	70	1,120	2,768

Pursuant to the terms of the Flex Agreement and Flex Addendum, we acquired all of Flex’s 100% interest in the properties subject to Mineral Exploration License Numbers 4282128, 4282129, 4282130, 4282131, 4282132, and 4282133, issued by the Province of Ontario. MNDM maintains a Mining Claims Database of all mining claims in the Province of Ontario. On October 13, 2016, we received an exploration permit (PR-16-10942) from MNDM permitting us to begin exploration activities on the Big Monty Claims.

Location and Means of Access

The Big Monty Claims are located approximately 70 km (44 miles) north of Kirkland Lake, Ontario, and 68 km east of Timmins, Ontario (42 miles). The property is located approximately 10 km (6 miles) east of Matheson, Ontario. The area surrounding the Claims is an active mineral exploration and development region with numerous operational resources, including heavy equipment and operators, available for hire. Both Kirkland Lake and Timmins can provide all necessary services, amenities and supplies, including fuel, helicopter services, hardware, drilling companies and assay services. The Big Monty Claims are located in the historic Abitibi Greenstone Belt in Northern Ontario. The Abitibi Greenstone Belt is an established gold mining district that has produced over 100 mines and 180 million ounces of gold since 1901. The Big Monty Claims are strategically located between Kirkland Lake and Timmins – two iconic gold manufacturing cities in the region. The Big Monty Claims cover approximately 2,760 acres, and lie within the prolific Porcupine-Destor Fault Zone (“PDFZ”).

Access to our Claims is obtained by major highway east of Matheson, Ontario.

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Property Geology

The Claims’ terrain is rugged, with mountain forests growing throughout. Bedrock outcrops were found to be generally rare across all six claims due to vegetation and glacial till. Portions of the claims have been logged in recent years, particularly the northern portion of claim 4282131, 4282132 and 4282133. However, the logged areas have re-vegetated with first generation plants (grasses, pines, scrub oaks, sumac, etc.), making it difficult to find bedrock exposures. A significant portion of the geographic area is covered with a veneer of glacial till of varying thicknesses. The till is described as a fine to medium grain arkosic sand with occasional pebble and gravel size clasts. This till dominates claims area south of the North Branch of the PDFZ. The available bedrock outcrops are primarily found on claims 4282131, 4282132 and 4282133. The observed bedrock is a massive fine-grained mafic volcanic rock intruded with mafic rock characterized by pillow structures. Also observed was a northwest/southeast dike on claim 4282132. The dike rock is described as a medium-grain with visible feldspars and slightly magnetic. Finally, accessory minerals of pyrite and possible arsenopyrite have been observed in several rocks. The general geochemistry indicates that the collected rocks are mafic, being rich in iron and magnesium with low silica by weight. No significant concentrations of precious, base or rare earth elements were detected in the collected rocks. A belt of volcanic rocks, of the Savura Volcanic Group, underlies the property. These volcanic rocks are exposed along a wide axial zone of a broad complex. The presence of these rocks on our property is relevant to us because gold mineralization at the nearby Nasoata Gold Mine, a past producer of gold in commercial quantities (approximately 20 miles to the west of our claim), is generally concentrated within extrusive volcanic rocks (of the Savura Volcanic Group) on the walls of large volcanic caldera.

Previous Exploration

Previous exploration work has not included any attempt to drill on Big Monty Claims. Records indicate that no detailed exploration has been completed on the property.

On October 28, 2013, G3 - Gauvreau GeoEnvironmental Group Inc. issued a Claims Assessment Report. G3’s assessment work was performed as part of the claims assessment required to maintain the claims in good standing under the guidelines set forth by MNDM.

The assessment work for the claims was divided into three tasks:

•	Field study performing geologic mapping and sampling;
•	Magnetic survey interpretation; and
•	Georeferencing.

During the assessment period, an aerial magnetic survey was conducted on the Big Monty Claims. The results from aerial magnetic survey produced a residual magnetic intensity map and a first vertical derivative of the residual magnetic intensity map. No corresponding geologic interpretation of the aerial magnetic survey was completed during the assessment period.

A field study was also performed in October 2013. The purpose of the field study, where possible, was to complete the following:

•	Geological mapping;
•	Grab/hand rock sampling;
•	Geochemical sampling;
•	Structural mapping (faults, joints, fractures, etc.); and
•	GPS locating of control points including claim corner posts and claim boundaries.

Nine rock samples were collected from various bedrock outcrops during the field study. These samples were submitted to an Agat Laboratories in Sudbury, Ontario for chemical analyses. The field geological mapping and chemical analysis data is used to tie the aerial magnetometer survey to observable and mapable bedrock conditions along the PDFZ.

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Mineralization

There are no identified resources of reserves of gold within the Big Monty Claims. However, structures and shear zones affiliated with mineralization on adjacent properties pass through the property subject to the Big Monty Claims.

The surrounding region, referred to as the Canadian Shield, is known for production of metals, including copper, lead, zinc, silver, and, perhaps most importantly, gold. The Canadian Shield, also known as the Laurentian Plateau, is a huge saucer-shaped area of exposed, ancient (3 to 5 billion years old) Precambrian igneous and high grade metamorphic rocks. This massive exposure covers half of Canada, most of Greenland, and a large part of the Northern United States. Today, approximately 30% of the Canadian Shield is covered by water. It is known to extend must farther than its current outcrop exposure, and is in absolute terms the geologic rock core of North America.

More technically referred to as the North American Craton, the Canadian Shield was formed by a long and heavy continuous series of volcanic events, where molten rock was brought to the surface from extreme depths of 50 km or more. More recently, continental scale ice sheets formed with glaciers moving generally southward from the pole, peeling off the top of the Craton, and spreading the resulting glacial debris for many hundreds of miles. This resulted in a vast area of generally low relief, with little to no soil cover. Freed from the weight of the ice sheet as it melted in a warming climate, local and regional uplift over millions of years has created structural deformations and faults which have disturbed the original rock layers.

There are several major deformation or fault or shear zones that are prominent in the Canadian Shield. One of the most important and productive is the Abitibi Greenstone Belt – a geologic subdivision which is centered on the east-west trending PDFZ, running in excess of 200 km from Timmins, Ontario all the way to Rouyn- Noranda, Quebec. The 120 mile section of the Porcupine- Destor shear zone from Timmins to the Quebec border has produced over 200 gold occurrences and, so far, about a dozen major mines and scores of smaller ones since its discovery in the early 1900s. This prolific structure has produced about 200 million ounces of gold to date and is still producing heavily, making it one of Canada’s prime Gold exploration areas. It is known to produce high grades from underground mining of the Porcupine-Destor structures.

The Big Monty property lies on the north splay or offshoot of the PDFZ, and is 3 km east of the Solid Gold property, where gold in banded iron formation on strike along the north offshoot produced values from drill holes in 2011-2012 that have not been fully investigated to date. One of the newest Mines, the Saint Andrews Holloway-Holt complex, lies just 10 km southwest of our Big Monty property. In 2013, Holt-Holloway reported resources near 40 million tonnes, grading up to a 5 grams/tonne average.

Aside from the PDFZ gold system, there are other parallel structures which have also been productive. For instance, the Kirkland Lake/ Larder Lake area located approximately 60 km southeast of the Big Monty property has produced nearly 50 million ounces of Gold since its discovery in the early 1900’s, and is still in production.

Timmins, Ontario, near the western end of the porcupine structure, lies about 80 km west of the Big Monty property, and is one of the larger gold camps. Local mines, including Dome, Hollinger, McIntyre, and a few smaller mines, have collectively produced over 75 million ounces of Gold. The Timmins district also has significant base metal production.

Water and Power

No water is required for the purposes of our planned exploration work. No electrical power is required at this stage of exploration. Any electrical power that might be required in the foreseeable future could be supplied by gas powered portable generators.

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LEGAL PROCEEDINGS

There are no pending legal proceedings to which we are a party or to which any of our property is subject, nor are there any such proceedings known to be contemplated by governmental authorities or any other parties. None of our directors, officers or affiliates is involved in a proceeding that is adverse to our business or has a material interest that is adverse to our business.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is traded on the OTC Pink marketplace, operated by OTC Markets Group, Inc. under the ticker symbol “GLLK.” The closing price of our common stock on March 27, 2017 was $0.0004 per share. The high and low closing bid prices (post-split) for trading of our stock for each of the quarters during the years ended July 31, 2016 and July 31, 2015 are as follows:

Fiscal Year Ending July 31, 2016	High	Low

First Quarter - October 31, 2015	$0.33	$0.01
Second Quarter – January 31, 2016	$0.40	$0.18
Third Quarter – April 30, 2016	$0.33	$0.12
Fourth Quarter – July 31, 2016	$1.65	$0.03

Fiscal Year Ending July 31, 2015	High	Low

First Quarter - October 31, 2014	$0.20	$0.07
Second Quarter – January 31, 2015	$0.17	$0.05
Third Quarter – April 30, 2015	$0.35	$0.05
Fourth Quarter – July 31, 2015	$0.30	$0.05

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Convertible Notes Payable

On March 14, 2016, the Company entered into a Securities Purchase Agreement with Himmil Investments Ltd. and issued a senior convertible note in the principal amount of $535,000 (subject to reduction) to Himmil Investments Ltd., along with warrants to purchase up to 521,875 (pre-split) shares of common stock, for a purchase price of $285,000 (an approximate 46.7% original issue discount). The note has an eight percent (8%) per annum interest rate and a maturity date of March 14, 2017. The note is convertible into shares of common stock of the Company at any time at a conversion price equal to the lesser of (i) $1.10 per share (pre-split) (subject to adjustment), and (ii) 50 % of the lowest trade price of the Common Stock of any of the 20 consecutive trading days ending and including the trading day immediately preceding such date of determination (subject to adjustment). On July 12, 2016, $200,000 of the principal and $16,000 of the accrued interest under this note was paid out by the Company by issuing 3,240,000 (post-split) shares of common stock to Himmil. From December 2016 through March 2017, the remaining balance on this note was partially paid off by conversion into 192,610,074 shares of common stock.

On July 14, 2016, we issued a $53,500 convertible promissory note to an accredited institutional investor. The note has a twelve percent (12%) per annum interest rate and a maturity date of April 14, 2017. Closing costs of $6,000 are being amortized over the life of the loan. The note is convertible into shares of our common stock at any time at a rate of 50% of the lowest trading price of the shares over the previous 20-day trading period.

On July 16, 2016, we issued a $55,125 convertible promissory note to an accredited institutional investor. The note has a ten percent (10%) per annum interest rate and a maturity date of July 16, 2017. Closing costs of $5,125 are being amortized over the life of the loan. The note is convertible into shares of our common stock at any time at a rate of 50% of the lowest trading price of the shares over the previous 20-day trading period.

On August 1, 2016, we issued a $50,000 convertible promissory note to an accredited investor. The note has a ten percent (10%) per annum interest rate and a maturity date of August 1, 2017. Closing costs of $8,500 are being amortized over the life of the loan. The note is convertible into shares of our common stock at any time at a rate of 50% of the lowest trading price of the shares over the previous 20-day trading period.

On August 4, 2016, we issued a $83,333 convertible promissory note to an accredited investor. The note has a nine percent (9%) per annum interest rate and a maturity date of August 4, 2017. Closing costs of $12,083 are being amortized over the life of the loan. The note is convertible into shares of our common stock at any time at a rate of 55% of the lowest trading price of the shares over the previous 20-day trading period.

On August 4, 2016, we issued a $50,000 convertible promissory note to an accredited investor. The note has an eight percent (8%) per annum interest rate and a maturity date of August 4, 2017. Closing costs of $2,500 are being amortized over the life of the loan. The note is convertible into shares of our common stock at any time at a rate of 55% of the lowest trading price of the shares over the previous 20-day trading period.

On August 5, 2016, we issued a $52,500 convertible promissory note to an accredited investor. The note has a ten percent (10%) per annum interest rate and a maturity date of May 4, 2017. Closing costs of $7,500 are being amortized over the life of the loan. The note is convertible into shares of our common stock at any time at a rate of 55% of the lowest trading price of the shares over the previous 20-day trading period.

On August 15, 2016, we issued a $50,000 convertible promissory note to an accredited investor. The note has an eight percent (8%) per annum interest rate and a maturity date of August 15, 2017. Closing costs of $10,000 are being amortized over the life of the loan. The note is convertible into shares of our common stock at any time at a rate of 55% of the lowest trading price of the shares over the previous 20-day trading period.

On August 26, 2016, we issued a $61,250 convertible promissory note to an accredited investor. The note has an eight percent (8%) per annum interest rate and a maturity date of May 26, 2017. Closing costs of $11,250 are being amortized over the life of the loan. The note is convertible into shares of our common stock at any time at a rate of 60% of the lowest trading price of the shares over the previous 20-day trading period.

On November 3, 2016, we issued a $27,000 convertible promissory note to an accredited investor. The note has a ten percent (10%) per annum interest rate and a maturity date of May 3, 2017. Closing costs of $2,500 are being amortized over the life of the loan. The note is convertible into shares of our common stock at any time at a rate of 60% of the lowest trading price of the shares over the previous 20-day trading period.

On November 21, 2016, we issued a $25,000 convertible promissory note to an accredited investor. The note has an eight percent (8%) per annum interest rate and a maturity date of November 21, 2017. Closing costs of $2,500 are being amortized over the life of the loan. The note is convertible into shares of our common stock at any time at a rate of 60% of the lowest trading price of the shares over the previous 20-day trading period.

On February 1, 2017, we issued a $65,000 convertible promissory note to an accredited investor. The note has a twelve percent (12%) per annum interest rate and a maturity date of November 1, 2017. The note is convertible into shares of our common stock at any time at a rate of 60% of the lowest trading price of the shares over the previous 20-day period.

On February 1, 2017, we issued a $52,500 convertible promissory note to an accredited investor. The note has a ten percent (10%) per annum interest rate and a maturity date of October 31, 2017. The note is convertible into shares of our common stock at any time at a rate of 60% of the lowest trading price of the shares over the previous 20-day period.

On February 15, 2017, we issued a $52,500 convertible promissory note to an accredited investor. The note has a ten percent (10%) per annum interest rate and a maturity date of November 15, 2017. The note is convertible into shares of our common stock at any time at a rate of 60% of the lowest trading price of the shares or the previous 20-day period.

Holders of Common Stock

As of July 14, 2016, there were 19 stockholders of record of our common stock, and there were 34,215,645 (pre-split) shares of common stock issued and outstanding. On July 18, 2016, we affected a 3-for-1 forward stock split of all our issued and outstanding shares of common stock such that post-split, we had 102,646,935 shares outstanding. As of March 27, 2017, there were 14 stockholders of record of our common stock, and there were 1,132,032,233 shares issued and outstanding.

Dividends

We have never declared or paid any cash dividends on shares of our common stock. We currently intend to retain earnings, if any, to fund the development and growth of our business, and we do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs and growth plans.

Securities Authorized for Issuance under Equity Compensation Plans

There are no options, warrants or convertible securities outstanding pursuant to an equity compensation plan.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion summarizes the significant factors affecting the operating results, financial condition, liquidity and cash flows of the Company for the fiscal years ended July 31, 2016 and 2015 and the three and six month periods ended January 31, 2017 and 2016. The discussion and analysis that follows should be read together with our financial statements and the notes to the financial statements included elsewhere in this Registration Statement on Form S-1. Except for historical information, the matters discussed in this section are forward looking statements that involve risks and uncertainties and are based upon judgments concerning various factors that are beyond the Company’s control. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this report.

Overview

We were incorporated on January 18, 2007 in the State of Nevada under the name Siga Resources Inc. On October 23, 2013, we changed our name to TNX Maverick Corp. On August 24, 2015, we changed our name to Gold Lakes Corp. and effected a 1-for-200 reverse stock split of our outstanding shares of common stock. We do not have any subsidiaries or affiliated companies. As of July 14, 2016, we had 34,215,645 (pre-split) shares of common stock issued and outstanding. On July 18, 2016, we affected a 3-for-1 forward stock split of all our issued and outstanding shares of common stock such that post-split, we had 102,646,935 shares outstanding.

On January 13, 2017, we filed a Certificate of Amendment with the Nevada Secretary of State increasing the number of authorized shares of common stock from 500,000,000 to 2,000,000,000 and authorizing the issuance of 1,000,000 shares of preferred stock, par value $0.001 per share. On January 17, 2017, pursuant to a resolution approved by our Board of Directors, we filed a Certificate of Designation with the Nevada Secretary of State designating up to 1,000,000 shares of Series A Preferred Stock. The Series A Preferred Stock is entitled to two thousand (2,000) votes per share, is convertible into shares of our common stock at a conversion rate of 2,000 shares of common stock for each share of preferred stock, and is entitled to a liquidation preference equal to the original issue price per share. On January 18, 2017, our Board of Directors approved the issuance of 1,000,000 shares of Series A Preferred Stock to Flex in consideration of certain sums owed to Flex in lieu of exploration expenses incurred under the Flex Agreement and Flex Addendum.

On March 27, 2017, we filed a Certificate of Amendment with the Nevada Secretary of State increasing the number of authorized shares of common stock from 2,000,000,000 to 20,000,000,000 and the number of authorized shares of preferred stock from 1,000,000 to 10,000,000. As of March 27, 2017, we had 1,132,032,233 shares of common stock and 1,000,000 shares of Series A Preferred Stock issued and outstanding.

We are an exploration stage company and have not generated any revenues from our exploration activities. Further, we have not generated any revenues since our formation on January 18, 2007. We cannot guarantee we will be successful in our exploration activities. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we must commence our exploration of the Big Monty Claims or find alternative mining claims to explore and develop. We must obtain financing to provide the capital required to implement our phased exploration program. We have no assurance that financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we will be unable to commence, continue, develop or expand our exploration activities. Even if available, equity financing could result in additional dilution to existing stockholders.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital. This is because we have not generated any revenues to date, and no revenues are anticipated until we begin developing, removing and selling minerals. Accordingly, we must raise capital from other sources. Our only other source for cash at this time is investments by others in the Company.

To meet our need for cash we must raise additional capital. We will attempt to raise additional money through a private placement, public offering, or through loans. Our continued operations may involve many years of exploration, and will require expenditure of substantial amounts of money. If we cannot raise enough capital to fund our continued operations, we may need to abandon our planned exploration activities and cease operations altogether.

We estimate we will require $220,810 in cash over the next twelve months. For a detailed breakdown of our estimated expenses, refer to the “Liquidity and Capital Resources” section below. Additional cash will be required to cover the cost of completing the exploration work for the Big Monty Claims, which is estimated to cost approximately $377,900.

Results of Operations

The following summary of our results of operations should be read in conjunction with our financial statements for the fiscal years ended July 31, 2016 and July 31, 2015 and the three and six month periods ended January 31, 2017 and January 31, 2016. We have not generated any operating revenues since inception.

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Results of Operations for the Fiscal Years ended July 31, 2016 and July 31, 2015

We generated no revenue for the year ended July 31, 2016, and no revenue for the year ended July 31, 2015. Our operating expenses were $23,893,415 for the year ended July 31, 2016 (primarily due to an impairment loss on our mineral property), compared to $47,284 for the year ended July 31, 2015. We had a net loss of $25,785,792 for the year ended July 31, 2016, compared to a net income of $10,119 for the year ended July 31, 2015 (primarily due to a gain on write-down of accounts payable). For the year ended July 31, 2015, we wrote down $72,328 in accounts payable on accounts that had aged over five years and were no longer expecting payment. During the year ended July 31, 2016, by paying $5,000, we were able to settle with the holder of a $76,000 convertible debt, plus accrued interest, resulting in a gain on the extinguishment of debt in the amount of $96,819. The following table reflects our operating expenses and other expenses incurred during the fiscal year ended July 31, 2016 compared against our expenses incurred during the fiscal year ended July 31, 2015, and explains the reasons for various fluctuations in expenses.

	July 31, 2016	July 31, 2015	Difference	Explanation

Change in Derivative Benefit	1,223,529	-	1,223,529	Resulted in changes of share price at year end on convertible debt.
Amortization of Deferred Charges	209,589	-	209,589	Finders fees and legal costs associated with the convertible debt are being amortized over the life of the loans.
Amortization of Debt Discount	157,533	-	157,533	Amortization of debt discounts of convertible debt.
Impairment loss on Mineral Property	23,500,000	-	23,500,000

The properties were acquired by issuing 23,500,000 shares. The market value at the time of issue was $1.00 per share resulting in a cost of $23,500,000. As the value of the property is unknown at this time, the Company has written off the cost of the property.

Loss (Gain) on extinguishment of debt	(96,819)	(72,328)	(24,491)	Purchase of convertible debt. resulted in gain on debt extinguishment.
Shares for services	280,000	-	280,000	400,000 shares were issued to a director of the Company, 210,000 shares to consultants to the Company. The market price of the shares at issue was $280,000.
Interest Expense	118,545	14,929	103,616	Reflects interest on convertible debt and amortization of deferred charges, and buy out of existing convertible debt.
Consulting	182,845	-	182,845	Consulting costs increased due to money raising activities.
Legal	130,426	12,940	117,486

Legal expenses increased due to getting listed on QBX, getting property transferred, effecting our reverse merger and name change, and preparing to register our securities pursuant to this Registration Statement on Form S-1.

Filing expenses	25,422	8,005	17,417	Filing expenses increased due to QBX listing fees of $12,500 and other SEC filing expenses.
Audit and Accounting	30,750	25,000	5,750	Audit and Accounting expenses increased due to increased activity and money raising activities.
Transfer Agent	13,676	1,335	12,341	Transfer Agent expenses increased due to an increased number of share issuances.
Travel	2,000	-	2,000
Rent	5,600	-	5,600
Other	2,696	-	2,696

Net Loss (Income)	25,785,792	(10,119)	25,795,911

Results of Operations for the Three-Month Periods ended January 31, 2017 and January 31, 2016

We generated no revenue for the three months ended January 31, 2017, and no revenue for the three months ended January 31, 2016. Our total operating expenses were $23,450,031 for the three months ended January 31, 2017, compared to $313,726 for the three months ended January 31, 2016. We had a net loss of $23,450,031 for the three months ended January 31, 2017, compared to a net loss of $313,726 for the three months ended January 31, 2016. The significant increase in net loss during the three months ended January 31, 2017 was due to a significant increase in operating expenses, which was primarily attributable to the issuance of 1,000,000 shares of Series A Preferred Stock to Flex in furtherance of our exploration efforts under the Flex Agreement and Flex Addendum.

39

The following table reflects our operating expenses incurred during the three month periods ended January 31, 2017 and January 31, 2016.

	January 31, 2017	January 31, 2016	Difference	Explanation
Advertising and marketing	935	-	935
Filing & Transfer Fee	932	14,015	(13,083)	Increased number of share issues.
Accounting and Audit	3,000	6,750	(3,750)
Consulting Expense	16,500	62,375	(45,875)	Consulting costs decreased due to money raising activities in the quarter.
Legal	-	24,644	(24,644)	Due to getting listed on QBX, getting property transferred, reverse merger, name change and review of debt documents.
Office Admin	23,404	7,016	16,388
Exploration Expense – related party	24,000,000	-	24,000,000	1 million Preferred Shares at .001 per share, 1 prefer share to 2000 common share at 0.012 FV, issued as part of Flex Mining agreement.
Write down of Mineral Property		-	-
Gain on valuation and revaluation of derivative liability	(787,325)	-	(787,325)	Resulted in increase in share price at year end on convertible debt.
Amortization of debt discount	139,563	-	139,563	Amortization of debt discounts of convertible debt.
Amortization of deferred charges	30,550	12,580	17,970	Finders fees and legal costs associated with the convertible debt are being amortized over the life of the loans.
Shares for services	-	272,000	(272,000)	Shares for service $272,000 - During Q2-16, 400,000 shares were issued to a director of the Company and $200,000 to a consultant to the Company. The market price of the shares at issue was $272,000.
Gain on extinguishment of debt	-	(96,819)	96,819	Purchase of Laguna convertible debt for $5,000 resulted in gain.
Conversion benefit from debt	-	-	-	Difference between market value of shares converted from debt and cost of debt.
Interest expense	22,472	11,166	11,306	Reflects interest on convertible debt and promissory notes.
TOTAL EXPENSES (INCOME)	23,450,031	313,726	23,136,305

Results of Operations for the Six-Month Periods ended January 31, 2017 and January 31, 2016

We generated no revenue for the six months ended January 31, 2017, and no revenue for the six months ended January 31, 2016. Our total operating expenses were $23,983,408 for the six months ended January 31, 2017, compared to $28,254,102 for the six months ended January 31, 2016. We had a net loss of $23,983,408 for the six months ended January 31, 2017, compared to a net loss of $28,254,102 for the six months ended January 31, 2016. The decrease in net loss during the six months ended January 31, 2017 was due primarily to a write down of our mineral properties (relating to the issuance of shares in exchange for the acquisition of the Big Monty Claims) during the six months ended January 31, 2016. The following table reflects our operating expenses incurred during the six month periods ended January 31, 2017 and January 31, 2016.

	January 31, 2017	January 31, 2016	Difference	Explanation
Advertising and marketing	21,000	-	21,000	Marketing consulting costs.
Filing & Transfer Fee	9,800	22,934	(13,134)	Increased number of share issues.
Accounting and Audit	24,000	11,750	12,250	Due to increased activity.
Consulting Expense	94,500	86,875	7,625	Consulting costs increased due to money raising activities.
Legal	84,799	34,239	50,560

Due to getting listed on QBX, getting property transferred, reverse merger, name change, review of debt documents, and preparing to register our securities pursuant to this Registration Statement on Form S-1.

Office Admin	8,379	3,725	4,654
Exploration Expense – related party	24,000,000	-	24,000,000	1 million Preferred Shares at .001 per share, 1 prefer share to 2000 common share at 0.012 FV, issued as part of Flex Mining agreement.
Write down of Mineral Property		23,500,000	(23,500,000)

The Big Monty properties were acquired by issuing 23,500,000 shares. The market value at the time of issue was $1.00 per share resulting in a cost of $23,500,000. As the value of the property is unknown at this time, the Company has written off the cost of the property.

Gain on valuation and revaluation of derivative liability	(734,764)	-	(734,764)	Resulted in increase in share price at year end on convertible debt.
Amortization of debt discount	338,227	-	338,227	Amortization of debt discounts of convertible debt.
Amortization of deferred charges	91,079	12,580	78,499	Finders’ fees and legal costs associated with the convertible debt are being amortized over the life of the loans.
Shares for services	-	272,000	(272,000)	Shares for service $272,000 - During Q2-16, 400,000 shares were issued to a director of the Company and $200,000 to a consultant to the Company. The market price of the shares at issue was $272,000.
Gain on extinguishment of debt	-	(96,819)	96,819	Purchase of Laguna convertible debt for $5,000 resulted in gain.
Conversion benefit from debt	-	4,391,200	(4,391,200)	Difference between market value of shares converted from debt and cost of debt.
Interest expense	46,388	15,619	30,769	Reflects interest on convertible debt and promissory notes.
TOTAL EXPENSES (INCOME)	23,983,408	28,254,102	(4,270,695)

We anticipate that our operating expenses will increase as we further implement our business plan and mineral exploration activities. Such increase in expenses will be attributable to the costs of raising additional capital, implementing our exploration program, and continuing as a public reporting company.

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Liquidity and Capital Resources

Balance Sheets

Our total cash and cash equivalents as of July 31, 2016 amounted to $2,573, compared to $0 as of July 31, 2015. As of July 31, 2016, our total assets were $53,573, in comparison to $0 as of July 31, 2015. Our total liabilities were $1,954,451 as of July 31, 2016, compared to $272,294 as of July 31, 2015. The increase in assets was due to increased cash on hand and investments in mineral properties. The increase in liabilities was due to derivative liabilities of convertible debentures caused by fluctuating share prices.

As of January 31, 2017, our total assets were $66,070, in comparison to $53,573 as of July 31, 2016. Total cash, as of January 31, 2017, was $70, in comparison to $2,573 as of July 31, 2016. Our total liabilities were $1,759,233 as of January 31, 2017, in comparison to $1,954,451 as of July 31, 2016. Our working capital deficiency as of January 31, 2017 was $1,759,163, and $1,951,878 as of July 31, 2016. The increase in assets was due to our increased investment in mineral properties. The decrease in liabilities was due to decreased derivative liability and promissory notes payable.

Our total stockholders’ deficit was $1,693,163 as of January 31, 2017, $1,900,878 as of July 31, 2016, and $272,294 as of July 31, 2015. Our accumulated deficit was $50,420,360 as of January 31, 2017, in comparison to $26,436,952 as of July 31, 2016 and $651,160 as of July 31, 2015. The total number of shares of our common stock outstanding was 156,844,708 as of January 31, 2017, 103,096,935 as of July 31, 2016, and 225,525 pre-split (or 676,575 post-split) as of July 31, 2015.

As of January 31, 2017 our total assets were $66,070 and our total liabilities were $1,759,233.

Estimated Expenses

We anticipate that our operating expenses will increase as we further implement our business plan and mineral exploration activities. Such increase in expenses will be attributable to the costs of raising additional capital, implementing our exploration program, and continuing as a publicly reporting company.

Our estimated expenses for completion of our exploration program on the Big Monty Claims are approximately $377,900, which includes the estimated expenses for Phase One and Phase Two of the exploration program. Phase One primarily involves mapping and sampling activities to develop the basic information needed to apply for a formal exploration permit and work plan. Phase Two will involve more extensive exploration, including pitting, trenching, possible additional ground based geophysical surveys, and drilling, which will ultimately lead to the discovery phase. Our Phase Two activities could take up to one year to complete, and the costs of Phase Two may increase if our exploration activities are successful and we decide to extend the length or scope of our Phase Two plans. We plan to begin exploration in or around March 2017, or as soon thereafter as the weather permits.

The following tables set forth the estimated expenses for Phase One and Phase Two of our exploration program.

Description of Phase One Expenses	Cost
Air travel	$3,000
Fees for field crews for 3 weeks	24,000
Transportation	2,000
Equipment rental	6,000
Ground transportation (ATV rental)	1,500
Sampling and assaying	6,000
Trenching and possible short-hole drilling	25,000
TOTAL PHASE ONE	$67,500

Description of Phase Two Expenses	Cost
Review, re-process and compile data	$7,250
Preliminary field program (mapping, stripping, transportation, equipment & supplies, and preparation of work permit)	23,650
Advanced field program (mapping, stripping, cutting, drilling, assaying, reports, transportation, equipment & supplies)	274,500
Administrative costs (administration, facility rental, storage, etc.)	5,000
TOTAL PHASE TWO	$310,400

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Not including the cost of completing the exploration phase of our Big Monty Claims, our non-elective expenses over the next twelve months, are expected to be as follows:

Expense	Ref.	Estimated Amount
Accounting and audit	(i)	27,000
Edgar filing fees	(ii)	6,000
Filing fees - Nevada Secretary of State	(iii)	375
Office and general expenses	(iv)	43,000
Estimate expenses for the next twelve months		76,375
Accounts payable as of January 31, 2017		144,435
Cash required for the next twelve months		220,810

 ______________

(i)	Accounting and Audit. We will have to continue to prepare financial statements for submission with the various 10-K and 10-Q reports as follows:

Period	Form	Accountant	Auditor	Amount
April 30, 2017	10-Q	1,500	3,000	4,500
July 31, 2017	10-K	3,000	6,000	9,000
October 31, 2017	10-Q	1,500	3,000	4,500
January 31, 2018	10-Q	1,500	3,000	4,500
April 30, 2018	10-Q	1,500	3,000	4,500
Estimated Total		9,000	18,000	27,000

______________

(ii)

Edgar Filing Fees. We will be required to file an annual Form 10-K, estimated at $250, and the three Form 10-Qs, estimated at $250 each, for a total cost of $1,000. Additional Form 8-K filings should cost an additional $1,000. The costs of converting our filings to XBRL is estimated to be $4,000.

(iii)	Filing Fees in Nevada. To maintain the status of the Company in good standing in the State of Nevada, an annual fee of approximately $375 must be paid to the Secretary of State.

(iv)

Office and General. We have estimated a cost of approximately $25,000 for photocopying, printing, fax and delivery, travel, transfer agent and entertainment expenses. Total Office and General is estimated to be $43,000.

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Recent Acquisitions and Financing Arrangements

On July 31, 2012, the Company converted $40,000 in accounts payable to a convertible promissory note. The note has a 10% per annum interest rate and a maturity date of July 31, 2013. The note is currently in arrears and is due and payable on demand. The note is convertible into shares of the Company’s common stock at a conversion price of $0.001. During the period ended January 31, 2016, $8,800 of the debt was converted into 8,800,000 pre-split (or 26,400,000 post-split) shares of common stock. During the period ended January 31, 2017, $10,000 of the debt was converted into 10,000,000 shares of common stock. We have not received any notice of default from the lender; however, we do intend to pay off the amount owed under this note in the future when we have sufficient funding.

In July 2012, the Company entered into a promissory note agreement, pursuant to which we received $17,500 in 2012 and an additional $4,000 in 2014. Principal and interest under this note were due on September 15, 2012. The Company is currently in default on this note. Pursuant to the note agreement, $13,624 in interest was accrued through January 31, 2017. We have not received any notice of default from this lender, and the lender has not made any attempt to collect the amount owing under the note agreement to date; however, we intend to pay off the amount owed under this note in the future when we have sufficient funding.

On October 16, 2015, we issued a $33,500 convertible promissory note to an accredited institutional investor. The note had a ten percent (10%) per annum interest rate and a maturity date of October 16, 2016. The note was convertible into shares of our common stock at any time at a rate of 50% of the lowest trading price of the shares over the previous 20-day trading period. Pursuant to the terms of the Purchase Agreement with Himmil (as described below), the amount owing under this note has been repaid. On March 14, 2016, we paid out the note in full for $52,273.

On October 16, 2015, we issued a $27,000 convertible promissory note to an accredited institutional investor. The note had an eight percent (8%) per annum interest rate and a maturity date of October 16, 2016. The note was convertible into shares of our common stock at any time at a rate of 50% of the lowest trading price of the shares over the previous 20-day trading period. Pursuant to the terms of the Purchase Agreement with Himmil (as described below), the amount owing under this note has been repaid. On March 14, 2016, we paid out the note in full for $37,296.

On November 20, 2015, we issued a $30,000 convertible promissory note to an accredited institutional investor. The note has an eight percent (8%) per annum interest rate and a maturity date of November 20, 2016. Closing costs of $3,500 are being amortized over the life of the loan. The note is convertible into shares of our common stock at any time at a rate of 50% of the lowest trading price of the shares over the previous 20-day trading period. In connection with the Purchase Agreement, on March 14, 2016, we paid out the note in full for $37,296.

On December 21, 2015, we issued a $50,000 convertible promissory note to an accredited institutional investor. The note has an eight percent (8%) per annum interest rate and a maturity date of December 21, 2017. Closing costs of $5,000 are being amortized over the life of the loan. The note is convertible into shares of our common stock at any time at a rate of 50% of the lowest trading price of the shares over the previous 20-day trading period. In connection with the Purchase Agreement, on July 18, 2016, we paid out the note in full for $82,378.

On December 21, 2015, we issued a $50,000 convertible promissory note to an accredited institutional investor. The note has an eight percent (8%) per annum interest rate and a maturity date of December 21, 2017. Closing costs of $5,000 are being amortized over the life of the loan. The note is convertible into shares of our common stock at any time at a rate of 50% of the lowest trading price of the shares over the previous 20-day trading period. In connection with the Purchase Agreement, on July 18, 2016, we paid out the note in full for $82,378.

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On December 21, 2015, we issued a $30,000 convertible promissory note to an accredited institutional investor. The note has an eight percent (8%) per annum interest rate and a maturity date of December 21, 2017. Closing costs of $3,500 are being amortized over the life of the loan. The note is convertible into shares of our common stock at any time at a rate of 50% of the lowest trading price of the shares over the previous 20-day trading period. In connection with the Purchase Agreement, on July 18, 2016, we paid out the note in full for $37,296.

On January 22, 2016, we issued a $35,500 convertible promissory note to an accredited institutional investor. The note has a twelve percent (12%) per annum interest rate and a maturity date of January 22, 2017. Closing costs of $9,050 are being amortized over the life of the loan. The note is convertible into shares of our common stock at any time at a rate of 50% of the lowest trading price of the shares over the previous 20-day trading period. On August 22, 2016, we paid off the note in full for $65,000.

On February 25, 2016, we issued a $27,500 convertible promissory note to an accredited institutional investor. The note has an eight percent (8%) per annum interest rate and a maturity date of February 25, 2017. Closing costs of $9,050 are being amortized over the life of the loan. The note is convertible into shares of our common stock at any time at a rate of 50% of the lowest trading price of the shares over the previous 20-day trading period. On July 25, 2016, we paid off $29,992.50 of principal and interest accrued under this note by issuing 450,000 shares of our common stock. On February 6, 2017, we paid off the remaining balance of principal and interest accrued under this note by issuing 5,354,167 shares of our common stock.

On March 14, 2016, pursuant to the terms of the Purchase Agreement with Himmil, we issued a $535,000 convertible promissory note to Himmil, an accredited investor. The note has an eight percent (8%) per annum interest rate and a maturity date of March 14, 2017. The note is convertible into shares of common stock of the Company at any time at a conversion price equal to the lesser of (i) $1.10 per share (pre-split) (subject to adjustment), and (ii) 50% of the lowest trade price of the Common Stock of any of the 20 consecutive trading days ending and including the trading day immediately preceding such date of determination (subject to adjustment). On July 12, 2016, $200,000 of the principal and $16,000 of the accrued interest under the note was paid off by issuing 3,240,000 shares of our common stock. From December 2016 through March 2017, the remaining principal and interest accrued under this note was partially paid off by issuing 192,610,074 shares of our common stock pursuant to note conversions.

On July 5, 2016, we received $50,000 pursuant to a promissory note agreement with an accredited investor. The note has an eight percent (8%) per annum interest rate and a maturity date of July 14, 2017.

On July 14, 2016, we received $70,000 pursuant to a promissory note agreement with an accredited investor. The note has an eight percent (8%) per annum interest rate and a maturity date of July 14, 2017. On September 15, 2016, we repaid $20,000 due under this note. On February 22, 2017, we paid off an additional $20,000 due under this note.

On July 14, 2016, we issued a $53,500 convertible promissory note to an accredited investor. The note has a twelve percent (12%) per annum interest rate and a maturity date of April 14, 2017. Closing costs of $6,000 are being amortized over the life of the loan. The note is convertible into shares of our common stock at any time at a rate of 50% of the lowest trading price of the shares over the previous 20-day trading period.

On July 16, 2016, we issued a $55,125 convertible promissory note to an accredited investor. The note has a ten percent (10%) per annum interest rate and a maturity date of July 16, 2017. Closing costs of $5,125 are being amortized over the life of the loan. The note is convertible into shares of our common stock at any time at a rate of 50% of the lowest trading price of the shares over the previous 20-day trading period.

On August 1, 2016, we issued a $50,000 convertible promissory note to an accredited investor. The note has a ten percent (10%) per annum interest rate and a maturity date of August 1, 2017. Closing costs of $8,500 are being amortized over the life of the loan. The note is convertible into shares of our common stock at any time at a rate of 50% of the lowest trading price of the shares over the previous 20-day trading period.

On August 4, 2016, we issued a $83,333 convertible promissory note to an accredited investor. The note has a nine percent (9%) per annum interest rate and a maturity date of August 4, 2017. Closing costs of $12,083 are being amortized over the life of the loan. The note is convertible into shares of our common stock at any time at a rate of 55% of the lowest trading price of the shares over the previous 20-day trading period.

On August 4, 2016, we issued a $50,000 convertible promissory note to an accredited investor. The note has an eight percent (8%) per annum interest rate and a maturity date of August 4, 2017. Closing costs of $2,500 are being amortized over the life of the loan. The note is convertible into shares of our common stock at any time at a rate of 55% of the lowest trading price of the shares over the previous 20-day trading period.

On August 5, 2016, we issued a $52,500 convertible promissory note to an accredited investor. The note has a ten percent (10%) per annum interest rate and a maturity date of May 4, 2017. Closing costs of $7,500 are being amortized over the life of the loan. The note is convertible into shares of our common stock at any time at a rate of 55% of the lowest trading price of the shares over the previous 20-day trading period.

On August 15, 2016, we issued a $50,000 convertible promissory note to an accredited investor. The note has an eight percent (8%) per annum interest rate and a maturity date of August 15, 2017. Closing costs of $10,000 are being amortized over the life of the loan. The note is convertible into shares of our common stock at any time at a rate of 55% of the lowest trading price of the shares over the previous 20-day trading period.

44

On August 26, 2016, we issued a $61,250 convertible promissory note to an accredited investor. The note has an eight percent (8%) per annum interest rate and a maturity date of May 26, 2017. Closing costs of $11,250 are being amortized over the life of the loan. The note is convertible into shares of our common stock at any time at a rate of 60% of the lowest trading price of the shares over the previous 20-day trading period.

On November 3, 2016, we issued a $27,000 convertible promissory note to an accredited investor. The note has a ten percent (10%) per annum interest rate and a maturity date of May 3, 2017. Closing costs of $2,500 are being amortized over the life of the loan. The note is convertible into shares of our common stock at any time at a rate of 60% of the lowest trading price of the shares over the previous 20-day trading period.

On November 21, 2016, we issued a $25,000 convertible promissory note to an accredited investor. The note has an eight percent (8%) per annum interest rate and a maturity date of November 21, 2017. Closing costs of $2,500 are being amortized over the life of the loan. The note is convertible into shares of our common stock at any time at a rate of 60% of the lowest trading price of the shares over the previous 20-day trading period.

On February 1, 2017, we issued a $65,000 convertible promissory note to an accredited investor. The note has a twelve percent (12%) per annum interest rate and a maturity date of November 1, 2017. The note is convertible into shares of our common stock at any time at a rate of 60% of the lowest trading price of the shares over the previous 20-day period.

On February 1, 2017, we issued a $52,500 convertible promissory note to an accredited investor. The note has a ten percent (10%) per annum interest rate and a maturity date of October 31, 2017. The note is convertible into shares of our common stock at any time at a rate of 60% of the lowest trading price of the shares over the previous 20-day period.

On February 15, 2017, we issued a $52,500 convertible promissory note to an accredited investor. The note has a ten percent (10%) per annum interest rate and a maturity date of November 15, 2017. The note is convertible into shares of our common stock at any time at a rate of 60% of the lowest trading price of the shares or the previous 20-day period.

From November 1, 2016 through March 27, 2017, the Company issued 1,028,935,298 shares of common stock pursuant to note conversions effected in accordance with the terms of the outstanding convertible promissory notes described above, thereby reducing the amounts of principal and interest due under the Company’s outstanding convertible promissory notes.

On August 28, 2015, we entered into the Flex Agreement with Flex Mining Ltd., pursuant to which we issued 23,500,000 (pre-split) shares of restricted common stock to Flex. Under the terms of the Flex Agreement, we became eligible to earn 100% of the issued and outstanding shares of Flex by investing $1,000,000 in property expenditures on Flex’s properties over the next three years. On March 21, 2016, we entered into the Flex Addendum with Flex, which transformed our arrangement from an equity earn-in agreement to an asset acquisition. Under the Flex Addendum, we acquired substantially all of Flex’s assets, including the Big Monty Claims in Northern Ontario, Canada, in part exchange for our continued commitment to incur $1 million in required expenditures over the next three years on the Big Monty Claims. If we fail to incur the required expenditures under the Flex Addendum, Flex will have the option to repurchase the assets from us at a price to be mutually agreed upon by the parties.

On January 18, 2017, we issued 1,000,000 shares of Series A Preferred Stock to Flex pursuant to an oral agreement with Flex. We agreed to issue the shares because we have not met the $250,000 expenditure requirement on the Big Monty Claims during the first year following the effective date of the Flex Addendum, and because Flex’s ownership interest in our Company has been diluted due to recent conversions of outstanding convertible notes. By issuing the shares, Flex agreed that our rights under the Flex Agreement and Flex Addendum remain valid.

45

Our current operational focus is to conduct exploration activities on the Big Monty Claims and to complete the terms of the Flex Addendum and Flex Agreement. In order to finance our planned exploration activities, we entered into the Purchase Agreement with Himmil on March 14, 2016. Pursuant to the terms of the Purchase Agreement, we issued an initial senior convertible note in the principal amount of $535,000 (subject to reduction), along with warrants to purchase up to 521,875 (pre-split) shares of our common stock, for a purchase price of $285,000. $250,000 of the outstanding principal amount of the note (together with any accrued and unpaid interest related thereto) will be automatically extinguished if this Registration Statement is declared effective by the SEC on or prior to the Effectiveness Deadline (as defined in our Registration Rights Agreement with Himmil) and no event of default has occurred. Additionally, upon the effectiveness of this Registration Statement, we may require Himmil to purchase an additional convertible note in the principal amount of $300,000 for a purchase price of $300,000. The proceeds from the sale of the convertible notes to Himmil will be used to fund our planned exploration activities, repay other outstanding promissory notes and for general corporate and working capital purposes.

In connection with the Purchase Agreement, the Company subsequently entered into a Note Purchase Agreement with Himmil, dated as of May 16, 2016. Pursuant to the terms of the Note Purchase Agreement, Himmil agreed to purchase, and the Company agreed to sell, a Senior Demand Promissory Note in the original principal amount of $49,163.86, with interest accruing at the rate of 12% per annum (the “Promissory Note”). The parties agreed that the Promissory Note shall be an unsecured obligation of the Company, and that the Company shall be required to pay a minimum guaranteed interest of $5,899.66 on the principal amount of the Promissory Note. The terms of the Note Purchase Agreement provide that the Promissory Note serves as an advance on the purchase price of the Additional Convertible Note, and that Himmil shall withhold a total of $49,163.86 plus a minimum of $5,899.66 from the purchase price of the Additional Convertible Note on the Additional Closing Date, which shall be used to repay the Promissory Note in full.

Our cash requirements are significant due to planned exploration activities and anticipated future development activities. While obtaining $585,000 through our financings with Himmil will provide us with enough cash to execute our business strategy over the next twelve months, there are no assurances that our future working capital or cash flows will be sufficient to meet our debt obligations and commitments. Our ability to make scheduled payments on our debts as they become due will depend on our future performance and our ability to implement our business strategy successfully. Failure to pay our interest expense or make our principal payments would result in a default, which could result in acceleration of our indebtedness, in which case the debt would become immediately due and payable. If this occurs, we may be forced to sell or liquidate assets, obtain additional equity capital or refinance or restructure all or a portion of our outstanding debt on terms that may be less favorable to us. In the event that we are unable to do so, we may be left without sufficient liquidity, and we may not be able to repay our debt.

There are no assurances that we will be able to raise and maintain the working capital necessary to fully carry out our business plan. In addition, our Purchase Agreement with Himmil contains certain restrictive provisions limiting our ability to engage in financing transactions while the Convertible Notes and Warrant remain outstanding under the Purchase Agreement. Specifically, so long as the Convertible Notes and/or Warrant are outstanding, we may not, directly or indirectly, enter into any agreement to effect any financing arrangement involving the sale of debt or equity securities that are convertible into, exchangeable or exercisable for, or that include the right to receive additional shares of Common Stock at a price that is based upon and/or varies with the trading prices of the Common Stock at any time after the initial issuance of such securities, or is subject to reset upon the occurrence of a specified or contingent event. Additionally, we may not enter into any agreement, including, but not limited to, an equity line of credit, whereby we may sell securities at a future determined price. So long as the Convertible Notes and/or Warrant remain outstanding, we may not, directly or indirectly, without Himmil’s (or any respective pledge, donee, assignee or other successor-in-interest’s) prior written consent, solicit, initiate, or enter into an agreement to effect an “Exchange Transaction,” as such term is defined in Section 3(a)(9) or Section 3(a)(10) of the Securities Act. These provisions may have a significant effect on our ability to obtain additional financing, to the extent necessary, in the foreseeable future.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations, including our discussion on liquidity and capital resources, is based upon our financial statements, which have been prepared in accordance with generally accepted accounting principles of the United States (GAAP). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on other assumptions considered to be reasonable under the circumstances. However, actual results may differ from the estimates. On an ongoing basis, management re-evaluates its estimates and judgments.

46

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Set forth below are the present directors and executive officers of the Company. Except as set forth below, there are no other persons who have been nominated or chosen to become directors nor are there any other persons who have been chosen to become executive officers. Other than as set forth below, there are no arrangements or understandings between any of the directors, officers and other persons pursuant to which such person was selected as a director or an officer.

Each of our Directors serves until his successor is elected and qualified. Each of our officers is elected by the Board of Directors to a term of one (1) year and serves until his successor is duly elected and qualified, or until he is removed from office. The Board of Directors has no nominating or compensation committees.

The name, address, age and position of our officers and directors is set forth below:

Name and Address	Position(s)	Age

Christopher P. Vallos 573 Monroe Blvd Painesville OH 42077	Chief Executive Officer, Chief Financial Officer, President and Director (1)	42

______________

(1)	Christopher Vallos was appointed as the sole director by the stockholders on September 3, 2014. Bob Hogarth and Richard W. Markle were appointed as directors on November 7, 2012, and as President and the Chief Executive Officer, and Secretary Treasurer, respectively, on the same day. Mr. Markle has subsequently resigned. Mr. Hogarth was not reappointed by the stockholders as a director. Effective September 3, 2014, Christopher Vallos was appointed as Chief Executive Officer, Chief Financial Officer, President, Secretary, and Treasurer of the Company. Mr. Vallos is currently our sole director and sole executive officer.

Biographies

Christopher Vallos, President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer, and Director

Christopher Vallos is our sole director and executive officer. Mr. Vallos was appointed as sole director of the Company on September 3, 2014, and subsequently appointed as the Chief Executive Officer, Chief Financial Officer, President, Secretary and Treasurer of the Company as of September 3, 2014.Mr. Vallos has been the Director of Finance and Marketing for NYC Marketing since 2010. NYC Marketing is a national investor relation and marketing firm that provides comprehensive customized services for publicly traded companies. Mr. Vallos’ responsibilities at NYC Marketing included corporate finance, budgeting, forecasting, and business analysis. Prior to joining NYC Marketing, Mr. Vallos was a product manager at Steris Corporation for 3 years. We believe that Mr. Vallos’ extensive experience in the financial industry and entrepreneurial background and knowledge will help further the Company’s goals and business efforts.

Significant Employees

We have no full-time or part-time paid employees other than Christopher Vallos, our sole director and executive officer. Our Officers and Directors fulfill many of the functions that would otherwise require the Company to hire employees or outside consultants.

We will need to engage the services of certain consultants from time to time to assist in the continuation of our mineral exploration activities. Such consultants will be responsible for hiring and supervising the exploration work on the Company’s claims in the near future. The consultants will be responsible for the completion of the geological work, and will therefore be an integral part of our operations, although they will not be considered employees either on a full-time or part-time basis. This is because our exploration programs should not last more than a few weeks at a time, and, once such exploration activities are completed, the consultants will no longer be needed.

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Committees of the Board of Directors

Our Board of Directors held no formal meetings in the prior fiscal year. All proceedings of the Board of Directors were conducted by resolutions consented to in writing by the directors and filed with the minutes of the proceedings of the directors. Such resolutions consented to in writing by the directors entitled to vote on that resolution at a meeting of the directors are, according to the Nevada Revised Statutes and the bylaws of our Company, as valid and effective as if they had been passed at a meeting of the directors duly called and held. We do not presently have a policy regarding director attendance at meetings.

We do not currently have a standing audit, nominating or compensation committee of the Board of Directors, or any committee performing similar functions. Our Board of Directors performs the functions of audit, nominating and compensation committees.

Audit Committee

Our Board of Directors has not established a separate audit committee within the meaning of Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Instead, the entire Board of Directors acts as the audit committee within the meaning of Section 3(a)(58)(B) of the Exchange Act and will continue to do so until such time as a separate audit committee has been established.

Accordingly, our audit committee is currently comprised of Christopher Vallos, our sole director.

Audit Committee Financial Expert

We currently have not designated anyone as an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K, as we have not yet created a separate audit committee of the Board of Directors.

Nominations to the Board of Directors

Our directors play a critical role in guiding our strategic direction and overseeing the management of the Company. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of the stockholders, diversity, and personal integrity and judgment. In addition, directors must have time available to devote to Board activities and to enhance their knowledge in the growing business. Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company.

In carrying out its responsibilities, the Board will consider candidates suggested by the stockholders. If a stockholder wishes to formally place a candidate’s name in nomination, however, he or she must do so in accordance with the provisions of the Company’s Bylaws. Suggestions for candidates to be evaluated by the proposed directors must be sent to the Board of Directors, c/o Gold Lakes Corp., 3401 Enterprise Parkway, Suite, 340, Beachwood, Ohio 44122. As of July 31, 2016, we did not effect any material changes to the procedures by which our stockholders may recommend nominees to our Board of Directors.

Board Leadership Structure and Role on Risk Oversight

Christopher Vallos currently serves as the Company’s principal executive officer and sole director. The Company determined this leadership structure was appropriate for the Company due to our small size and limited operations and resources. The Board of Directors will continue to evaluate the Company’s leadership structure and modify as appropriate based on the size, resources and operations of the Company. It is anticipated that the Board of Directors will establish procedures to determine an appropriate role for the Board of Directors in the Company’s risk oversight function.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

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Code of Ethics

Our Board of Directors adopted a Code of Ethics for the Board of Directors on January 19, 2007. Our Code of Ethics embodies our commitment to such ethical principles and sets forth the responsibilities of our Company and our officers and directors to our stockholders, employees, customers, lenders and other organizations. Our Code of Ethics addresses general business ethical principles and other relevant issues.

Family Relationships

There are no family relationships between or among any of our directors, executive officers, significant employees, and any incoming directors or executive officers.

Involvement in Certain Legal Proceedings

No director, executive officer, significant employee or control person of the Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports regarding ownership of, and transactions in, our securities with the Securities and Exchange Commission and to provide us with copies of those filings.

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during the fiscal year ended July 31, 2016, our officers, directors and greater than 10% percent beneficial owners complied with all applicable filing requirements.

EXECUTIVE COMPENSATION

General Philosophy

Our Board of Directors is responsible for establishing and administering the Company’s executive and director compensation.

Executive Compensation

The following summary compensation table indicates the cash and non-cash compensation earned from the Company during the fiscal years ended July 31, 2016 and 2015 by the current and former executive officers of the Company and each of the other two highest paid executives or directors, if any, whose total compensation exceeded $100,000 during those periods.

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Payouts	All Other Compensation

Christopher Vallos,	2016	31,000	(1)	-0-	171,960	-0-	-0-	-0-
President, CEO, CFO and Director	2015	-0-		-0-	-0-	-0-	-0-	-0-

__________

(1)	Pursuant to our employment agreement with Mr. Vallos dated October 15, 2015, Mr. Vallos is entitled to an annual base salary in the amount of $36,000. During our fiscal year ended July 31, 2016, we paid $31,000 in salary due to Mr. Vallos under his employment agreement. We did not pay or accrue the remaining $5,000 due under the employment agreement, and Mr. Vallos does not expect to receive any additional salary payment for the fiscal year ended July 31, 2016.

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Employment Agreements

We currently have an employment agreement in place with our sole director and principal executive officer, Christopher Vallos, which was executed on October 15, 2015. Pursuant to the terms of the employment agreement, we agreed to pay Mr. Vallos an annual base salary of $36,000 and 400,000 pre-split (or 1,200,000 post-split) restricted shares of common stock for his services to the Company.

Mr. Vallos’ employment agreement includes provisions which state that if his employment is terminated (i) upon a change in control of the company, Mr. Vallos is entitled to 3 times the sum of his annual base salary and target bonus within 60 days following his termination, or (ii) involuntarily by the Company, or voluntarily for good reason by Mr. Vallos, he will be entitled to 1.5 times the sum of his annual base salary and target bonus within 60 days following such termination.

Previously, we had consulting agreements in place with Edwin Morrow and Richard Malasek, our previous officers or directors. Mr. Malasek is no longer with the Company. Under our prior agreement with Mr. Morrow, Mr. Morrow was to be paid $1,500 per month, and was to receive 100,000 pre-split (or 300,000 post-split) restricted shares of common stock. Mr. Morrow currently serves as a consultant for the Company, receiving $1,500 monthly for his consulting services. In connection with his prior and current consulting agreements, the Company has issued 200,000 pre-split (or 600,000 post-split) restricted shares of common stock to Mr. Morrow as partial payment for his services to the Company.

Compensation of Directors

We have no standard arrangement to compensate directors for their services in their capacity as directors. Directors are not paid for meetings attended. However, we intend to review and consider future proposals regarding board compensation. All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred.

Stock Option Plans – Outstanding Equity Awards at Fiscal Year End

We have never established any form of stock option plan for the benefit of our directors, officers or employees. We do not have a long-term incentive plan nor do we have a defined benefit, pension plan, profit sharing or other retirement plan.

Bonuses and Deferred Compensation

None

Pension Table

None

Potential Payments Upon Termination or Change-in-Control

SEC regulations require us to disclose information regarding agreements, plans or arrangements that provide for payments or benefits to our executive officers in connection with any termination of employment or change in control of the Company.

Other than as described in the “Employment Agreements” section above, none of our officers or directors received, nor do we have any arrangements to pay out, any bonus, stock awards, option awards, non-equity incentive plan compensation, non-qualified deferred compensation, or any payments to any such persons in connection with their resignation, retirement or other termination of employment with us, or in connection with any change in control of the Company.

Retirement Plans

We do not offer any annuity, pension, or retirement benefits to be paid to any of our officers, directors, or employees in the event of retirement.

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Compensation Committee

We do not have a separate Compensation Committee. Instead, our Board of Directors reviews and approves executive compensation policies and practices, reviews salaries and bonuses for other officers, administers our stock option plans and other benefit plans, if any, and considers other matters.

Risk Management Considerations

We believe that our compensation policies and practices for our employees, including our executive officers, do not create risks that are reasonably likely to have a material adverse effect on our Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 27, 2017, with respect to the beneficial ownership of our common stock and our Series A Preferred Stock for (i) each director and officer, (ii) all of our directors and officers as a group, and (iii) each person known to us to own beneficially five percent (5%) or more of the outstanding shares of our common stock. As of March 27, 2017, we had 1,132,032,233 shares of common stock and 1,000,000 shares of Series A Preferred Stock issued and outstanding.

Name and Address of Beneficial Owner (1)	Class of Securities	Shares Beneficially Owned		Percentage Beneficially Owned (2)

Directors and Executive Officers

Christopher Vallos, President and CEO, CFO and Director	Common Stock	1,200,000		0.11%
573 Monroe Blvd.
Painesville, OH 44077

All Officers and Directors	Common Stock	1,200,000		0.11%

5% Stockholders

Flex Mining Ltd. (3)	Common Stock	2,066,300,000	(4)	65.97%
4540 21st N.W. Calgary, Alberta
Canada T3B 0W4	Series A Preferred Stock	1,000,000		100%

____________

(1)

Unless otherwise noted, the security ownership disclosed in this table is of record and beneficial. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Pursuant to the rules of the SEC, shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the ownership percentage of such individual or group, but are not deemed to be beneficially owned and outstanding for the purpose of computing the ownership percentage of any other person shown in the table.

(2)	Based on 1,132,032,233 shares of our common stock and 1,000,000 shares of our Series A Preferred Stock issued and outstanding as of March 27, 2017.

(3)

The business address of Flex Mining Ltd. is 4540 21st N.W., Calgary, Alberta, Canada T3B 0W4. The principal business of Flex Mining Ltd. is mining and mineral exploration. Mr. Christian Simmerling has power to vote or to direct the vote and power to dispose or to direct the disposition of all securities owned directly by Flex Mining Ltd.

(4)	Includes shares of common stock of the Company issuable upon conversion of shares of Series A Preferred Stock.

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Securities Authorized for Issuance Under Equity Compensation Plans

None.

Non-Cumulative Voting

The holders of our shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of Directors, can elect all of the Directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of our Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,
AND DIRECTOR INDEPENDENCE

Transactions with Management and Other Related Persons

Except as indicated below, there were no material transactions, or series of similar transactions, since our inception, nor are there any currently proposed transactions, or series of similar transactions, to which Gold Lakes was or is to be a party, in which the amount involved exceeds $120,000 or one percent of the average of our total assets over the last two completed fiscal years, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has a direct or indirect material interest.

On August 28, 2015, we entered into an Equity Participation and Earn-In Agreement (the “Flex Agreement”) with Flex Mining Ltd., a Delaware corporation (“Flex”), pursuant to which we issued 23,500,000 (pre-split) shares of restricted common stock to Flex, making Flex the holder of approximately 99% of our issued and outstanding stock at that time. As of July 14, 2016, Flex owned 22,100,000 (pre-split) shares of our common stock, amounting to approximately 64.59% of our issued and outstanding stock. Under the terms of the Flex Agreement, we became eligible to earn 100% of the issued and outstanding shares of Flex by investing $1,000,000 in property expenditures on Flex’s properties over the next three years.

On March 21, 2016, we entered into an Addendum to Equity Participation and Earn-In Agreement (the “Flex Addendum”) with Flex, which transformed our arrangement from an equity earn-in agreement to an asset acquisition. Under the Flex Addendum, we acquired substantially all of Flex’s assets, including the Big Monty Claims in Northern Ontario, Canada, in consideration for our prior equity issuance to Flex, a commitment to pay $15,000 in cash to Flex within 180 days after the effective date of the Flex Addendum, and our commitment to incur $1 million in required expenditures over the next three years on the Big Monty Claims. If we are unable to incur the expenditures required, we may satisfy any deficiency by making an equivalent cash payment to Flex. If we fail to incur the required expenditures under the Flex Addendum, Flex will have the option to repurchase the assets from us at a price to be mutually agreed upon by the parties.

On January 18, 2017, we issued 1,000,000 shares of Series A Preferred Stock to Flex pursuant to an oral agreement with Flex. We agreed to issue the shares because we have not met the $250,000 expenditure requirement on the Big Monty Claims during the first year following the effective date of the Flex Addendum, and because Flex’s ownership interest in our Company has been diluted due to recent conversions of outstanding convertible notes. By issuing the shares, Flex agreed that our rights under the Flex Agreement and Flex Addendum remain valid.

During the fiscal year ended July 31, 2015, Mr. Christopher Vallos, our sole officer and director, advanced approximately $24,590 to the Company without interest or repayment terms. The Company repaid Mr. Vallos approximately $12,860, leaving approximately $11,730 due to Mr. Vallos as of July 31, 2016.

On October 15, 2015, we entered into an employment agreement with Mr. Vallos, pursuant to which we agreed to pay Mr. Vallos an annual base salary of $36,000 and 400,000 (pre-split) restricted shares of common stock for his services to the Company as our Chief Executive Officer and Chief Financial Officer. On October 15, 2015, we issued such 400,000 (pre-split) shares of common stock to Mr. Vallos as compensation for his services. The approximate dollar value of the amount involved in this issuance was $172,000. During the fiscal year ended July 31, 2016, we paid Mr. Vallos approximately $31,000 in salary due under Mr. Vallos’ employment agreement, and approximately $5,600 to cover our rent expenses. We did not pay or accrue the remaining $5,000 owed to Mr. Vallos under his employment agreement. During the three-month period ended January 31, 2017, we paid Mr. Vallos $9,000 under his employment agreement.

As of January 31, 2017, the outstanding amount payable to Mr. Vallos was $20,750.

On July 5, 2016, we entered into a Share Lock-Up Agreement with Flex Mining Ltd., our largest stockholder, Mr. Vallos, our sole officer and director, and Mr. Morrow, our advisor and consultant. The purpose of the Share Lock-Up Agreement was to ensure that our largest stockholder, officers and advisors would not pledge, assign, encumber, contract to sell, sell, or otherwise transfer or dispose of any shares of our common stock for a period of 120 days following the effective date of the Share Lock-Up Agreement. In exchange for his compliance with the Share Lock-Up Agreement, we agreed to issue 50,000 pre-split (or 150,000 post-split) restricted shares of common stock to Mr. Vallos upon the expiration of the 120-day lock-up period. The approximate dollar value of the amount involved in this issuance was $18,500, based upon the closing price of $0.37 per pre-split share (or $0.12 per post-split share) of our common stock as of July 5, 2016.

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Transactions with Promoters

We do not have any transactions with any promoters.

Conflicts of Interest

None of our officers and directors is a director or officer of any other company involved in the gold mining industry, although there can be no assurance that such involvement with other companies in the mining industry will not occur in the future. None of our current officers or directors has been involved in any material proceeding adverse to the Company or any transactions with the Company or any of its directors, executive officers, affiliates or associates that are required to be disclosed pursuant to the rules and regulations of the SEC.

To ensure that potential conflicts of interest are avoided or declared, our Board of Directors adopted a Code of Ethics for the Board of Directors on January 19, 2007. Our Code of Ethics embodies our commitment to such ethical principles and sets forth the responsibilities of our Company and our officers and directors to our stockholders, employees, customers, lenders and other organizations. Our Code of Ethics addresses general business ethical principles and other relevant issues.

Review, Approval or Ratification of Transactions with Related Persons

We rely on our Board to review related party transactions on an ongoing basis to prevent conflicts of interest. Our Board reviews a transaction in light of the affiliations of the director, officer or employee and the affiliations of such person’s immediate family. Transactions are presented to our Board for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred. If our Board finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. Our Board approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of the Company.

Director Independence

During the year ended July 31, 2016, we had no independent directors on our board. We evaluate independence by the standards for director independence established by applicable laws, rules, and listing standards including, without limitation, the standards for independent directors established by The New York Stock Exchange, Inc., the NASDAQ National Market, and the Securities and Exchange Commission.

Subject to some exceptions, these standards generally provide that a director will not be independent if (a) the director is, or in the past three years has been, an employee of ours; (b) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (c) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from us other than for service as a director (or for a family member, as a non-executive employee); (d) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by our independent public accountants, or has worked for such firm in any capacity on our audit; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or (f) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during the past three years, exceeds the greater of $1,000,000 or two percent of that other company’s consolidated gross revenues.

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CHANGES IN AND DISAGREEMENTS WITH
ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On April 2, 2015, the Company received notification from Messineo & Co, CPAs, LLC (“Messineo”), the principal accountant for the Company, of its decision not to stand for appointment. Our Board of Directors accepted Messineo’s resignation on the same date. None of Messineo’s reports (no audits or reviews were performed) on the Company’s financial statements for either of the past two years contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles.

There were no disagreements between the Company and Messineo, during the two fiscal years and any subsequent interim period leading up to Messineo’s resignation on April 2, 2015, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Messineo, would have caused Messineo to make reference to the subject matter of such disagreement(s) in connection with its report(s) on our financial statements. No other reportable events occurred during the two fiscal years and any subsequent interim period leading up to Messineo’s resignation.

On April 2, 2015, our Board of Directors approved the engagement of ZBS Group LLP (“ZBS”) as principal accountant to audit the Company’s financial statements, as successor to Messineo. During the two most recent fiscal years or subsequent interim periods prior to such engagement, the Company did not consult with ZBS regarding the application of accounting principles to any specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matter that was the subject of a disagreement or reportable event.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Sections 78.7502 and 78.751 of the Nevada Revised Statutes authorizes a court to award, or a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification, including reimbursement of expenses incurred, under certain circumstances for liabilities arising under the Securities Act. In addition, our Articles of Incorporation provide that we have the authority to indemnify our directors and officers against liabilities to the fullest extent permitted by Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, together with all amendments and exhibits, with the SEC. This Prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this Prospectus to any of our contracts or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts or documents. You may read and copy any document that we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov. We maintain a website at http://www.goldlakes.com/.

FINANCIAL STATEMENTS

Our interim unaudited financial statements as of and for the three and six month periods ended January 31, 2017 and 2016, and our audited financial statements as of and for the fiscal years ended July 31, 2016 and 2015, are included herewith.

54

Gold Lakes Corp.

F-1

GOLD LAKES CORP.
CONDENSED BALANCE SHEETS

	January 31, 2017	July 31, 2016
	(unaudited)
ASSETS
CURRENT ASSETS
Cash	$70	$2,573
Total Current Assets	70	2,573
LONG TERM ASSETS
Investment in Mineral Properties	66,000	51,000
TOTAL ASSETS	$66,070	$53,573

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
CURRENT LIABILITIES
Accounts payable and accrued interest	$144,435	$120,750
Due to related parties	20,750	17,500
Promissory Notes payable	121,500	141,500
Convertible notes payable (net of unamortized discounts of $318,370 and $326,625 respectively, and net of deferred charges of $71,625 and $123,586 respectively)	345,337	73,949
Derivative Liabilities	1,127,211	1,600,752
Total Current Liabilities	1,759,233	1,954,451
TOTAL LIABILITIES	1,759,233	1,954,451

STOCKHOLDERS’ DEFICIENCY
Preferred stock 1,000,000 shares authorized, at $0.001 par value; Issued and outstanding 1,000,000 as of January 31, 2017, and nil as of July 31, 2016	1,000	-
Common stock 2,000,000,000 shares authorized, at $0.001 par value; 156,844,708 shares issued and outstanding as of January 31, 2017, and 103,096,935 as of July 31, 2016	156,844	103,097
Additional paid in capital	48,569,353	24,432,977
Accumulated Deficit	(50,420,360)	(26,436,952)
Total Stockholders’ Deficiency	(1,693,163)	(1,900,878)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$66,070	$53,573

The accompanying notes are an integral part of these condensed unaudited interim financial statements.

F-2

GOLD LAKES CORP.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended	Three months ended	Six months ended	Six months ended
	January 31, 2017	January 31, 2016	January 31, 2017	January 31, 2016
EXPENSES
Write down of mineral property	-	-	-	23,500,000
General and administrative	24,044,771	114,799	24,242,478	159,522
TOTAL EXPENSES	24,044,771	114,799	24,242,478	23,659,522

OTHER EXPENSES
Gain on valuation and revaluation of derivative liability	(787,325)	-	(734,764)	-
Amortization of debt discount	139,563	-	338,227	-
Amortization of deferred charges	30,550	12,580	91,079	12,580
Shares for services	-	272,000	-	272,000
Gain on extinguishment of debt	-	(96,819)	-	(96,819)
Conversion benefit from debt	-	-		4,391,200
Interest expense	22,472	11,166	46,388	15,619
TOTAL OTHER EXPENSES (INCOME)	(594,740)	198,927	(259,070)	4,594,580
NET INCOME (LOSS)	$(23,450,031)	$(313,726)	$(23,983,408)	$(28,254,102)

NET LOSS PER COMMON SHARE
Basic	$(0.15)	$(0.01)	$(0.15)	$(1.12)
Fully diluted	$(0.15)	$(0.00)	$(0.15)	$(1.12)

WEIGHTED AVERAGE OUTSTANDING SHARES
Basic	156,844,708	32,525,525	156,844,708	24,948,351
Fully diluted	157,625,631	88,173,869	157,625,631	88,173,869

The accompanying notes are an integral part of these condensed unaudited interim financial statements.

F-3

GOLD LAKES CORP.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six months ended	Six months ended
	January 31, 2017	January 31, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(23,983,408)	$(28,254,102)
Adjustments to reconcile net loss to net cash use in operating activities:
Shares issued for exploration costs – related party	24,000,000	-
Impairment loss on mineral claims	-	23,500,000
Shares issued for services	-	272,000
Benefit from conversion of debt	-	4,391,200
Interest inferred on debt	-	945
Gain from valuation and revaluation of convertible debt	(740,280)	-
Amortization of debt discounts and deferred charges	429,306	17,583
Gain on debt settlement	(2,306)	(96,819)
Changes in operating assets and liabilities
Accounts payable	23,685	7,610
Due to related party	3,250	-
Net cash (used in) operating activities	(269,753)	(161,583)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in Mining Leases	(15,000)	-
Net cash (used in) investing activities	(15,000)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from convertible debt	399,083	191,450
Debt issue costs	(56,333)	-
Repayment of promissory note	(20,000)	-
Repayment of related party advances	-	(12,860)
Repayment of convertible notes	(40,500)	-
Net cash provided by financing activities	282,250	178,590
Net Increase (Decrease) in Cash	(2,503)	17,007

Cash at Beginning of Period	2,573	-
CASH AT END OF PERIOD	$70	$17,007

SUPPLEMENTAL DISCLOSURE OF NON CASH
Shares issued for debt	$191,123	$4,400,000
Shares issued for property	$-	$23,500,000
OTHER SUPPLEMENTAL DISCLOSURE
Taxes paid	$-	$-
Interest paid	$7,365	$-

The accompanying notes are an integral part of these condensed unaudited interim financial statements.

F-4

Gold Lakes Corp.

NOTES TO FINANCIAL STATEMENTS

January 31, 2017

(Unaudited)

1. ORGANIZATION

The Company, Gold Lakes Corp., was incorporated under the laws of the State of Nevada on January 18, 2007 with the authorized capital stock of 300,000,000 shares at $0.001 par value. On April 30, 2008, the Secretary of State for Nevada approved an amendment to the Articles of Incorporation where the total number of shares of common stock was increased to 500,000,000 shares of common stock with a par value of $0.001 per share. The Company was organized for the purpose of acquiring and developing mineral properties. On August 15, 2015 the Company reverse split its issued shares on the basis of one post-split share for every two hundred pre-split shares. On July 15, 2016, the company forward split its issued shares on the basis of three post-split shares for every one pre-split share.

On January 13, 2017, the company filed a Certificate of Amendment with the Nevada Secretary of State increasing the number of authorized shares of common stock from 500,000,000 to 2,000,000,000 and authorizing the issuance of 1,000,000 shares of preferred stock, par value $0.001 per share. On January 17, 2017, pursuant to a resolution approved by our Board of Directors, we filed a Certificate of Designation with the Nevada Secretary of State designating up to 1,000,000 shares of Series A Preferred Stock. The Series A Preferred Stock is entitled to two thousand (2,000) votes per share, is convertible into shares of our common stock at a conversion rate of 2,000 shares of common stock for each share of preferred stock, and is entitled to a liquidation preference equal to the original issue price per share. On January 18, 2017, our Board of Directors approved the issuance of 1,000,000 shares of Series A Preferred Stock to Flex Mining, Ltd., a Delaware corporation (“Flex”), in consideration of certain sums owed to Flex under the Flex Agreement and Flex Addendum, as described in further detail below.

On January 18, 2017, 1,000,000 shares of Series A Preferred Stock were issued to Flex, (a majority shareholder and related party) pursuant to an oral agreement with Flex. The Company agreed to issue the shares because of the $250,000 expenditure requirement has not been met on the Big Monty Claims during the first year following the effective date of the Flex Addendum, and because Flex’s ownership interest in our Company has been diluted due to recent conversions of outstanding convertible notes. By issuing the shares, Flex agreed that the Company’s rights under the Flex Agreement and Flex Addendum remain valid.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not yet adopted a policy regarding payment of dividends.

Basic and Diluted Net Income (loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding. Diluted net income (loss) per share amounts are computed using the weighted average number of common and common equivalent shares outstanding as if shares had been issued on the exercise of the common share rights unless the exercise becomes anti-dilutive and then the basic and diluted per share amounts are the same. As of January 31, 2017 and July 31, 2016, the Company 156,844,708 and 153,867,007, respectively, of common stock equivalents outstanding, calculated using the if-converted method.

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method deferred tax assets and liabilities are determined based on differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to be reversed. An allowance against deferred tax assets is recorded, when it is more likely than not, that such tax benefits will not be realized.

Foreign Currency Translations

Part of the transactions of the Company were completed in Canadian dollars and have been translated to US dollars as incurred, at the exchange rate in effect at the time, and therefore, no gain or loss from the translation is recognized. The functional currency is US dollars.

Revenue Recognition

Revenue is recognized on the sale and delivery of a product or the completion of a service provided.

F-5

Gold Lakes Corp.

NOTES TO FINANCIAL STATEMENTS

January 31, 2017

(Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Financial Instruments

The carrying amounts of financial instruments are considered by management to be their fair value due to their short term maturities.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with general accepted accounting principles. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements.

Impairment of Long-lived Assets

The Company reviews and evaluates long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The assets are subject to impairment consideration under ASC 360-10-35-17 if events or circumstances indicate that their carrying amounts might not be recoverable. When the Company determines that an impairment analysis should be done, the analysis will be performed using rules of ASC 930-360-35, Asset Impairment, and 360-10-15-3 through 15-5, Impairment or Disposal of Long-Lived Assets.

Mineral Property Acquisition and Exploration Costs

Mineral property acquisition costs are initially capitalized when incurred. These costs are then assessed for impairment when factors are present to indicate the carrying costs may not be recoverable. Mineral exploration costs are expensed when incurred.

Statement of Cash Flows

For the purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of six months or less to be cash equivalents.

Environmental Requirements

At the report date environmental requirements related to the mineral claim acquired are unknown and therefore any estimate of any future cost cannot be made.

Reclassifications

Certain prior period amounts have been reclassified to conform with current period presentation. On July 16, 2016, the Company forward split its shares on basis of six to one. The financial statements have been restated under the guidance of SAB Topic 4C.

F-6

Gold Lakes Corp.

NOTES TO FINANCIAL STATEMENTS

January 31, 2017

(Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements

In May 2014, FASB issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers.The revenue recognition standard affects all entities that have contracts with customers, except for certain items. The new revenue recognition standard eliminates the transaction-and industry-specific revenue recognition guidance under current GAAP and replaces it with a principle-based approach for determining revenue recognition. Public entities are required to adopt the revenue recognition standard for reporting periods beginning after December 15, 2016, and interim and annual reporting periods thereafter. Early adoption is not permitted for public entities.The Company has reviewed the applicable ASU and has not, at the current time, quantified the effects of this pronouncement, however it believes that there will be no material effect on the financial statements.

In June 2014, FASB issued Accounting Standards Update (ASU) No. 2014-12 Compensation — Stock Compensation (Topic 718), Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. A performance target in a share-based payment that affects vesting and that could be achieved after the requisite service period should be accounted for as a performance condition under Accounting Standards Codification (ASC) 718, Compensation — Stock Compensation. As a result, the target is not reflected in the estimation of the award's grant date fair value. Compensation cost would be recognized over the required service period, if it is probable that the performance condition will be achieved. The guidance is effective for annual periods beginning after 15 December 2015 and interim periods within those annual periods. Early adoption is permitted. Management has reviewed the ASU and believes that they currently account for these awards in a manner consistent with the new guidance, therefore there is no anticipation of any effect to the financial statements.

In August 2014, FASB issued Accounting Standards Update (ASU) No. 2014-15 Disclosures of Uncertainties about an Entity’s ability to continue as a Going Concern. The Company has reviewed the applicable ASU and has quantified the effects of this pronouncement, and has provided the requisite disclosure in the financial statements.

We have reviewed the FASB issued Accounting Standards Update ("ASU") accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation's reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

3. MINERAL PROPERTIES

On April 21, 2016, we staked 31 mining claims consisting of 329 mining units and totaling 13,008 acres of vacant land in the townships of Frecheville, Stoughton, and Mistaken Islands in Northeastern Ontario, Canada. Ontario's Ministry of Northern Development and Mines issued 31 claim numbers for these claims. The Company owns a 100% interest in these claims, and has named them the "Ponderosa" property. We have no plans to explore the Ponderosa claims at this time, as our current focus is on exploring the Big Monty Claims and completing the terms of the Flex Agreement.

On August 28, 2015, we entered into an Equity Participation and Earn-In Agreement (the "Flex Agreement") with Flex Mining Ltd., a Delaware corporation ("Flex"), pursuant to which we issued 23,500,000 (pre-split) shares of restricted common stock to Flex. Under the terms of the Flex Agreement, we became eligible to earn 100% of the issued and outstanding shares of Flex by investing $1,000,000 in property expenditures on Flex's properties over the next three years. Flex owns 100% of six mining claims, named the Big Monty Claims, in the historic Abitibi Greenstone Belt in Northern Ontario. We plan to conduct exploration activities on the Big Monty Claims.

F-7

Gold Lakes Corp.

NOTES TO FINANCIAL STATEMENTS

January 31, 2017

(Unaudited)

3. MINERAL PROPERTIES (Continued)

On March 21, 2016, we entered into an Addendum to Equity Participation and Earn-In Agreement (the "Flex Addendum") with Flex. Under the terms of the Flex Addendum, in consideration for our prior equity issuance to Flex and an agreement to pay $15,000 to Flex within 180 days after the effective date of the Flex Addendum, Flex agreed to sell, convey, assign and transfer substantially all of its assets, including the Big Monty Claims (the "Assets") to us. To date, $6,000 of the $15,000 payment to Flex has been made. As partial consideration for the acquisition of the Assets, the Flex Addendum requires us to incur the following expenditures over the next three years relating to the Big Monty Claims: (1) not less than $250,000 in expenditures on or before the first anniversary of the effective date of the Flex Addendum; (2) not less than $350,000 in additional expenditures on or before the second anniversary of the effective date of the Flex Addendum; and (3) not less than $400,000 in additional expenditures on or before the third anniversary of the effective date of the Flex Addendum. If we are unable to incur the expenditures required, we may satisfy any deficiency by making an equivalent cash payment to Flex. If we fail to incur the required expenditures under the Flex Addendum, Flex will have the option to repurchase the Assets from us at a price to be mutually agreed upon by the parties.

The Company has incurred expenditures of $15,000 renewing the mining claims and planning the exploration during the quarter.

Management determined that there was an impairment of the investment in the amount of $23,500,000 was warranted due to firstly that, no exploration being conducted on the property to date; and secondly that, no mineral resource having been identified on the property to date.

The Mining Claims are known as the "Big Monty Property" and are located in the Frecheville and Stoughton Townships, Ontario, Larder Lake District. The Claims currently in Big Monty are:

Claim #	# of hectares	Claim Start Date	Claim Expiry Date

4282128	16	February 16, 2016	February 16, 2019
4282129	16	February 16, 2016	February 16, 2019
4282130	6	February 16, 2016	February 16, 2019
4282131	9	February 16, 2016	February 16, 2019
4282132	11	February 16, 2016	February 16, 2019
4282133	13	February 16, 2016	February 16, 2019
4282134	2	February 16, 2016	February 16, 2019
Total	73 hectares (180.4 acres)

F-8

Gold Lakes Corp.
NOTES TO FINANCIAL STATEMENTS
January 31, 2017
(Unaudited)

4. CONVERTIBLE NOTES PAYABLE

Issue Date	Expiry date	Amount of Loan Note	Interest rate	Unamortized Debt Discount	Unamortized Deferred Charges	Net Carrying Amount	The remaining Conversion Benefit	Derivative Liability

7/31/2012	7/31/2013	30,000	10%	-	-	30,000	-	-
3/11/2016	3/11/2017	265,000	8%	71,137	37,895	155,968	245,072	399,106
7/13/2016	7/16/2017	23,125	10%	12,159	1,130	9,836	26,139	35,347
7/14/2016	4/14/2017	18,124	12%	7,250	813	10,061	32,100	26,769
8/1/2016	8/1/2017	50,000	10%	28,074	4,773	17,153	21,926	83,978
8/4/2016	8/4/2017	50,000	8%	28,381	1,419	20,200	21,619	83,112
8/4/2016	8/4/2017	83,333	9%	47,301	6,859	29,173	36,032	139,186
8/5/2016	8/5/2017	52,500	10%	29,908	4,271	18,321	22,592	88,084
8/15/2016	8/15/2017	50,000	8%	29,508	5,902	14,590	20,492	82,917
8/26/2016	5/26/2017	61,250	8%	30,791	5,656	24,803	30,459	101,334
11/3/2016	5/3/2017	27,000	10%	13,724	1,017	12,259	13,276	45,475
11/21/2016	11/21/2017	25,000	8%	20,137	1,890	2,973	4,863	41,903
Total Loans		735,332		318,370	71,625	345,337	474,570	1,127,211

On July 31, 2012, the Company converted $40,000 in accounts payable to a convertible promissory note. The note has a 10% per annum interest rate and a maturity date of July 31, 2013. The note is currently in arrears and is due and payable on demand. The note is convertible into shares of the Company's common stock at a conversion price of $0.001. The Company is currently in default on this note. Per ASC 470-50-40-10b, as this transaction added a substantive conversion feature to the debt, we have determined debt extinguishment accounting rules apply. However, as there was no difference between the reacquisition price and the net carrying amount of the old debt, no gain or loss was recorded. The Company amortized the discount on the debt equal to the face value, in the amount of $40,000 for the year ended July 31, 2013. This discount was amortized to interest expense. During the period ended January 31, 2017, $10,000 of debt was converted into 10,000,000 shares of common stock (year ended July 31, 2016, $8,800 of debt was converted into 8,800,000 pre-split shares of common stock). We have not received any notice of default from the lender; however, we do intend to pay off the amount owed under this note in the future when we have sufficient funding.

On January 22, 2016, the Company issued a $35,500 convertible promissory note. This was increased to $40,500 due to a standby agreement. The note has an 12% per annum interest rate and a maturity date of January 22, 2017. Closing costs of $9,050 are being amortized over the life of the loan. The note is convertible into shares of common stock of the Company at any time at a rate of 50% of the lowest trading price of the shares over the previous 20-day trading period. A conversion benefit of $35,500 has been recorded and is being amortized over the life of the loan. A derivative liability was calculated using Black Scholes and is estimated to be $116,548 at July 31, 2016. On August 22, 2016, the Company paid out the loan in full for $65,000. The conversion benefit recorded was reversed and the unamortized portion of the finder's fees and legal expenses deferred were expensed.

On March 14, 2016, the Company issued a $535,000 convertible promissory note. Currently there is $265,000 owed on the convertible promissory note. The note has an 8% per annum interest rate and a maturity date of March 11, 2017. Closing costs of $35,000 and the $250,000 loan discount are being amortized over the life of the loan. The note is convertible into shares of common stock of the Company at any time at a rate of 50% of the lowest trading price of the shares over the previous 20-day trading period. On July 12, 2016, $200,000 of the promissory note and $16,000 of the accrued interest payable was paid out by the Company by issuing 3,240,000 common shares of the Company. During December 2016 and January 2017, $70,000 of the promissory note was converted into 19,455,499 shares of common stock. The remaining conversion benefit of $245,072 is being amortized over the life of the loan. A derivative liability has been calculated using Black Scholes and is estimated to be $399,106 as at January 31, 2017.

F-9

 Gold Lakes Corp.
NOTES TO FINANCIAL STATEMENTS
January 31, 2017
(Unaudited)

4. CONVERTIBLE NOTES PAYABLE (continued)

On July 14, 2016, the Company issued a $53,500 convertible promissory note. On January 17, 2017, $35,376 of the promissory note was converted into 12,792,324 shares of common stock. Currently there is $18,124 owned on the convertible promissory note. The note has an 12% per annum interest rate and a maturity date of April 14, 2017. Closing costs of $6,000 are being amortized over the life of the loan. The note is convertible into shares of common stock of the Company at any time at a rate of 50% of the lowest trading price of the shares over the previous 20-day trading period. A conversion benefit of $32,100 has been recorded and is being amortized over the life of the loan. IA derivative liability has been calculated using Black Scholes and is estimated to be $26,769 as at January 31, 2017.

On July 16, 2016, the Company issued a $55,125 convertible promissory note. On January 17, 2017, $32,000 of the promissory note was converted into 11,500,000 shares of common stock. Currently there is $23,125 owned on the convertible promissory note. The note has an 10% per annum interest rate and a maturity date of July 16, 2017. Closing costs of $5,125 are being amortized over the life of the loan. The note is convertible into shares of common stock of the Company at any time at a rate of 50% of the lowest trading price of the shares over the previous 20-day trading period. The remaining conversion benefit of $26,139 is being amortized over the life of the loan. A derivative liability has been calculated using Black Scholes and is estimated to be $35,347 as at January 31, 2017.

On August 1 2016, the Company issued a $50,000 convertible promissory note. The note has an 10% per annum interest rate and a maturity date of August 1, 2017. Closing costs of $8,500 are being amortized over the life of the loan. The note is convertible into shares of common stock of the Company at any time at a rate of 50% of the lowest trading price of the shares over the previous 20-day trading period. The remaining conversion benefit of $21,926 is being amortized over the life of the loan. A derivative liability has been calculated using Black Scholes and is estimated to be $83,978 at January 31, 2017.

On August 4, 2016, the Company issued a $83,333 convertible promissory note. The note has an 9 % per annum interest rate and a maturity date of August 4, 2017. Closing costs of $12,083 are being amortized over the life of the loan. The note is convertible into shares of common stock of the Company at any time at a rate of 55% of the lowest trading price of the shares over the previous 20-day trading period. The remaining conversion benefit of $36,032 is being amortized over the life of the loan. A derivative liability has been calculated using Black Scholes and is estimated to be $139,186 at January 31, 2017.

On August 4, 2016, the Company issued a $50,000 convertible promissory note. The note has an 8% per annum interest rate and a maturity date of August 4, 2017. Closing costs of $2,500 are being amortized over the life of the loan. The note is convertible into shares of common stock of the Company at any time at a rate of 55% of the lowest trading price of the shares over the previous 20-day trading period. The remaining conversion benefit of $21,619 is being amortized over the life of the loan. A derivative liability has been calculated using Black Scholes and is estimated to be $83,112 at January 31, 2017.

On August 5, 2016, the Company issued a $52,500 convertible promissory note. The note has an 8% per annum interest rate and a maturity date of August 5, 2017. Closing costs of $7,500 are being amortized over the life of the loan. The note is convertible into shares of common stock of the Company at any time at a rate of 55% of the lowest trading price of the shares over the previous 20-day trading period. The remaining conversion benefit of $22,592 is being amortized over the life of the loan. A derivative liability has been calculated using Black Scholes and is estimated to be $88,084 at January 31, 2017.

On August 15, 2016, the Company issued a $50,000 convertible promissory note. The note has an 8% per annum interest rate and a maturity date of August 15, 2017. Closing costs of $10,000 are being amortized over the life of the loan. The note is convertible into shares of common stock of the Company at any time at a rate of 55% of the lowest trading price of the shares over the previous 20-day trading period. The remaining conversion benefit of $20,492 is being amortized over the life of the loan. A derivative liability has been calculated using Black Scholes and is estimated to be $82,917 at January 31, 2017.

F-10

Gold Lakes Corp.
NOTES TO FINANCIAL STATEMENTS
January 31, 2017
(Unaudited)

4. CONVERTIBLE NOTES PAYABLE (continued)

On August 26, 2016, the Company issued a $61,250 convertible promissory note. The note has an 8% per annum interest rate and a maturity date of May 26, 2017. Closing costs of $11,250 are being amortized over the life of the loan. The note is convertible into shares of common stock of the Company at any time at a rate of 60% of the lowest trading price of the shares over the previous 20-day trading period. The remaining conversion benefit of $30,459 is being amortized over the life of the loan. A derivative liability has been calculated using Black Scholes and is estimated to be $101,334 at January 31, 2017.

On November 3, 2016, the Company issued a $27,000 convertible promissory note. The note has an 10% per annum interest rate and a maturity date of May 3, 2017. Closing costs of $2,000 are being amortized over the life of the loan. The note is convertible into shares of common stock of the Company at any time at a rate of 60% of the lowest trading price of the shares over the previous 20-day trading period. A conversion benefit of $27,000 has been recorded and is being amortized over the life of the loan. A derivative liability has been calculated using Black Scholes and is estimated to be $45,475 at January 31, 2017.

On November 21, 2016, the Company issued a $25,000 convertible promissory note. The note has an 8% per annum interest rate and a maturity date of November 21, 2017. Closing costs of $2,500 are being amortized over the life of the loan. The note is convertible into shares of common stock of the Company at any time at a rate of 60% of the lowest trading price of the shares over the previous 20-day trading period. A conversion benefit of $25,000 has been recorded and is being amortized over the life of the loan. A derivative liability has been calculated using Black Scholes and is estimated to be $41,903 at January 31, 2017.

5. RELATED PARTY TRANSACTIONS

During the period, the Company has paid its officer consulting fees of $9,000 (2016 - $nil). The Company owed its officer for salary payable $20,750 as at January 31, 2017, (July 31, 2016 - $17,500).

6. NOTE PAYABLE

Issue Date	Expiry date	Amount of Loan	Interest rate

7/31/2012	7/31/2013	$21,500	10%
7/14/2016	7/14/2017	50,000	8%
7/5/2016	7/14/2017	50,000	8%
Total Loans		$121,500

The Company has received $17,500 under a 10% promissory note agreement with a third party in July 2012. An additional $4,000 was received under this Note in 2014. Interest and principal were due on September 15, 2012.

The Company is currently in default on this Note. Per the note agreement, interest of $13,624 was accrued through January 31, 2017 and has been disclosed on the balance sheets as accounts payable and accrued interest.

F-11

Gold Lakes Corp.

NOTES TO FINANCIAL STATEMENTS

January 31, 2017

(Unaudited)

6. NOTE PAYABLE (continued)

On July 14, 2016, the Company received $70,000 under a 8% promissory note agreement with a third party due July 14, 2017 and $20,000 was repaid on September 15, 2016. Per the note agreement, interest of $2,834 was accrued through January 31, 2017 and has been disclosed on the balance sheets as accounts payable and accrued interest.

On July 5, 2016, the Company received $50,000 under a 8% promissory note agreement with a third party due July 14, 2017. Per the note agreement, interest of $2,312 was accrued through January 31, 2017 and has been disclosed on the balance sheets as accounts payable and accrued interest.

7. GOING CONCERN

The Company will need additional working capital to service its debt and to develop the mineral claims acquired, which raises substantial doubt about its ability to continue as a going concern. Continuation of the Company as a going concern is dependent upon obtaining additional working capital and the management of the Company has developed a strategy, which it believes will accomplish this objective through additional equity funding, and long term financing, which will enable the Company to operate for the coming year.

8. SUBSEQUENT EVENTS

On February 1, 2017, Company issued a $65,000 convertible promissory note to an accredited institutional investor. The note has an twelve percent (12%) per annum interest rate and a maturity date of November 1, 2017.

On February 1, 2017, Company issued a $52,500 convertible promissory note to an accredited institutional investor. The note has an ten percent (10%) per annum interest rate and a maturity date of October 31, 2017.

On February 15, 2017, Company issued a $52,500 convertible promissory note to an accredited institutional investor. The note has an ten percent (10%) per annum interest rate and a maturity date of November 15, 2017.

On February 20, 2017, our majority stockholder and related party, who owns 66,300,000 shares of our common stock and 1,000,000 shares of our Series A Preferred Stock, or approximately 93.51% of our voting power as of February 20, 2017, submitted a written consent to us proposing and approving an amendment to our Articles of Incorporation increasing the number of authorized shares of common stock to 20,000,000,000 and the number of authorized shares of preferred stock to 10,000,000. On March 7, 2017, we filed a definitive information statement on Schedule 14C with the Securities and Exchange Commission (the “SEC”) describing these actions, and mailed such Schedule 14C to all our stockholders of record. The amendment will become effective upon filing a Certificate of Amendment with the Nevada Secretary of State, which can occur no earlier than twenty (20) calendar days after the filing and dissemination of the definitive information statement on Schedule 14C.

On February 22, 2017, the Company entered a Contracting Agreement with Canadian Exploration Services Limited ("Contractor"), a Canada corporation having offices at 14579 Government Road, Larder Lake, Ontario P0K 1L0. The Agreement calls for the Contractor to perform line cutting services that will establish a grid that can be used year-round for future geophysical/geological surveys and drill control. The Company made a deposit of $22,000 USD for services to begin when weather permits.

On February 22, 2017, the Company made a partial payment of $20,000 USD to the loan dated July 14, 2016.

Redemptions of Convertible Note signed March 11, 2016 has resulted in issuance of 84,216,625 shares of common stock.

Redemptions of Convertible Note signed July 13, 2016 has resulted in issuance of 26,842,830 shares of common stock.

Redemptions of Convertible Note signed July 14, 2016 has resulted in issuance of 32,853,509 shares of common stock.

Redemptions of Convertible Note signed August 1, 2016 has resulted in issuance of 45,721,000 shares of common stock.

Redemptions of Convertible Note signed August 4, 2016 has resulted in issuance of 15,043,318 shares of common stock.

Redemptions of Convertible Note signed August 4, 2016 has resulted in issuance of 20,487,288 shares of common stock.

Redemptions of Convertible Note signed August 4, 2016 has resulted in issuance of 55,750,000 shares of common stock.

Redemptions of Convertible Note signed August 5, 2016 has resulted in issuance of 15,000,000 shares of common stock.

Redemptions of Convertible Note signed August 15, 2016 has resulted in issuance of 79,966,000 shares of common stock.

F-12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Gold Lakes Corp.

We have audited the accompanying balance sheets of Gold Lakes Corp. as of July 31, 2016 and 2015, and the related statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended July 31, 2016. Gold Lakes Corp.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gold Lakes Corp.as of July 31, 2016 and 2015, and the results of its operations and its cash flows for each of the years in the two-year period ended July 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 10 to the financial statements, the company has accumulated losses since inception, and negative working capital. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matter are also described in note 10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ ZBS Group LLP

Plainview, NY

November 10, 2016

255 Executive Drive, Suite 400 Plainview, New York 11803

Tel: (516) 394-3344 Fax: (516) 908-7867 www.zbscpas.com

F-13

GOLD LAKES CORP.

BALANCE SHEETS

	July 31, 2016	July 31, 2015
ASSETS
CURRENT ASSETS

Cash	$2,573	$-
Total Current Assets	2,573	-
LONG TERM ASSETS		-
Investment in mineral property	51,000	-
TOTAL ASSETS	$53,573	$-

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued interest	$120,750	$110,204
Due to related party	17,500	24,590
Promissory notes payable	141,500	21,500
Derivative liability	1,600,752	-
Convertible notes payable (net of unamortized discounts of $326,590 and $0 respectively, and net of deferred charges of $123,586 and $0 respectively)	73,949	116,000
Total Current Liabilities	1,954,451	272,294
TOTAL LIABILITIES	1,954,451	272,294

STOCKHOLDERS' DEFICIT
Common stock 500,000,000 shares authorized, at $0.001 par value; 103,096,935 and 676,575 shares issued and outstanding as of July 31, 2016 and July 31, 2015	103,097	677
Additional paid in capital	24,432,977	378,189
Accumulated Deficit	(26,436,952)	(651,160)

Total Stockholders' Deficiency	(1,900,878)	(272,294)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$53,573	$-

The accompanying notes are an integral part of these financial statements.

F-14

GOLD LAKES CORP.

STATEMENTS OF OPERATIONS

	Year ended July 31, 2016	Year ended July 31, 2015

REVENUES	$-	$-

EXPENSES
General and administrative	393,415	47,284
Impairment loss on mineral claim	23,500,000	-
TOTAL EXPENSES	23,893,415	47,284
OTHER EXPENSES
Loss on valuation and revaluation of derivative liability	1,223,529	-
Amortization of deferred charges	209,589	-
Amortization of debt discount	157,533	-
(Gain) Loss on extinguishment of debt	(96,819)	(72,328)
Shares issued for compensation	280,000	-
Interest expense	118,545	14,929

TOTAL OTHER EXPENSES (INCOME)	1,892,377	(57,399)

NET INCOME (LOSS)	$(25,785,792)	$10,119

NET LOSS PER COMMON SHARE
Basic	$(0.29)	$0.01
Fully Diluted	$(0.17)	$0.00

WEIGHTED AVERAGE OUTSTANDING SHARES
Basic	87,971,428	676,575
Fully Diluted	153,065,199	151,476,935

The accompanying notes are an integral part of these financial statements.

F-15

GOLD LAKES CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIENCY

For the years ended July 31, 2016 and 2015

			Capital in
	Common Shares Issued	Stock Amount	Excess of Par Value	Accumulated Deficit	Total

Balance as at August 1, 2014	676,575	$677	$377,673	$(661,275)	$(282,925)
Inferred interest on related party advances	-	-	516	-	516
Net operating income for the year ended July 31, 2015	-	-	-	10,119	10,119
Balance as at July 31, 2015	676,575	677	378,189	(651,160)	(272,294)
Interest on related party advances	-	-	945	-	945
Stock issued for mineral property acquisition	70,500,000	70,500	23,429,500	-	23,500,000
Stock issued for satisfaction of debt	30,090,000	30,090	346,173	-	376,263
Shares for compensation	1,830,000	1,830	278,170	-	280,000
Excess stock due to stock split	360	-	-	-	-
Net operating loss for the year ended July 31, 2016	-	-	-	(25,785,792)	(25,785,792)
Balance as at July 31, 2016	103,096,935	$103,097	$24,432,977	$(26,436,952)	$(1,900,878)

_________

(1)	Reflects the 200:1 reverse stock split on August 21, 2015 and the 3:1 forward stock split on July 14, 2016

The accompanying notes are an integral part of these financial statements.

F-16

GOLD LAKES CORP.

STATEMENTS OF CASH FLOWS

	Year ended July 31, 2016	Year ended July 31, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) profit	$(25,785,792)	$10,119
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment loss on mineral claims	23,500,000	-
Interest inferred on debt	945	516
Stock issued for compensation	280,000	-
Amortization of debt discounts and deferred charges	439,374	-
Loss from valuation and revaluation of convertible debt	1,223,529
Gain on debt settlement	(96,819)	(72,328)
Changes in operating assets and liabilities
Accounts payable	10,546	37,107
Due to related party	17,500	-
Net cash (used in) operating activities	(410,717)	(24,590)
CASH FLOWS FROM INVESTING ACTIVITIES
Investment in mineral lease	(51,000)	-
Net cash (used in) investing activities	(51,000)	-
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from promissory notes	120,000	-
Proceeds from convertible debt	498,880
Proceeds from related party advances	-	24,590
Repayment of related party advances	(24,590)	-
Repayment of convertible notes	(130,000)	-
Net cash provided by financing activities	464,290	-
Net (Decrease) Increase in Cash	2,573	-
Cash at Beginning of Year	-	-
CASH AT END OF YEAR	$2,573	$-

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCIAL ACTIVITIES
Shares issued for property	$23,500,000	$-
Conversion of convertible to common stock	$376,063	$-

OTHER SUPPLEMENTAL DISCLOSURE
Taxes paid	$-	$-
Interest paid	$61,080	$-

The accompanying notes are an integral part of these financial statements

F-17

GOLD LAKES CORP.

NOTES TO FINANCIAL STATEMENTS

July 31, 2016

1. ORGANIZATION

The Company, Gold Lakes Corp., was incorporated under the laws of the State of Nevada on January 18, 2007 with the authorized capital stock of 300,000,000 shares at $0.001 par value. On April 30, 2008, the Secretary of State for Nevada approved an amendment to the Articles of Incorporation where the total number of shares of common stock was increased to 500,000,000 shares of common stock with a par value of $0.001 per share. The Company was organized for the purpose of acquiring and developing mineral properties. On August 15, 2015 the Company reverse split its issued shares on the basis of one post-split share for every two hundred pre-split shares. On July 15, 2016, the company forward split its issued shares on the basis of three post-split shares for every one pre-split share.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not yet adopted a policy regarding payment of dividends.

Basic and Diluted Net Income (loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding. Diluted net income (loss) per share amounts are computed using the weighted average number of common and common equivalent shares outstanding as if shares had been issued on the exercise of the common share rights unless the exercise becomes anti-dilutive and then the basic and diluted per share amounts are the same. As of July 31, 2016 and July 31, 2015, the Company has 49,968,264 and 148,695,755, respectively, of common stock equivalents outstanding, calculated using the if-converted method.

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method deferred tax assets and liabilities are determined based on differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to be reversed. An allowance against deferred tax assets is recorded, when it is more likely than not, that such tax benefits will not be realized.

Foreign Currency Translations

Part of the transactions of the Company were completed in Canadian dollars and have been translated to US dollars as incurred, at the exchange rate in effect at the time, and therefore, no gain or loss from the translation is recognized. The functional currency is US dollars.

Revenue Recognition

Revenue is recognized on the sale and delivery of a product or the completion of a service provided.

Advertising and Market Development

The Company expenses advertising and market development costs as incurred.

F-18

GOLD LAKES CORP.

NOTES TO FINANCIAL STATEMENTS

July 31, 2016

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Financial Instruments

The carrying amounts of financial instruments are considered by management to be their fair value due to their short term maturities.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with general accepted accounting principles. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements.

Impairment of Long-lived Assets

The Company reviews and evaluates long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The assets are subject to impairment consideration under ASC 360-10-35-17 if events or circumstances indicate that their carrying amounts might not be recoverable. When the Company determines that an impairment analysis should be done, the analysis will be performed using rules of ASC 930-360-35, Asset Impairment, and 360-10-15-3 through 15-5, Impairment or Disposal of Long-Lived Assets.

Mineral Property Acquisition and Exploration Costs

Mineral property acquisition costs are initially capitalized when incurred. These costs are then assessed for impairment when factors are present to indicate the carrying costs may not be recoverable. Mineral exploration costs are expensed when incurred.

Statement of Cash Flows

For the purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents, Currently, the Company’s cash is held in an attorney’s trust account and that there is no restrictions on cash at year end.

Environmental Requirements

At the report date environmental requirements related to the mineral claim acquired are unknown and therefore any estimate of any future cost cannot be made.

Reclassifications

Certain prior period amounts have been reclassified to conform with current period presentation, On July 16, 2016, the Company forward split its shares on basis of three to one. The financial statements have been restated under the guidance of SAB Topic 4C.

F-19

GOLD LAKES CORP.

NOTES TO FINANCIAL STATEMENTS

July 31, 2016

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements

In May 2014, FASB issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers. The revenue recognition standard affects all entities that have contracts with customers, except for certain items. The new revenue recognition standard eliminates the transaction-and industry-specific revenue recognition guidance under current GAAP and replaces it with a principle-based approach for determining revenue recognition. Public entities are required to adopt the revenue recognition standard for reporting periods beginning after December 15, 2016, and interim and annual reporting periods thereafter. Early adoption is not permitted for public entities. The Company has reviewed the applicable ASU and has not, at the current time, quantified the effects of this pronouncement, however it believes that there will be no material effect on the financial statements.

In June 2014, FASB issued Accounting Standards Update (ASU) No. 2014-12 Compensation — Stock Compensation (Topic 718), Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. A performance target in a share-based payment that affects vesting and that could be achieved after the requisite service period should be accounted for as a performance condition under Accounting Standards Codification (ASC) 718, Compensation — Stock Compensation. As a result, the target is not reflected in the estimation of the award’s grant date fair value. Compensation cost would be recognized over the required service period, if it is probable that the performance condition will be achieved. The guidance is effective for annual periods beginning after 15 December 2015 and interim periods within those annual periods. Early adoption is permitted. Management has reviewed the ASU and believes that they currently account for these awards in a manner consistent with the new guidance, therefore there is no anticipation of any effect to the financial statements.

In August 2014, FASB issued Accounting Standards Update (ASU) No. 2014-15 Disclosures of Uncertainties about an Entity’s ability to continue as a Going Concern. The Company has reviewed the applicable ASU and has quantified the effects of this pronouncement, and has provided the requisite disclosure in the financial statements.

We have reviewed the FASB issued Accounting Standards Update (“ASU”) accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

3. MINERAL PROPERTIES

On April 21, 2016, we staked 31 mining claims consisting of 329 mining units and totaling 13,008 acres of vacant land in the townships of Frecheville, Stoughton, and Mistaken Islands in Northeastern Ontario, Canada. Ontario’s Ministry of Northern Development and Mines issued 31 claim numbers for these claims. The Company owns a 100% interest in these claims, and has named them the “Ponderosa” property. We have no plans to explore the Ponderosa claims at this time, as our current focus is on exploring the Big Monty Claims and completing the terms of the Flex Agreement.

On August 28, 2015, we entered into an Equity Participation and Earn-In Agreement (the “Flex Agreement”) with Flex Mining Ltd., a Delaware corporation (“Flex”), pursuant to which we issued 23,500,000 (pre-split) shares of restricted common stock to Flex. Under the terms of the Flex Agreement, we became eligible to earn 100% of the issued and outstanding shares of Flex by investing $1,000,000 in property expenditures on Flex’s properties over the next three years. Flex owns 100% of six mining claims, named the Big Monty Claims, in the historic Abitibi Greenstone Belt in Northern Ontario. We plan to conduct exploration activities on the Big Monty Claims.

F-20

GOLD LAKES CORP.

NOTES TO FINANCIAL STATEMENTS

July 31, 2016

3. MINERAL PROPERTIES (Continued)

On March 21, 2016, we entered into an Addendum to Equity Participation and Earn-In Agreement (the “Flex Addendum”) with Flex. Under the terms of the Flex Addendum, in consideration for our prior equity issuance to Flex and an agreement to pay $15,000 to Flex within 180 days after the effective date of the Flex Addendum, Flex agreed to sell, convey, assign and transfer substantially all of its assets, including the Big Monty Claims (the “Assets”) to us. To date, $6,000 of the $15,000 payment to Flex has been made. As partial consideration for the acquisition of the Assets, the Flex Addendum requires us to incur the following expenditures over the next three years relating to the Big Monty Claims: (1) not less than $250,000 in expenditures on or before the first anniversary of the effective date of the Flex Addendum; (2) not less than $350,000 in additional expenditures on or before the second anniversary of the effective date of the Flex Addendum; and (3) not less than $400,000 in additional expenditures on or before the third anniversary of the effective date of the Flex Addendum. If we are unable to incur the expenditures required, we may satisfy any deficiency by making an equivalent cash payment to Flex. If we fail to incur the required expenditures under the Flex Addendum, Flex will have the option to repurchase the Assets from us at a price to be mutually agreed upon by the parties.

The Company has incurred expenditures of $51,000 renewing the mining claims and planning the exploration during the year.

Management determined that there was an impairment of the investment in the amount of $23,500,000 was warranted due to firstly that, no exploration being conducted on the property to date; and secondly that, no mineral resource having been identified on the property to date.

The Mining Claims are known as the “Big Monty Property” and are located in the Frecheville and Stoughton Townships, Ontario, Larder Lake District. The Claims currently in Big Monty are:

Claim #	# of hectares	Claim Start Date	Claim Expiry Date
4282128	16	February 16, 2016	February 16, 2019
4282129	16	February 16, 2016	February 16, 2019
4282130	6	February 16, 2016	February 16, 2019
4282131	9	February 16, 2016	February 16, 2019
4282132	11	February 16, 2016	February 16, 2019
4282133	13	February 16, 2016	February 16, 2019
4282134	2	February 16, 2016	February 16, 2019
Total	73 hectares (180.4 acres)

F-21

GOLD LAKES CORP.

NOTES TO FINANCIAL STATEMENTS

July 31, 2016

4. CONVERTIBLE NOTES PAYABLE

Issue Date	Expiry date	Amount of Loan	Interest rate	Unamortized Debt Discount	Net Carrying Amount
7/31/2012	7/31/2013	$40,000	10%	$-	$40,000
1/22/2016	1/22/2017	40,500	12%	19,312	21,188
3/11/2016	3/11/2017	335,000	8%	204,671	130,329
7/16/2016	7/16/2017	55,125	10%	52,427	2,698
7/14/2016	4/14/2017	53,500	12%	50,180	3,320
Total Loans		524,125		326,590	197,535
Less deferred charges					(123,586)
Net Carrying Value					$73,949

On July 31, 2012, the Company converted $40,000 in accounts payable to a convertible promissory note. The note has a 10% per annum interest rate and a maturity date of July 31, 2013. The note is currently in arrears and is due and payable on demand. The note is convertible into shares of the Company’s common stock at a conversion price of $0.001. The Company is currently in default on this note. Per ASC 470-50-40-10b, as this transaction added a substantive conversion feature to the debt, we have determined debt extinguishment accounting rules apply. However, as there was no difference between the reacquisition price and the net carrying amount of the old debt, no gain or loss was recorded. The Company amortized the discount on the debt equal to the face value, in the amount of $40,000 for the year ended July 31, 2013. This discount was amortized to interest expense. During the period ended July 31, 2016, $8,800 of debt was converted into 8,800,000 pre-split (or 26,400,000 post-split) shares of common stock. We have not received any notice of default from the lender; however, we do intend to pay off the amount owed under this note in the future when we have sufficient funding. The current accrued interest on the note is $7,200.

On July 31, 2012, the Company converted $76,000 in advances to a convertible promissory note. The note had a 10% per annum interest rate and a maturity date of July 31, 2013. The note was in arrears and is due and payable on demand. The note was convertible into shares of the Company’s common stock at a conversion price of $0.001. Per ASC 470-50-40-10b, as this transaction added a substantive conversion feature to the debt, we have determined debt extinguishment accounting rules apply. However, as there was no difference between the reacquisition price and the net carrying amount of the old debt, no gain or loss was recorded. On December 23, 2015, The Company acquired the full face of the $76,000 promissory note and the $25,819 of accrued interest for $5,000. This resulted in a gain on the settlement of debt of $96,819.

On October 16, 2015, the Company issued a $33,500 convertible promissory note. The note has an 10% per annum interest rate and a maturity date of October 16, 2016. Closing costs of $7,500 are being amortized over the life of the loan. The note is convertible into shares of common stock of the Company at any time at a rate of 50% of the lowest trading price of the shares over the previous 20-day trading period. A conversion benefit of $2,000 was recorded and is being amortized over the life of the loan. On March 14, 2016, the Company paid out the loan in full for $52,273. The conversion benefit recorded was reversed and the unamortized portion of the finder’s fees and legal expenses deferred were expensed.

On October 16, 2015, the Company issued a $27,000 convertible promissory note. The note has an 8% per annum interest rate and a maturity date of October 16, 2016. Closing costs of $4,500 are being amortized over the life of the loan. The note is convertible into shares of common stock of the Company at any time at a rate of 50% of the lowest trading price of the shares over the previous 20-day trading period. A conversion benefit of $11,250 has been recorded and is being amortized over the life of the loan. On March 14, 2016, the Company paid out the loan in full for $37,296. The conversion benefit recorded was reversed and the unamortized portion of the finder’s fees and legal expenses deferred were expensed.

F-22

GOLD LAKES CORP.

NOTES TO FINANCIAL STATEMENTS

July 31, 2016

4. CONVERTIBLE NOTES PAYABLE (continued)

On November 20, 2015, the Company issued a $30,000 convertible promissory note. The note has an 8% per annum interest rate and a maturity date of November 20, 2016. Closing costs of $3,500 are being amortized over the life of the loan. The note is convertible into shares of common stock of the Company at any time at a rate of 50% of the lowest trading price of the shares over the previous 20-day trading period. A conversion benefit of $30,000 has been recorded and is being amortized over the life of the loan. On March 14, 2016, the Company paid out the loan in full for $37,296. The conversion benefit recorded was reversed and the unamortized portion of the finder’s fees and legal expenses deferred were expensed.

On December 21, 2015, the Company issued a $50,000 convertible promissory note. The note has an 8% per annum interest rate and a maturity date of December 21, 2017. Closing costs of $5,000 are being amortized over the life of the loan. The note is convertible into shares of common stock of the Company at any time at a rate of 50% of the lowest trading price of the shares over the previous 20-day trading period. A conversion benefit of $50,000 has been recorded and is being amortized over the life of the loan. On July 18, 2016, the Company paid out the loan in full for $82,378. The conversion benefit recorded was reversed and the unamortized portion of the finder’s fees and legal expenses deferred were expensed.

On December 21, 2015, the Company issued a $50,000 convertible promissory note. The note has an 8% per annum interest rate and a maturity date of December 21, 2017. Closing costs of $5,000 are being amortized over the life of the loan. The note is convertible into shares of common stock of the Company at any time at a rate of 50% of the lowest trading price of the shares over the previous 20-day trading period. A conversion benefit of $50,000 has been recorded and is being amortized over the life of the loan. On July 18, 2016, the Company paid out the loan in full for $82,378. The conversion benefit recorded was reversed and the unamortized portion of the finder’s fees and legal expenses deferred were expensed.

On December 21, 2015, the Company issued a $30,000 convertible promissory note. The note has an 8% per annum interest rate and a maturity date of December 21, 2017. Closing costs of $3,500 are being amortized over the life of the loan. The note is convertible into shares of common stock of the Company at any time at a rate of 50% of the lowest trading price of the shares over the previous 20-day trading period. A conversion benefit of $30,000 has been recorded and is being amortized over the life of the loan. On July 18, 2016, the Company paid out the loan in full for $37,296. The conversion benefit recorded was reversed and the unamortized portion of the finder’s fees and legal expenses deferred were expensed.

On January 22, 2016, the Company issued a $35,500 convertible promissory note. This was increased to $40,500 due to a standby agreement. The note has an 12% per annum interest rate and a maturity date of January 22, 2017. Closing costs of $9,050 are being amortized over the life of the loan. The note is convertible into shares of common stock of the Company at any time at a rate of 50% of the lowest trading price of the shares over the previous 20-day trading period. A conversion benefit of $35,500 has been recorded and is being amortized over the life of the loan. A derivative liability has been calculated using Black Scholes and is estimated to be $116,548 at July 31, 2016.

On February 25, 2016, the Company issued a $27,500 convertible promissory note. The note has an 8% per annum interest rate and a maturity date of February 25, 2017. Closing costs of $9,050 were being amortized over the life of the loan. The note was convertible into shares of common stock of the Company at any time at a rate of 50% of the lowest trading price of the shares over the previous 20-day trading period. A conversion benefit of $27,500 has been recorded and is being amortized over the life of the loan. On July 25, 2016, the promissory note was paid out by the Company by issuing 450,000 common shares of the Company.

F-23

GOLD LAKES CORP.

NOTES TO FINANCIAL STATEMENTS

July 31, 2016

4. CONVERTIBLE NOTES PAYABLE (continued)

On March 14, 2016, the Company issued a $535,000 convertible promissory note. The note has an 8% per annum interest rate and a maturity date of March 11, 2017. Closing costs of $35,000 and the $250,000 loan discount are being amortized over the life of the loan. The note is convertible into shares of common stock of the Company at any time at a rate of 50% of the lowest trading price of the shares over the previous 20-day trading period. On July 12, 2016, the $200,000 of the promissory note and $16,000 of the accrued interest payable was paid out by the Company by issuing 3,240,000 common shares of the Company. The remaining conversion benefit of $267,500 has been recorded and is being amortized over the life of the loan. A derivative liability has been calculated using Black Scholes and is estimated to be $1,106,220 at July 31, 2016.

On July 14, 2016, the Company issued a $53,500 convertible promissory note. The note has an 12% per annum interest rate and a maturity date of April 14, 2017. Closing costs of $6,000 are being amortized over the life of the loan. The note is convertible into shares of common stock of the Company at any time at a rate of 50% of the lowest trading price of the shares over the previous 20-day trading period. A conversion benefit of $53,500 has been recorded and is being amortized over the life of the loan. A derivative liability has been calculated using Black Scholes and is estimated to be $173,450 at July 31, 2016.

On July 16, 2016, the Company issued a $55,125 convertible promissory note. The note has an 10% per annum interest rate and a maturity date of July 16, 2017. Closing costs of $5,125 are being amortized over the life of the loan. The note is convertible into shares of common stock of the Company at any time at a rate of 50% of the lowest trading price of the shares over the previous 20-day trading period. A conversion benefit of $55,125 has been recorded and is being amortized over the life of the loan. A derivative liability has been calculated using Black Scholes and is estimated to be $182,539 at July 31, 2016.

5. RELATED PARTY TRANSACTIONS

During the period, the Company has paid its officer consulting fees of $31,000 (2015 - $nil) (2015 - $nil). On October 15, 2015, the Company remunerated the officer of the Company 1,200,000 (400,000 pre-split) shares of the Company’s common stock. The price of the stock was $0.43 and a charge of $172,000 has been expensed as Shares for Service. The Company owed its officer for salary payable $17,500 as at July 31, 2016, (2015 - $nil). The Company owed a shareholder of the Company $24,590 for consulting fees as at July 31, 2015.

6. SHARES FOR SERVICE

On November 1, 2015, there was 600,000 (200,000 pre-split) shares issued to a consultant. At the issue date, the fair market value of the shares was $0.50 and a charge of $100,000 has been expensed as Shares for Service.

On April 1, 2016, there was 30,000 (10,000 pre-split) shares issued to a consultant for services. At the issue date, the fair market value of the shares was $0.80 and a charge of $8,000 has been expensed.

7. NOTE PAYABLE

Issue Date	Expiry date	Amount of Loan	Interest rate
7/31/2012	7/31/2013	$21,500	10%
7/14/2016	7/14/2017	70,000	8%
7/5/2016	7/14/2017	50,000	8%
Total Loans		$141,500

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GOLD LAKES CORP.

NOTES TO FINANCIAL STATEMENTS

July 31, 2016

7. NOTES PAYABLE (continued)

The Company has received $17,500 under a 10% promissory note agreement with a third party in July 2012. An additional $4,000 was received under this Note in 2014. Interest and principal were due on September 15, 2012. The Company is currently in default on this Note. Per the note agreement, interest of $11,768 was accrued through July 31, 2016 and has been disclosed on the balance sheets as accounts payable and accrued interest.

On July 14, 2016, the Company received $70,000 under a 8% promissory note agreement with a third party due July 14, 2017. Per the note agreement, interest of $414 was accrued through July 31, 2016 and has been disclosed on the balance sheets as accounts payable and accrued interest.

On July 5, 2016, the Company received $50,000 under a 8% promissory note agreement with a third party due July 14, 2017. Per the note agreement, interest of $296 was accrued through July 31, 2016 and has been disclosed on the balance sheets as accounts payable and accrued interest.

8. INCOME TAX

The Company’s deferred tax assets, and valuation allowance are as follows (“NOL” denotes Net Operating Loss):

Year Ended	Estimated NOL Carry-Forward $	NOL expires	Estimated Tax Benefit from NOL (2) $	Valuation Allowance from NOL Benefit $	Net Tax Benefit
2007	22,659	2027	7,704	(7,704)	-
2008	57,226	2028	19,456	(19,456)	-
2009	36,149	2029	12,291	(12,291)	-
2010	24,511	2030	8,334	(8,334)	-
2011	229,394	2031	77,994	(77,994)	-
2012	103,503	2032	35,191	(35,191)	-
2013	164,675	2033	55,990	(55,990)	-
2014	23,158	2034	7,874	(7,874)	-
2015	62,213	2035	21,152	(21,152)	-
2016 (1)	1,062,263	2036	361,169	(361,169)
Total	1785,751		607,155	(607,155)	-

___________

(1)

Net loss for year $25,785,792 less permanent difference of $23,500,000 due to write down in investment in Flex Mining Ltd. and non-deductible changes in derivative valuation of $1,223,529 resulting in approximate NOL of $1,062,263.

(2)

The total losses carried forward to July 31, 2016 was $1,785,751. The total amount of loss available for valuation allowance as of July 31, 2016 was $607,155. With an average tax rate of 34%, the estimated valuation allowance is $607,155.

As of July 31, 2016, and 2015, the Company has no unrecognized income tax benefits. The Company’’s policy for classifying interest and penalties associated with unrecognized income tax benefits is to include such items as tax expense. No interest or penalties have been recorded during the years ended July 31, 2016, and 2015 and no interest or penalties have been accrued as of July 31, 2016 and 2015.

F-25

GOLD LAKES CORP.

NOTES TO FINANCIAL STATEMENTS

July 31, 2016

8. INCOME TAX (continued)

The tax years from 2009 and forward have not been filed and remain open to examination by federal and state authorities due to net operating loss and credit carryforwards. The Company is currently not under examination by the Internal Revenue Service or any other taxing authorities.

On July 15, 2016, upon completion of processing from the Financial Industry Regulatory Authority (FINRA), Gold Lakes Corp. (the “Company”) effected a 3 for 1 forward stock split by way of a stock dividend, of all of its issued and outstanding shares of common stock (the “Stock Split”). The Stock Split increases the number of the Company’s issued and outstanding common stock to 103,096,935 shares,. The Stock Split did not affect the number of the Company’s authorized common stock or its par value, which remain at 500,000,000 and $0.001 par value per share, respectively.

9. GOING CONCERN

The Company will need additional working capital to service its debt and to develop the mineral claims acquired, which raises substantial doubt about its ability to continue as a going concern. Continuation of the Company as a going concern is dependent upon obtaining additional working capital and the management of the Company has developed a strategy, which it believes will accomplish this objective through additional equity funding, and long term financing, which will enable the Company to operate for the coming year.

10. SUBSEQUENT EVENTS

On August 8, 2016, the Company entered a Contracting Agreement with Canadian Exploration Services Limited (“Contractor”), a Canada corporation having offices at 14579 Government Road, Larder Lake, Ontario P0K 1L0. The Agreement calls for the Contractor to conduct a mineral exploration program on the Company’s property culminating in the drilling of ten holes totaling 3000 meters in geographic targets. On August 23, 2016, the Ontario Ministry of Northern Development and Mines (“MNDM”) acknowledged its receipt of the exploration plan submitted by Gold Lakes Corp. (the “Company”) for the Big Monty Property in the Township of Frecheville in Ontario, Canada. MNDM’s acknowledgment letter indicates that the Company’s exploration plan has been sent to two local Aboriginal communities for review and comment, as required by the notice and consultation provisions of the Ontario Mining Act. The acknowledgment letter states that, unless otherwise directed by the MNDM Director of Exploration, the Company’s exploration activities can commence on September 21, 2016, and the plan will be effective for a period of two years thereafter.

On August 24, 2016, MNDM acknowledged its receipt of the exploration permit application submitted by the Company for the Big Monty Property. MNDM’s acknowledgment letter indicates that the Company’s exploration permit application has been sent to the same two Aboriginal communities for review and comment. MNDM has also posted a proposal for the exploration permit on Ontario’s Environmental Registry, where it will be available for public review and comment for a period of 30 days. Depending on the comments MNDM may receive, the Company may be required to participate in the consultation process and provide further information regarding its proposed exploration activities. Consequently, the Company plans to commence exploration activities upon receiving approval from the MNDM Director of Exploration which is expected within 60 days of application.

On October 13, 2016, the Company announced that an exploration permit (PR-16-10942) has been issued by the Ontario Ministry of Northern Development and Mines The exploration permit (the “Permit”) is subject to the requirements of the Mining Act of Ontario and all applicable Provincial Standards for early exploration and is effective for a period of three (3) years with options to renew. The Permit is specific to Gold Lakes’ Big Monty Property. Claims #4282127, 4282128, 4282129, 4282130, 4282131, 4282132, 4282133, 4282134 and 4282161.

F-26